Goldfields.com Technical Report Summary of Mineral Reserves and Mineral Resources at the end of the fiscal year ended 31 December 2025 for Gold Fields Limited – Tarkwa Gold Mine – Ghana The effective date of this report is 30 March 2026 EXHIBIT 96.2 Table of Contents 1 Executive Summary 5 1.1 Property description and ownership 5 1.2 Geology and mineralisation 6 1.3 Exploration, development and operation status 6 1.4 Mineral resource estimates 6 1.5 Mineral reserve estimates 6 1.6 Summary capital and operating cost estimates 7 1.7 Permitting requirements 7 1.8 QP conclusions and recommendations 8 2 Introduction 8 2.1 Registrant 8 2.2 Terms of reference and purpose 8 2.3 Sources of information and data 8 2.4 QP details and personal inspection 8 2.5 Version 9 3 Property description 9 3.1 Location 9 3.2 Area 9 3.3 Mineral titles, claims, mineral rights, leases and options 9 3.4 Mineral rights 10 3.5 Encumbrances 11 3.6 Other significant factors and risks 11 3.7 Royalties or similar interests 11 4 Accessibility, climate, local resources, infrastructure and physiography 12 4.1 Topography, elevation and vegetation 12 4.2 Access 12 4.3 Climate 12 4.4 Infrastructure, personnel and supplies 12 5 History 14 5.1 Previous operators 14 5.2 Exploration and development by previous operators 14 6 Geological setting, mineralisation and deposit 14 6.1 Regional, local, and property geology 14 6.2 Mineral deposit types 19 7 Exploration 20 7.1 General exploration 20 7.1.1 QP interpretation of the exploration information 20 7.2 Drilling 20 7.2.1 Type and extent 21 7.2.2 Procedures 22 7.2.3 Results 24 7.3 Hydrogeology 24 7.4 Geotechnical 25 ) 25 7.5 Density 26 8 Sample preparation, analyses and security 28 8.1 Site sample preparation, QAQC and security 28 8.2 Laboratory sample preparation and analysis procedures 28 8.3 QA/QC of laboratory sample preparation and analysis 29 8.4 QP opinion on the adequacy and appropriateness of data 30 8.4.1 Adequacy of sample preparation, security, and analytical procedures 30 8.4.2 Unconventional analytical procedures 30 9 Data verification 30 9.1 Procedures 30 9.2 Limitations or failure to conduct verification 30 9.3 Property-specific verification details 31 9.4 QP opinion on adequacy of data 31 10 Mineral processing and metallurgical testing 31 10.1 Testing and procedures 31 10.2 Relevant results 32 10.3 Plant sampling 35 10.4 Deleterious elements 35 10.5 Metallurgical Risks 36 10.5.1 Sample Representativity 36 10.5.2 Laboratory Test Methods and Scale-up 36 10.5.3 Deleterious Elements 36 10.6 QP opinion on adequacy and appropriateness of data 37 11 Mineral resource estimates 37 11.1 Key estimation assumptions, parameters, methods and modifying factors 37 11.1.1 Geological model and interpretation 37 11.1.2 Block modelling 38 11.1.3 Compositing and domaining 38 11.1.4 Top cuts 38 11.1.5 Variography 39 11.1.6 Grade estimation 40 11.1.7 Selective mining units 40 11.1.8 Model validation 40 11.1.9 Cut-off grades 41 11.1.10 Reasonable prospects for economic extraction 41 11.2 Mineral resources as of 31 December 2025 41 11.2.1 Comparison of 31 December 2025 with 31 December 2024 Mineral resource 42 11.3 Classification criteria 43 11.4 Uncertainty underlying the resource 44 12 Mineral reserve estimates 44 12.1 Level of assessment 44 12.2 Mineral reserve estimation criteria and modifying factors 45 12.2.1 Recent mine performance 45 12.2.2 Key assumptions and parameters 45 12.2.3 Cut-off grades 47 12.2.4 Mine design and planning 47 12.2.5 Mining schedule 47 12.2.6 Processing schedule 49 12.2.7 Economic assessment 49 12.3 Mineral reserves as of 31 December 2025 49 12.3.1 Comparison of 31 December 2024 with 31 December 2025 Mineral reserves 50 12.4 Classification criteria 51 13 Mining methods 51 13.1 Geotechnical and hydrogeological models and other parameters 51 13.2 Mining parameters 52 13.3 Salient Mining Features 52 13.4 Equipment and labour requirements 52 13.5 Final mine outline 52 14 Processing and recovery methods 53 14.1 Flow sheet selection and design 53 14.2 Recent process plant performance 55 14.3 Process plant requirements 55 14.4 Processing Risks 55 14.4.1 Major Equipment Failure 56 14.4.2 Plant Operational Management 56 14.4.3 Operating Costs, Plant Consumables and Reagents 56 15 Infrastructure 56 15.1 Required infrastructure 56 15.1.1 Access and shipping 57 15.1.2 Water management, supply and storage 58 15.1.3 Tailings storage facilities (TSF) 58 15.1.4 Waste storage facilities 60 15.1.5 Power supply 60 15.1.6 Camp and medical facilities 60 15.1.7 Other infrastructure 60 16 Market studies 61 16.1 Market information 61 16.2 Required material contracts 62 17 Environmental studies, permitting and plans, negotiations, or agreements with local individuals or groups 62 17.1 Results of environmental studies 62 17.2 Waste and tailings disposal, site monitoring and water management 62 17.2.1 Tailings storage facilities (TSF) 62 17.2.2 Waste rock dumps 64 17.2.3 Water management 64 17.3 Project permitting 64 17.4 Plans, negotiations, or agreements with local individuals or groups 66 17.5 Mine closure 66 17.6 QP opinion on the adequacy of current plans 67 17.7 Commitments to ensure local procurement and hiring 67 18 Capital and operating costs 67 18.1 Capital cost estimates 67 18.2 Operating cost estimates 67 18.3 Accuracy of estimates 68 19 Economic analysis 69 19.1 Key assumptions 69 19.2 Results of the economic analysis 71 19.3 Sensitivity analysis 71 19.4 Book Value 71 20 Adjacent properties 72 21 Other relevant data and information 72 22 Interpretations and conclusions 73 22.1 Interpretations and conclusions 73 22.2 Risks 73 23 Recommendations 75 24 References 75 25 Reliance on information provided by the Registrant 75 26 Definitions 75 27 Signature Page 80

1 Executive Summary This technical report summary is prepared for Gold Fields Limited (Gold Fields or the Group or the Registrant), a production stage issuer. It highlights significant information focusing on property ownership, mineral resources and mineral reserves. The report complies with the Securities and Exchange Commission (SEC) disclosure requirements under Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations. The effective date of this Technical Report Summary (TRS) is 30 March 2026. Unless otherwise specified, all currency is in United States dollars ($), and measurements are metric, except for troy ounces (oz). Tarkwa Gold Mine is a production stage property in Ghana. 1.1 Property description and ownership Tarkwa gold mine is located approximately 300 kilometres (km) by road west of Accra, the capital of Ghana, West Africa. (Figure 1.1.1). Figure 1.1.1: Location of Tarkwa Gold Mine in Ghana Source: Tarkwa CPR, 2025 Gold Fields Ghana Ltd (GFGL) was incorporated in Ghana in 1993 as the legal entity holding the Tarkwa concession exploration and mining rights over a total area of 19,866 ha. The major components of the Tarkwa mining and processing operation are: • Four large open pits: Pepe-Mantraim, Teberebie, Akontansi and Kottraverchy. • A large ore stockpile and ‘spent ore’ on the South Heap Leach Pad. • A 14.7 Mt per annum carbon-in-leach (CIL) process plant. • Tailings storage facilities (TSF). • A Genser power plant. • Centralised administrative office, engineering and equipment workshops and residential villages. 1.2 Geology and mineralisation The Tarkwa orebodies are located within the Tarkwaian System, which forms a significant portion of the stratigraphy of the Ashanti Belt which is a broadly synclinal structure of Proterozoic age in south-western Ghana. The geology of the Tarkwa orebodies is dominated by the Banket series, subdivided into footwall and barren hanging wall quartzites, separated by a sequence of mineralised conglomerates and pebbly quartzites. The stratigraphy of the individual quartzite units is well established, with auriferous reefs interbedded with barren immature quartzites. Structurally, the Tarkwaian belt has been subject to moderate folding and at least five episodes of deformation. Generally, the reefs dip between 15 and 35 degrees except at the Pepe North and Kottraverchy open pits, where the limbs of the anticline steepen to 70 degrees. 1.3 Exploration, development and operation status Tarkwa gold mine is a well-established mining operation and exploration activities are focused on discovery and mineral resource development necessary to support the exploration pipeline and life of mine extension opportunities. Four large open pits currently exploit the stacked, narrow auriferous conglomerates using conventional drill and blast with truck and shovel methods. Tarkwa gold mine utilises contractor mining and haulage to the processing facility. Momentum on waste stripping is closely monitored to ensure that the ore bodies are opened-up timeously to expose the ore as required by the mine plan and schedule. A total of 2,597 exploration holes have been drilled on the Tarkwa concession, of which 2,155 were drilled by GFGL (692  RC and 1,505 DD with an additional 94 deflections completed on the DD holes). A further 228 DD holes were drilled on the Tarkwa concession prior to 1993 and an additional 214 DD holes on the northern Teberebie concession area prior to 2000. An annual budget of $1.5  million was approved for 2025 to assess geophysics anomalies across two target (Greater Kobada and Kottraverchy North) areas. The recent production performance of Tarkwa is summarised in Table 12.2.1. 1.4 Mineral resource estimates The mineral resources exclusive of mineral reserves are summarized in Table 1.4.1. Open pit mineral resources are confined to pit shells that are defined by the mineral resource metal prices, costs and relevant modifying factors used for the estimates. The point of reference for the mineral resource estimates is in-situ. The pit shells consider selective mining units and include estimates of any material below cut-off grade (dilution or waste) that needs to be mined to extract the prospective portion of the mineral resource. The mineral resources are 90% attributable to Gold Fields and are net of production depletion up to 31 December 2025. Table 1.4.1: Tarkwa gold mine - summary of attributable gold mineral resources as at 31 December 2025 based on a gold price of $2,300/oz Resources (exclusive of Mineral reserves) Cutoff grades Metallurgical recovery Amount/ Grade Amount (kt) Au/ (g/t Au) Au/ (koz Au) (g/t Au) (%) Open pit Mineral resources OP measured Mineral resources 4,254 1.6 221 0.25 – 0.31 91.3 – 98.0 OP indicated Mineral resources 55,776 1.2 2,205 0.25 – 0.31 91.1 – 97.4 OP measured + indicated Mineral resources 60,030 1.3 2,426 0.25 – 0.31 91.1 – 98.0 OP inferred Mineral resources 14,490 1.6 735 0.25 – 0.31 89.2 – 97.8 Stockpile Mineral resources SP measured Mineral resources 74 0.3 1 0.26 94.9 SP indicated Mineral resources SP measured + indicated Mineral resources 74 0.3 1 0.26 94.9 SP inferred Mineral resources Total Mineral Resources Total Measured mineral resources 4,328 1.6 222 0.25 – 0.31 91.3 – 98.0 Total indicated Mineral resources 55,776 1.2 2,205 0.25 – 0.31 91.1 – 97.4 Total measured + indicated Mineral resources 60,104 1.3 2,426 0.25 – 0.31 91.1 – 98.0 Total inferred Mineral resources 14,490 1.6 735 0.25 – 0.31 89.2 – 97.8 Source: Tarkwa CPR, 2025 1.5 Mineral reserve estimates The Tarkwa gold mine mineral reserves as at 31 December 2025 are summarised in Table 1.5.1. The Tarkwa mineral reserves are 90% attributable to Gold Fields and are net of production depletion up to 31 December 2025. The point of reference for the mineral reserves is on the ROM ore delivered to the processing facility. Table 1.5.1: Tarkwa gold mine – summary of attributable gold mineral reserves as at 31 December 2025 based on a gold price of $2,000/oz Amount/ Grades/ Amount/ Cutoff grades/ Metallurgical recovery/ (kt) (g/t Au) (koz Au) (g/t Au) (%) Open Pit Mineral Reserves OP proved Mineral reserves 33,774 1.3 1,431 0.41 83.0 – 93.0 OP probable Mineral reserves 117,009 1.1 4,230 0.41 83.0 – 93.0 OP total Mineral reserves 150,784 1.2 5,660 0.41 83.0 – 93.0 Stockpile Mineral Reserves SP proved Mineral reserves 11,464 0.7 263 0.41 93 SP probable Mineral reserves 53,964 0.4 694 0.29 90 SP total Mineral reserves 65,429 0.5 957 0.29 – 0.41 90.0 – 93.0 Total Mineral reserves Total proved Mineral reserves 45,238 1.2 1,694 0.41 83.0 – 93.0 Total probable Mineral reserves 170,974 0.9 4,924 0.29 – 0.41 83.0 – 93.0 Total Tarkwa Mineral Reserves 216,212 1.0 6,617 0.29 – 0.41 83.0 – 93.0 Source: Tarkwa CPR, 2025 1.6 Summary capital and operating cost estimates Major budgeted capital cost items forecast to 2035 for the 31 December 2025 mineral reserve plan are summarised in Table 1.6.1. Table 1.6.1: Sustaining and project capital expenditure estimate (100% basis) Tarkwa gold mine 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 Capital $ million 322.2 381.7 255.1 295.2 329.3 443.6 433.5 275.4 344.4 256.7 198.0 Notes: a. The detailed capital cost schedule is presented in Table 18.2.1. Source: Tarkwa CPR, 2025 Table 1.6.2: Operating costs estimate (100% basis) Tarkwa gold mine 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 Operating costs $ million 495.8 476.4 517.6 413.3 446.3 381.4 366.4 523.4 470.5 545.4 612.8 Notes: a. The detailed operating cost schedule is presented in Table 18.3.1. b. This operating cost summary estimate is for the mineral reserve LOM schedule. Source: Tarkwa CPR, 2025 As part of the Reclamation Security Agreement with the Government of Ghana through the EPA, the closure bond was updated in 2025. The bond comprised a cash deposit of $45.7 million and bank guarantee of $36.8 million. This was posted with Absa bank Ghana and is available to finance the closure cost. The bond is due to be updated in 2026 and will be adjusted to $107.2 million to equal the total liability estimate at the end of December 2025. 1.7 Permitting requirements The key operating environmental and technical permits for the operation are respectively issued by the Ghana Environmental Protection Authority (EPA) and the Minerals Commission depending on type. The environmental and water use permits listed below are in place and are valid up to December 2028. • Water Abstraction – Groundwater. • Water Discharge. • Pit Dewatering. The permits for the construction and operation of the Tailings Storage Facility (TSF) 2 stage 9 and TSF 5 Stage 3 were approved in 2024 and are valid until construction is completed. The Environmental certificate for the operation expired in January 2025. The mine updated the Environmental Management Plan (EMP) for 2025-2027 and submitted to EPA in December 2024 for consideration and approval. The EPA reviewed the document and submitted review comments in January 2026 to be used to finalize the EMP. The EMP certificate fee has since been paid to EPA. The certificate when issued will expire in January 2028. Permits required in 2026 include the TSF 5 extended wall raise and the TSF 1 Stage 12 wall raise. Environmental management at Tarkwa is conducted within the framework of an ISO 14001 certified environmental management system (EMS). The foundation of the EMS is Tarkwa’s Environmental Policy, which is aligned with the Gold Fields Limited Sustainability Policy. 1.8 QP conclusions and recommendations The Tarkwa gold mine mineral reserves currently support a 17-year life of mine plan to 2042 that values the operation at a net present value of $226 million at a DCF discount rate of 11% and a reserve gold price of $2,000/oz. Gold Fields’ commitment to materiality, transparency and competency in its mineral resources and mineral reserves disclosure to regulators and in the public domain is of paramount importance to the qualified person (QP). The QP is satisfied that this report meets these objectives and has no further recommendations regarding this disclosure. The Registrant's Executive Committee and Board of Directors continue to endorse the Registrant’s internal and external review and audit assurance protocols. This Technical Report Summary should be read in totality to gain a full understanding of Tarkwa’s mineral resource and mineral reserve estimation and disclosure process, including data integrity, estimation methodologies, modifying factors, mining and processing capacity and capability, confidence in the estimates, economic analysis, risk and uncertainty and overall projected property value. However, to ensure consolidated coverage of the Property's primary internal controls in generating mineral resource and mineral reserve estimates, a key point summary is provided in Section 21 for reference. 2 Introduction 2.1 Registrant This technical report summary is prepared for Gold Fields Limited, a production stage issuer. 2.2 Terms of reference and purpose Tarkwa Gold Mine is a production stage property in Ghana. This TRS focuses on property ownership, mineral resources and mineral reserves. The report complies with the Securities and Exchange Commission (SEC) disclosure requirements under Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations. No exploration targets are presented in this TRS. 2.3 Sources of information and data This technical report summary incorporates data from exploration campaigns, geological studies, and technical assessments conducted by the Registrant, its qualified persons, subject matter experts, and third-party specialists engaged by the Property as cited throughout this Report and listed in Chapter 24. This technical summary report is principally based on information disclosed in a Competent Persons' Report for the Property. Reliance was also placed on certain economic, marketing and legal information beyond the expertise of the qualified persons used in the determination of modifying factors. Any information provided by the Registrant cited in this TRS is listed in Section 25. Exploration results are included in the mineral resource and mineral reserve. 2.4 QP details and personal inspection The qualified persons responsible for the preparation of this Technical Report Summary are listed in Table 2.4.1. All the qualified persons are eligible members in good standing of a recognised professional organisation (RPO) within the mining industry and have at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that the qualified person is undertaking on behalf of the Registrant at the time this Technical Report Summary was prepared. The recognised professional organisation affiliation in good standing has been reviewed by Gold Fields. The qualified persons have been appointed by Gold Fields. Table 2.4.1: List of qualified persons Incumbent Employer Position Affiliation in good standing Relevant experien ce (years) Details of inspection Responsibility for which chapters Alex Trueman Gold Fields VP: Geology Group qualified person mineral resources and mineral reserves MAusIMM (CP Geo) 110730 P.Geo. EGBC 149753 33 Last attended the property 24-26 October 2025  and inspected open pit mining activities, stockpiles, and held discussions with key technical staff. Alex Trueman has been supervising the preparation of this technical report summary. This Technical Report Summary has been reviewed by Alex Trueman. Chapters 1-26

Rachel Proud Gold Fields VP: Long Term Planning, Group qualified person for mineral reserves FAusIMM - 336591 25 Has attended site 27th to 31st Jan 2025 and 11th to 18th Jul 2025. Assisted with BPR or business process review for 2025 operating plan – efficiency and cost reduction goals. Reviewing geology process and working with LTP team in Tarkwa Long Term Planning - Mineral reserves. Chapters 1-5, 10 & 12-26 Daniel Hillier Gold Fields VP: Metallurgy & Processing qualified person FAusIMM CP - 227106 35 Has attended site on 4th to 13th of Nov 2025 Metallurgy & Processing Chapters 1-4, 10, 14 & 18-26 Johan Boshoff Gold Fields VP: Tailings, Hydrology, & Closure qualified person FAusIMM - 1007564 30 Has attended site during May 2025. Attended ITRB meeting. Tailings, Hydrology, & Closure. Chapters 1-4, 15.1, 15.3, 15.5, 15.6, 17.3, 17.3.1, 17.3.3, 17.5, table 18 (closure), table 19.1.2 & 21-26 Peter Andrews Gold Fields VP: Geotechnical & Backfill qualified person MAusIMM CP - 302255 29 Has attended site on 27th Jan to 1st Feb 2025. OP inspections, review monitoring systems, and hydrogeology & review of geotechnical wall optimisation. Geotechnical & Backfill. Chapters 1-4, 7.3, 7.4, 13, 15.2, 17.3.2 & 21-26 Notes: The qualified persons attended site during 2025 for mineral reserve and mineral resource reviews, and the mineral reserves and mineral resources were reviewed according to the Chapter 21 description. 2.5 Version The maiden Technical Report Summary for Tarkwa gold mine was filed 31 December 2021. The second update of the Tarkwa gold mine TRS was filed 31 December 2022 (EDGAR 30 March 2023) and this is the third release for the Tarkwa gold mine. This TRS for the Tarkwa mineral reserves and mineral resources 31 December 2025 EDGAR 30 March 2026. 3 Property description The Tarkwa open pit commenced in 1999 with south and north heap leach and later included the 13.5 Mtpa CIL processing plant and modern surface infrastructure. Tarkwa has an annual major and critical item condition survey to focus reliability and minimise down time and a comprehensive maintenance strategy that includes regular equipment refurbishment or replacement. The Tarkwa mine design and scheduling include sustaining capital to support the remaining LOM mineral reserve. Tarkwa has contractors that conduct mining operations and who are responsible for maintaining and modernising the mining fleet. The present condition of the property, and its equipment, facilities and infrastructure are in mid-life condition. 3.1 Location The Tarkwa Gold Mine is located in south-western Ghana, about 300 km by road west of the capital city Accra, at latitude 5°19’37” N and longitude 2°01’17” W (Tarkwa Process plant). The Property consists of the Tarkwa open pit mining and processing operation on the Tarkwa concession and the adjacent northern portion of the Teberebie concession acquired in August 2000 Figure 3.4.1 shows location of Tarkwa and the material assets. The mine is served by a main road, which connects it to the port of Takoradi some 60 km to the southeast. Most supplies are transported by truck to the property. The AngloGold Ashanti Iduapriem gold mine is approximately 6km south west of the Tarkwa gold mine. 3.2 Area The Tarkwa property comprises exploration and mineral rights over a total area of 19,866 ha. 3.3 Mineral titles, claims, mineral rights, leases and options GFGL holds mining leases in respect of its operations at Tarkwa see Table 3.4.1 for detail. The map of Tarkwa mineral leases is shown in Figure 3.4.1 and the mineral leases are listed in Table 3.4.1. The mineral leases cover all the declared mineral reserves. GFGL has legal entitlement to the minerals being disclosed upon with no known impediments. Table 3.4.1: List of Tarkwa mineral leases Location Mining Lease ID Mining Leases Expiry date Unblocked area Blocked area Cadastral / block system (ha) (km²) (km²) (no. of blocks) Tarkwa WR 637/97 (ML1) 2,227 17 April, 2027 22.27 10.92 52 Tarkwa WR 640/97 (ML4) 3,420 17 April, 2027 34.20 32.97 157 Tarkwa WR 639/97 (ML3) 4,951 17 April, 2027 49.51 47.04 224 Tarkwa WR 638/97 (ML2) 4,299 17 April, 2027 42.99 46.62 222 Tarkwa WR 641/97 (ML5) 4,338 17 April, 2027 43.38 43.89 209 Teberebie WR 1518/96 1,590 (Includes 1,520/96) 14 May, 2043 15.90 17.22 82 Note: An application was filed in November 2025 to the Minerals Commission for the extension of the mining leases which expire in 2027. Source: Tarkwa CPR, 2025 Figure 3.4.1: Tarkwa mineral lease map Source: Tarkwa CPR, 2025 The Government of Ghana through the Minerals Commission has implemented a lease boundary system called the cadastral (block) system in which all leases were converted into block sizes of a minimum 5” x 5” size. Under this new system, the 208.25 km² belonging to GFGL translates to 946 blocks (198.66 km²). 3.4 Mineral rights Under the Constitution of Ghana, the ownership of all minerals in their natural state in Ghana is with the Republic of Ghana, and all minerals are vested in the President on behalf of and in trust for the people. Under Ghanaian law, neither a landowner nor any other person may search for minerals or mine on any land without having been granted a mineral right by the Minister responsible for mines. The Minerals and Mining Law 1986 (PNDCL 153) (as amended) under which the mineral rights to GFGL were granted has been repealed and replaced by the Minerals and Mining Act, 2006 (Act 703) which came into effect on 31 March 2006. However, Act 703 provides that leases, permits and licenses granted or issued under the repealed laws will continue under those laws unless the Minister responsible for minerals provides otherwise by regulation. Therefore, unless and until such regulations are passed in respect of GFGL’s mineral rights, PNDCL 153 will continue to apply to GFGL’s current operations in Ghana. Act 703 further provides that even if a mineral right is made subject to its provisions, it shall not have the effect of increasing the holder’s costs or financial burden for a period of five years from Act 703 coming into effect. Under the provisions of PNDCL 153, the size of an area in respect of which a mining lease may be granted cannot exceed 50 km² for any single grant or 150 km² in the aggregate for any company. GFGL’s mining leases cover approximately 198.66 km² which was acquired before the restrictions were put in place and GFGL is therefore not affected by this later directive. The Fees and Charges (Miscellaneous Provisions) Act, 2022 (Act 1080) imposes an annual ground rent on mining concessions of approximately U.S.$1.37 per acre payable to the Government of Ghana. Three forms of mineral rights are recognised under Ghanaian law. The first is a reconnaissance licence that entitles the holder to search for minerals by geochemical, geophysical and geological means but does not permit drilling or excavation. The second is a prospecting licence that allows the holder to search for minerals and permits, among other things, such excavation as may be necessary for prospecting and the third a mining lease which entitles the holder to extract minerals. A licence is required for the export, sale or other disposal of minerals and the permission of the Chief Inspector of Mines is required to remove minerals obtained by the holder of a mineral right. Under Ghanaian law, the Government has a pre-emptive right to purchase gold produced and all products derived from the refining or treatment of minerals at fair market value. However, under the Property’s Development Agreement the Property is entitled to export and sell its entire production of gold and by-products. In Ghana, from the 10th of March 2026, mining companies are required to pay a royalty rate on a sliding scale from 5 % to 12 % to the Government, based on gold price. From 1 January 2017 a Development Agreement, to be reviewed in 2027, was signed between GFGL and the Government of Ghana and included a statutory royalty to be paid dependent on the gold price and is estimated annually on the sliding scale shown in Table 3.5.1. A royalty rate of 4 % applied based on the average gold price for the LOM mineral reserve period. Table 3.5.1: Royalty rate schedule Royalty rate Average annual gold price Low value High value 3.0% $0.00 $1,299.99 3.5% $1,300.00 $1,449.99 4.0% $1,450.00 $2,299.99 5.0% $2,300.00 Unlimited Source: Tarkwa CPR, 2025 Mineral rights and/or mining rights are subject to the necessary approvals and permits discussed in Section 17. In December 2025, legislation was also introduced under the Minerals and Mining (Royalties) Regulations 2025 to increase the applicable gold royalty rate from a sliding scale of 3-5% to 5-12%. Whilst these changes (if passed) will not apply to Tarkwa until after April 2027. 3.5 Encumbrances Tarkwa received no penalties, sanctions or fines that relate to the underlying tenure or assets. The Tarkwa mining concessions have a total annual fee of U.S.$946,000. As at 31 December 2025, no significant encumbrances to the property existed. Chapter 17 discloses the remediation and reclamation guarantees that are pertinent to Tarkwa. 3.6 Other significant factors and risks Save as described elsewhere in this report, including in relation to the renewal of Tarkwa's mining leases, the qualified person is not aware of any other significant factors or risks that affect access, title, or the right or ability to perform work on the Property and therefore execute the LOM mineral reserve plan. The qualified person has relied on information provided by the Registrant in preparing their findings and conclusions regarding other significant factors and risks and they are not aware of any other current or pending licensing or legal matters that may have an influence on the rights to explore or mine for minerals at Tarkwa gold mine, though this conclusion is subject to the outcome of the lease renewal process as described in Section 22.2 and specified in Section 25. 3.7 Royalties or similar interests Apart from the Development Agreement linked statutory royalty to be calculated annually, as described in Section 3.5, there are no other third-party royalty or similar interests held by the Registrant at the Property. 4 Accessibility, climate, local resources, infrastructure and physiography 4.1 Topography, elevation and vegetation The topography across Tarkwa’s property is characterised by a series of ridges and valleys within a generally low-lying plain. Elevations range from 60 m to 300 m above sea level. No major rivers traverse the mining area. The vegetation cover is a mixture of tropical rainforest and semi-deciduous forest. Most of the original rainforest has been cut for timber or cleared for farming. Dense secondary growth has reclaimed abandoned fields and this covers most of the steep ridges. Deforestation due to subsistence farming has altered the vegetation cover in the mine environs to secondary forest, scrub and cleared land. The principal crops grown include cocoa, plantain, pineapple, cassava, maize, yam, oil palm and coffee. There is no primary forest on the property. 4.2 Access The mine is located 4 km west of the town of Tarkwa with a population of 62,762 (Tarkwa township and its catchment area, according to the 2021 Ghana Statistical Services (GSS) Census) with access roads and good infrastructure and is connected by asphalt road to the port of Takoradi, 90 km to the southeast on the Atlantic coast. The nearest major airport is at Takoradi. 4.3 Climate Tarkwa has a tropical climate characterised by distinct rainy seasons with an average annual rainfall of 1,965  mm. The two normal periods of heavy rainfall are from April to July and from October to November, with a dry season from December to March. Although minor disruptions to operations are experienced during the wet season, there have been no long-term constraints nor anticipated long-term constraints on production at any particular time during the year. Allowances are made in the mining schedule for periods of heavy rainfall and fog and appropriate water management logistics and procedures are in place in the open pits to mitigate the impact of heavy rainfall. Average monthly temperatures range between a maximum of 28 °C and 34 °C and a minimum of 22 °C and 24 °C. Tarkwa regularly conducts climate change risk and vulnerability assessments, and develops adaptation and mitigation plans to address and identified risks. Currently, there are no extreme climate conditions that are experienced that materially affect operations. 4.4 Infrastructure, personnel and supplies Tarkwa is an extensive open pit gold mining operation with associated infrastructure and facilities that operate year-round. Tarkwa major infrastructure owned and operated by GFGL includes two rock crushers, a 14.7 Mt per annum CIL process plant, two completed heap leach facilities, several large waste dumps, tailings storage facilities (TSF), haul roads, administration centres and residential villages (Figure 4.4.1). The process plant and main administration offices are located north of the Akontansi open pit. The process plant consists of a SAG mill, ball mill and conventional CIL gold recovery circuit. Tarkwa has four purpose-built engineered TSFs (TSF 1, 2, 3 and 5). TSF 1, 2 and 5 are active, while TSF 3 is inactive and undergoing decommissioning. The facilities are in the mine concession’s northern extremities and about 1.5 km northwest of the process plant. Tarkwa has existing heavy mining equipment (HME) fleet maintenance workshops currently being used by the mining contractor and fuel storage facilities, as well as supporting offices and stores. Water for processing is taken from the supernatant ponds of the tailing’s storage facilities and surface raw water from the Pepe Water storage dam. Potable water is from underground boreholes. This mineral reserve and mineral resource execution plan requires the relocation of some of the main infrastructure. The Genser, HME and explosives magazine will be moved to outside the mineral reserve and mineral resource shells. The open pit will be within 100m of the process plant fence. The qualified person is of the opinion that the relocation of some of the main infrastructure supports the mineral reserve and mineral resource. See Figure 13.2.1. for final mineral reserve shell and infrastructure location. As at 31 December 2025, 570 workers were employed at Tarkwa, with an additional 4,640 contractors, a total of 5,209.

Figure 4.4.1: Tarkwa operating sites, infrastructure and mineral lease Source: Tarkwa CPR, 2025 Power supply to Tarkwa mine is via a 55MW on-site power plant managed by Genser Energy Ghana limited (GEGL). BUI Power Authority (BPA) service as the mine’s back up power source via the Ghana Grid Company Limited (GRIDCo). GEGL and BPA supply 94% and 6% respectively of Tarkwa’s electricity demand. The average power demand of the mine is 44 MW and the average monthly consumption is 25 GWh. Most supplies are transported by truck to the property. Employees are accommodated in four owned residential areas as well as privately owned houses in the adjoining town of Tarkwa. Recreational facilities include two clubs, restaurant, swimming pool, golf course, tennis court, gymnasium and squash court. The nearest community, adjacent to the property, is the Brahabobom community, with a population of 3,026 (GSS Census 2021). Takoradi is the nearest city to Tarkwa, located along the Atlantic coast and about 60 km southeast of Tarkwa. Takoradi has a population of approximately 245,382 (GSS Census 2021) and includes the nearest major airport to the property. Further details regarding the infrastructure are provided in Section 15. 5 History 5.1 Previous operators Sinking of the Abontiakoon vertical shaft near Tarkwa town was completed in 1935 and a central mill with a capacity of 30,000 t/month was constructed in the following four years. Several small mining companies operated the Abontiakoon concession, but in 1960 all workings were abandoned and allowed to flood. In 1961, production restarted under the State Gold Mining Corporation and in 1963 the Tarkwa mines were renamed Tarkwa Goldfields Limited. The Apinto shaft was sunk in the mid-seventies. GFGL signed a management contract with the Ghanaian government to operate the mine in 1993 and in 1996 completed a feasibility study on an open pit/heap leach operation. In 1998, the initial Tarkwa Phase 1 development was completed for an open pit operation, mining 14.5 Mt per annum (including 4.7 Mt per annum of heap leach feed ore). In 1999, the Tarkwa Phase 2 expansion was completed to increase the mining rate to 20.7 Mt per annum and heap leach feed ore production up to 7.2 Mt per annum. All underground operations and the associated processing plant ceased production. In 2000, GFGL acquired the northern area of Teberebie and mining production was increased to 36 Mt per annum. Tarkwa is under 100% Gold Fields Management since 2000. 5.2 Exploration and development by previous operators Historic exploration is no longer material to the current mining operations at Tarkwa. 6 Geological setting, mineralisation and deposit 6.1 Regional, local, and property geology Regional Geology Southwestern Ghana The majority of Ghana is underlain by metamorphosed Palaeoproterozoic (~2300-1900 Ma) rocks of the volcano-sedimentary Birimian Supergroup and the overlying clastic sedimentary Tarkwaian Group. The Tarkwa orebodies are located within the Tarkwaian System, which forms a significant portion of the stratigraphy of the Ashanti Belt in southwest Ghana. The Ashanti Belt is a north-easterly striking, broadly synclinal structure made up of Lower Proterozoic sediments and volcanics underlain by metavolcanics and metasediments of the Birimian Supergroup. The Tarkwaian stratigraphy comprises a thick sequence of folded, faulted, metamorphosed sandstones, conglomerates and shales, indicative of deposition into a rift setting. The contact between the Birimian and the Tarkwaian is commonly marked by zones of intense shearing and is host to several significant shear-hosted gold deposits including Prestea, Bogoso and Obuasi. The Tarkwaian Group unconformably overlies the Birimian Supergroup and is characterised by low grade (lower greenschist) metamorphism and a predominance of coarse grained, immature sedimentary units. It is subdivided into four major units, which from oldest to youngest are: • Kawere Series (250-700 m) – poorly sorted, polymictic conglomerates and quartzites with no significant mineralisation. • Banket Series – comprises well sorted conglomerates, made up of Birimian quartz pebbles and volcanic clasts, with interbedded cross-bedded sandstones. Contains significant gold mineralisation including the Tarkwa orebodies. In the Pepe area, the Banket Series is approximately 32 m thick and at Kottraverchy up to 270 m thick. • Tarkwa Phyllite Series (120-140 m) – fine grained chloritic siltstones, mudstones and schists with no significant mineralisation. The series grades upwards into the Huni Sandstone. • Huni Series (1,370 m) – fine grained massive quartzites interbedded in places by phyllites and intruded by later stage dolerites and with no significant mineralisation. The regional geology is shown in Figure 6.1.1 with a regional stratigraphic column in Figure 6.1.2. Figure 6.1.1: Regional geology of the Ashanti Belt, south-western Ghana Source: Tarkwa CPR, 2025 Figure 6.1.2: Regional generalised stratigraphic column, south-western Ghana Source: Tarkwa CPR, 2025 Tarkwa Geology Southwestern Ghana The local geology at Tarkwa is dominated by the Banket Series, which can be further sub-divided into a footwall and hanging wall barren quartzite, separated by a sequence of mineralised conglomerates and pebbly quartzites (Figure 6.1.4). The stratigraphy of the individual quartzite units is well established with auriferous reefs interbedded by barren immature quartzites. The units thicken to the west and are laterally extensive throughout the deposit. However the package thins towards the source area in the east, where reworking of the lower conglomeratic horizons occurred during periodic episodes of basin uplift. Palaeocurrent flow parameters indicate a sedimentological-fluvial flow from the east to southeast proximal to the source area.

Figure 6.1.3: Local geology of Tarkwa gold mine area Source: Tarkwa CPR, 2025 Structurally, the Tarkwaian belt has been subject to moderate folding, and at least five episodes of deformation (D2-D6). Originally, deposition of the Tarkwaian Group sediments occurred into a long, narrow basin with the western fault-bounded contact forming an extensional half-graben environment with associated low to steep angle normal faulting. Subsequent compression and folding led to the development of thrust faults and reversing of previous normal faults. The final stages involved further thrusting in a south-westerly direction. The ore bodies at Tarkwa are cut by numerous predominantly reverse faults, which generally run perpendicular to the strike. Initially, zoning and structural interpretation using borehole sections extracted from the drillhole database is carried out prior to modelling of the individual reef horizons at Tarkwa (using Surpac and Leapfrog software). 3D wireframe planes of the structural discontinuities (faults) are constructed during the structural interpretation and all new drillholes are assigned to structural zones. Several igneous intrusions cross cut the reef ore bodies and these can result in areas being sterilised. The major intrusions are also modelled as 3D wireframes that are used to cut the initial reef wireframes to ensure ore is removed from the sterilised areas. Tarkwa Sedimentology The major gold bearing horizons are locally termed Afc, A1 A3, B2, C, E, F2, F4 and G. These vary in thickness from 1.5 m to 10 m thick and dip at 15-25 degrees (Figure 6.1.4). Gold is mainly concentrated in the matrix of the conglomerate and pebbly conglomerate units. Figure 6.1.4: Figure Tarkwa Stratigraphic Column Source: Tarkwa CPR, 2025 Sedimentological studies of the detailed stratigraphy within individual A reefs and A-Footwall reefs units led to the recognition of both lateral and vertical facies variations. The modelling of these units also resulted in the identification of a cycle of events from initial channel formation and rapid down cutting of the central channel (basin down warp time units T1 and T2) through a period of uplift and reworking (T3, Figure  6.1.5). Finally, a period of meandering channel bars and flow reduction led to the development of low-grade conglomerates with silty interbeds (T4). The T3 sequence is recognised as the principal episode of gold deposition and concentration within these reefs. The C, E and G reefs style of sedimentation differs from that of the channelised A reefs to more localised sheet flood dominated alluvial fan deposits. Figure 6.1.5: Schematic diagram showing lateral and vertical facies variations within the A and A Footwall reefs Source: Tarkwa CPR, 2025 Tarkwa lithology – Kobada The major lithological units present in the relatively small hydrothermal-style Kobada pit area comprise immature pebbly sandstones, poorly sorted conglomerate, fine-grained sandstones, a highly altered feldspathic sandstone unit and a micro-diorite which hosts gold mineralisation. The polymictic conglomerate horizon situated stratigraphically above the mineralised micro-diorite is a reliable stratigraphic marker unit. Tarkwa weathering The weathering profile affects the porosity of the ore and varies from surface due to fluctuations in groundwater levels, generally from 1 m to 40 m below surface. Faulting, fracturing and primary lithological permeabilities modify the depth to porosity relationship. Individual core samples taken at 50 cm intervals are composited per reef zone and a manual method of contouring the different porosity values (P Codes) is used per reef. These contours are then used as constraints for estimating the P Code values into the mineral resource block models per reef to inform the metallurgical response and recovery criteria for the modifying factors. See Section  11.1.3 for more information. 6.2 Mineral deposit types The Tarkwa orebody comprises a series of planar meta-sedimentary palaeoplacer deposits (2,132-2,095 Ma old), broadly similar to those mined in the Witwaterstrand Basin of South Africa (2,900-2,700 Ma old) with haematite being the dominant heavy mineral at Tarkwa as opposed to pyrite in the Witwatersrand deposits. The mineral association of the reefs is consistent throughout all the open pits. The predominant gangue minerals are quartzite (83-90 wt %), muscovite (6-12 wt%) and kaolinite (1-3 wt%). The presence of kaolinite is an indication of the degree of superficial weathering of the orebody. Iron oxide, predominantly haematite, is the most common non-silicate gangue mineral found in most parts of the deposit, varying between 2-3 wt%, along with minor magnetite. There are also trace amounts of todorokite (a hydrous manganese oxide, <1 wt%) and copper. Sulphur exists in very minor quantities. It is especially associated with quartz veining at Pepe North and the Pepe West Limb area, most of which has already been mined out. The concentrations are too low to have any detrimental effect on gold cyanidation or the environment. The reefs are interbedded with barren quartzite zones. The major gold bearing horizons are (Figure 6.1.5): Figure 6.1.5: Major Gold Bearing Horizons Source: Tarkwa CPR, 2025 • Afc – up to 3.0 m thick, only occurs in the west and sub crops against the A1 in the east. Well sorted with rounded clasts of quartzite and visible gold. The Afc sub-outcrops against the A1 package at Akontansi East and is therefore not developed in the Pepe-Teberebie area. • A1 – between 2-7 m thick, moderately to poorly sorted conglomerate and thin quartzites with occasional visible gold. • A3 – up to 7 m thick, moderately sorted thin discontinuous conglomerate lenses within a package of cross stratified quartzites, visible gold is rare. In the Pepe-Teberebie area, the A2 quartzite unit is too thin to be mined separately, and the A1, A2 and A3 units are mined as a combined A reef package. • CDE – up to 8 m thick and can be subdivided into the lower C reef and upper E reef, both of which are conglomeratic and are separated by the D reef quartzite. • F2 – a variably developed polymictic gravel up to 2 m thick, essentially a marker horizon, except in the east where it carries low grades; and G – varies from a 2-6 m thick poorly sorted conglomerate with clasts of quartzite and phyllite. Tarkwa geological modelling is based on the exploration DD and RC data from grade control drilling. Pit mapping data, most commonly in the form of survey pick-ups of geological structures and reef boundary contacts, is incorporated into the structural interpretation. 7 Exploration There are no exploration targets disclosed hence no risk of misleading spacial with mineral resources or mineral reserves. Only Tarkwa samples are used to complete this disclosure. There are no exploration targets disclosed hence no exploration mining or exploration modifying factors. There are no exploration targets disclosed hence no quality or quantities or grade ranges. There are no exploration targets requiring mining samples thus no exploration target maps. There are no exploration targets size of grain sampling or sample distribution. There are no exploration targets requiring mining and treatment. There are no exploration targets requiring various types of mineralization. 7.1 General exploration Tarkwa is a well-established mining operation and exploration activities are focused on discovery and mineral resource development necessary to support the exploration pipeline and life of mine extension opportunities. At Tarkwa, drilling at Kottraverchy North and Greater Kobada IP and Resistivity targets were completed in testing out anomalous zones. The Kottraverchy underground mining proof of concept phase 1 study was reviewed and completed. A budget of $3.9 million has been approved for 2026 to drill 6 km of diamond and reverse-circulation holes across two key target areas (Akontansi and Greater Kobada). Additional funds will support geophysical data collection at Samahu and Fanti North. This program focuses on evaluating early-stage targets for structurally controlled hydrothermal orebodies. 7.1.1 QP interpretation of the exploration information The qualified Person is of the opinion that the exploration to date supports the LOM mineral reserve. 7.2 Drilling

7.2.1 Type and extent Drilling at Tarkwa is completed by diamond core (DD) and reverse circulation percussion (RC) methods. The DD drilling is primarily undertaken with HQ and NQ diameter core using a standard tube. PQ diameter core has also been used for metallurgical sampling purposes. The RC drillholes are primarily drilled with 5” – 5.5” diameter drill bits. Due to the relatively flat dip of the strata, the majority of DD and RC holes are drilled vertically but are occasionally inclined in more steeply dipping areas. Inclined DD holes are also drilled for geotechnical purposes. The Kottraverchy underground directional diamond drilling, targeting higher grade (circa 3.5g/t) steeply dipping conglomerate reefs, is on hold during 2025 while a scoping study is completed to motivate the next phase of infill drilling. On the Tarkwa open pit palaeoplacer deposits, diamond drilling (DD) is initially carried out on a wide-spaced grid of 200 m along strike and 100 m down dip (400 m x 200 m in some lower grade variability areas). This grid is in-filled to a spacing of 100 m x 100 m or 50 m x 100 m. RC may be used for the infill drilling. A Tarkwa locality map for the 2025 exploration activity is provided in Figure 7.2.1. The qualified person is of the opinion of the 2025 exploration programs and results is: a. All procedures and parameters applied to the surveys and investigations are appropriate for the style of mineralisation being prospected. b. The exploration programs have confirmed continuity of geology and controls on gold mineralisation in key areas. c. There were no material variations encountered during the exploration programs. d. Based on the 2025 exploration and results. A register of individual drill results would be too voluminous, potentially misleading and not relevant to the current discloser of mineral resources and mineral reserves. All relevant drillholes are incorporated in geological models and have been used to underpin mineralisation estimates and models. An additional 128 off-concession exploration boreholes have been included in the Tarkwa database for the purpose of defining geological continuity at the lease boundaries. Figure 7.2.1: Locality Map of 2025 Exploration Activities Tarkwa Source: Tarkwa CPR, 2025 7.2.2 Procedures All Tarkwa DD drill core and RC chips are logged by GFGL Geologists and is directly imported into a Datashed® database. DD holes are logged according to standard lithological codes on the properties standard sedimentological drillhole log sheets for palaeoplacer deposits. Specific emphasis is placed on recognising sedimentary contacts, fining and coarsening cycles, as well as structural discontinuities. In case of DD data, preliminary zoning of stratigraphic horizons is made during the data capture phase in the field. The final stratigraphic zoning is completed after loading of all assay data into the primary database. Preliminary zoning, lithology, assay and structural data is plotted along a downhole stratigraphic profile. This profile is used to finalise the zoning at the core storage facility using the retained half core as a reference. During logging, core bedding angles of lithologic units are measured with a correction factor applied for apparent thicknesses to obtain the true thicknesses of each reef horizon. RC drillhole chips are logged in 1  m intervals according to the same lithological codes. Matrix grain sizes, colour, sample condition, penetration rates and sample weights are captured in conjunction with the lithological codes. The logged and zoned DD holes are used as templates during zoning of RC chip data. Structural features, zone thicknesses, lithological and grade profiles from all drillholes and in- pit mapping data are considered when finalising the RC drillhole stratigraphic zones. The logging at Tarkwa is both quantitative and qualitative. Photographs have been taken of all DD split core since 2011 (Figure 7.2.2). Figure 7.2.2: Example of diamond drill core photo Source: Tarkwa CPR, 2025 Two survey methods are currently used at Tarkwa for topographical and drillhole collar surveys: • Traversing by total station with an accuracy of one second of arc. The technique employed is the three-tripod system with an acceptable closure within 10 mm. • Real Time Kinematic (RTK) Global Positioning System (GPS) surveying where there is no vegetation cover to an accuracy within 4 cm. Drillholes are completed at various azimuths and dips depending on the geometry of the target orebody. Downhole surveys are carried out on all DD holes and a Reflex downhole set (Reflex Ez-trac) and Reflex orientation setup (Reflex Ez-mark) are used to conduct downhole survey and drillhole orientation, respectively. If any of the surveys are suspect, a re-survey is requested. No downhole surveys are carried out on the vertical RC holes which are drilled to a maximum depth of 130 m. Average deviations in DD downhole surveys are 1 ° (1.7 m) at 100 m depth. All survey data is captured into a Datashed® database. RC holes are sampled at 1  m intervals, while DD holes are sampled based on geology criteria. The minimum interval is 0.2  m to a maximum 1 m. The drill core is logged and halved with one half sent to the laboratory for assaying and the other half retained for quality control (QC) and validation purposes. DD sample recovery is accurately measured. The average sample recovery for RC is 85%, while the average sample recovery for DD is 90%. In general, there were no issues related to poor sample recovery rendering samples unrepresentative. Where voids are encountered (e.g., old underground or artisanal workings), the gap is logged in the DD or RC drillhole logs. Tarkwa during RC drilling, each sample collected is weighed and the weight and sample condition recorded on the drillhole log. The recoveries are monitored for each sample and the drilling is stopped if expected recoveries fall below 80  % on three consecutive samples. No bias is observed in these lower recovery samples or wet samples in the data set. This is supported by the reconciliation of production to the grade control model, which is well within acceptable industry limits. Cores and half cores are stored on site at the Tarkwa core yard, a dedicated facility for storage of exploration drill cores. RC sample rejects are also stored at the core yard until all assays have been returned and have been subjected to QA-QC analysis. Once data validation has been completed, RC rejects are routinely disposed of. RC chips are selected on an ad-hoc basis depending on their relevance and these are then kept on site in chip trays for future reference. The qualified person is of the opinion that exploration and mineral resource extension drilling is: a. All drilling and exploration field activities are supervised to ensure health and safety and maintain appropriate technical standards. b. The drillhole surveys are adequate by type and length for the intended purpose. c. Utilising orientated core significantly enhances recorded information to assist with 3D modelling. d. The drillhole database and subsequent modelling aligns to core recovery losses and should not cause material errors. e. Post QA/QC screening and validation exploration results are incorporated into the estimation of mineral resources; the categorisation of mineral resource described in Chapter 11. f. Validated exploration results are used in the mineral resource estimation. g. Individual exploration drillhole information is not viewed as significant or material to the mineral resource and mineral reserve disclosure at Tarkwa and consequently exploration data is not presented in its entirety. h. All exploration activities, including drilling, database management, validation and QA/QC, prior to incorporating relevant data into the resource modelling and estimation process, is viewed as sufficient, appropriate, technically assured and suitable to support mineral resources. 7.2.3 Results A total of 5.8 km of drilling was completed across 59 locations at the Kottraverchy North and Greater Kobada areas. The program was designed to identify structurally controlled ore bodies and to validate the geophysical anomalies by evaluating the extent, grade, and continuity of gold mineralization within the targeted zones. Drilling at Huniso and Tebe confirmed the established stratigraphy and geological features. The area is dominated by a thick clay sequence and barren sulphides, which may account for the elevated IP responses recorded. Assay results returned no significant mineralized intercepts. The gravel layer currently mined through alluvial operations is believed to have been transported from the east by the Huni River. Drilling to date indicates that the IP anomalism in the area does not correlate with any identifiable ore body. In Greater Kobada, drilling confirmed the presence of a mafic intrusive unit at the west of the Kobada pit dipping eastward. This unit contains quartz–tourmaline veins and cubic sulphides, a geological association commonly linked to mineralizing processes. The intrusive unit was intersected in ten drill holes, but only one returned meaningful mineralization. Overall, the intrusive unit exhibits weak, discontinuous, and irregular mineralization compared with the better-developed mineralized zones at Kobada Main. 7.3 Hydrogeology Pumping tests are conducted as the main method of obtaining valuable hydrogeological information necessary to characterise the groundwater system on the mine. Pumping of wells stresses the aquifer and creates a cone of depression in the rock units. The hydraulic properties of the hydrogeological units within Tarkwa influence the nature of the draw down cone. Therefore, the aquifer parameters are obtained by monitoring the manner in which an area of drawdown expands. Alternatively, the falling head slug test is also done to help determine hydraulic conductivity in the immediate vicinity of the holes. The test assumes homogeneity of formation within the vicinity of the hole. The hydrogeological characteristics of the general Tarkwa area reflect data collated from the initial site in December 1995 by Golder for Teberebie Goldfields and ongoing hydrological data collection to the present day. A regional groundwater survey was followed by Mine scale airlift, pumping and packer testing to establish initial hydrogeological parameters and including an initial hydrogeological database. Based on these a generalised hydrogeological model was established for the Tarkwa area. The study requirements included: Targeted pumping and airlift testing; piezometer installation; enhancement of hydrogeological database and 3D model; initial assessment of depressurisation and dewatering requirements. Data from stream flows and location These locations were determined after the site had been entirely mapped and stream patterns and directions were identified. Approximate measurements of stream flow direction were carried out at three different locations with the stream flow pattern in the valleys and throughout the mine site estimated from the range of measured stream flow rates of 1 L/s to 90 L/s. It should be noted that these ranges of flows do not reflect the maximum downstream flow out of the concession area and the wet season flows. Observations of the stream flow assessment at Tarkwa can be summarised as: • Direction of flow within the concession area is generally towards the south. • Majority of flow passes to the west of the Teberebie Ridge. • Flows through the Mantraim eastern valley pass to the Awunaben area. • Relevant streams were diverted with channels and perimeter drains before mining of the pits and they have very minimal or no impact on the mining operations. • Flows recorded in the streams are considered to represent baseflow conditions. Data from exploration boreholes Various exploration boreholes were selected and converted into piezometers for measuring the level of the groundwater level (free water surface). These boreholes are open systems and therefore standpipe piezometers were installed in them. These are measured on monthly basis to determine whether there are any changes or not in the free groundwater surface. Piezometers have been installed at various locations around the pits and measurements have been consistent with previous information. Rainwater has not had significant impact on the groundwater level. New piezometers are always drilled and installed whenever existing ones are mined out due to push backs. Rainfall data Rainfall monitoring data have been made available using rain gauge measurement from several points. Rainfall patterns have generally not changed from historic patterns. Various monitoring points have also been set up across site. Comparison of rainfall figures over a 10- year period indicates higher values in 2014 with Akontansi Ridge recording the highest rainfall, while Pepe recorded the lowest value within the same year. This information indicates localised variations of rainfall pattern across site. Significant local variations are recorded within the rainfall patterns, with rain at a particular pit while no rain is recorded at a different pit at Tarkwa. Current rainfall events have been consistent with historic information. Hydrogeology assessment summary The hydrogeology of the area has been assessed from the available data and is summarised as follows: • A major water table lies at valley level. It does not appear that the valley is perched and there is a basic continuity between the groundwater in the valleys and the rock mass.

• Minor seepage is evident from within the ridge system, at least in the Teberebie Ridge area where groundwater exits in the pit face at around the site elevation. • There was evidence of artesian pressures within the fault system between Mantraim and Awunaben experienced during drilling of a water well. • The permeability of the fault zone between Awunaben and Mantraim has been assessed from the water well test to be 5.4*10-6 m/ s. Packer tests in drillholes within the fault zone returned variable results, with one indicating a permeability of 3*10-6 m/s. • Slight seepages (0.5 L/s to 1.0 L/s) were evident from exploration drillholes located towards the base of the Teberebie Ridge, approximately 10 m to 15 m above the valley floor level on the eastern side. • The estimated permeabilities from the packer tests in the Mantraim series of exploration drillholes ranged from 1.8*10-8 m/s to 1.4*10-6 m/s, with an overall mean of 2.6*10-6 m/s. Test results indicated a general tightness of the of the rock mass, although some areas also showed the openness of the rock mass structure, from a free flowing to tight rock mass. It is anticipated that such range of rock mass conditions could occur throughout the excavation with limited seepage in the tight rock mass and seepage points or small flows within the open textured rock mass. From the packer testing the rock mass can be described as relatively low permeability. Higher flows are usually expected within the fault bounded areas. The qualified persons is of the opinion the hydrology is: a. Tarkwa has reliance on appropriate hydrogeological studies conducted at all relevant sites b. Hydrology is not viewed as presenting a material risk to Tarkwa or the mineral resource and mineral reserve estimates. 7.4 Geotechnical Tarkwa dedicated geotechnical data is collected for geotechnical pit design purposes. This may vary from logging of diamond core, to mapping of exposed surfaces once excavation starts. These geotechnical holes are planned along the periphery of the pit to intercept major and discrete structures that could have a detrimental effect on slope stability. Representative samples are collected and sent to the laboratory for testing. Ongoing data collection and testing on selected exploration holes is carried out to increase data density. Tarkwa geotechnical sampling for the various tests is guided by the mine’s sampling protocols as captured in the slope management plan. The main tests that are required for the determination of rock mass properties are the uniaxial and triaxial compressive tests. Uniaxial compressive test (UCS) The Uniaxial compressive strength (UCS) test is used to determine the uniaxial compressive strength (unconfined compressive strength), the Young’s modulus and Poisson’s ratio. The following processes ensure reliable results are obtained from the UCS test: 1. Selected samples are free of defects. 2. The samples must be circular cylinders with the height twice the core diameter. 3. The ends of the samples must be flat within 0.02 mm. 4. The samples must not be stored for more than 30 days and they must be tested at their natural moisture content. During the testing, uniaxial load is applied to the specimen at a constant stress rate of 0.5 Mpa/sec to 1.0 Mpa/sec by using a universal testing machine. Axial load and radial or circumferential strains are recorded throughout the test. All samples are photographed, and all visible defects logged before testing. After testing, the samples are photographed again, and all failure planes logged. Triaxial compressive test (TCS) Frictional angle (Ø) and cohesion (c) which are the shear strength parameters for intact rocks are determined by triaxial testing. Rock samples are loaded axially and radially by a confining pressure which is kept constant. Steps undertaken to obtain reliable results are: 1. The maximum confining pressure must be half of the unconfined compressive strength of the sample. 2. The test is repeated for at least five different confining pressures. 3. At least two tests are required to be conducted for each confining pressure. The rock mass parameters adopted for the numerical analyses are largely based on laboratory test results. The key assumptions for the rock mass properties are stated below: 1. The uniaxial compressive strength values are the 25th percentile values. 2. The adopted mi values are the 25th percentile values. 3. Rock mass properties were estimated using the Hoek Brown failure criteria. 4. To determine cohesion and frictional angles for two intervals of confining stress, a bilinear Mohr-Coulomb envelop was fitted on a nonlinear Hoek-Brown curve. A representative number of all (uncut) resource diamond drilling, preferably HQ core size, is geotechnically logged and sampled for laboratory testing. In addition, targeted, dedicated triple-tube geotechnical holes are required for any study. These are planned by the responsible geotechnical department. Tarkwa guidelines for open pit studies are a minimum of one drillhole per 100 m of pit crest, or one drillhole pierce point per 4 ha of pit slope surface. Entire recovered orientated core is logged to determine representative rock mass. Table 7.4.1: Required representative samples for laboratory testing Tarkwa Type of test Samples Underground Open pit Direct Shear (For weathered rock, saprolite, fault gouge, etc.) 5 per domain ý þ Uniaxial Compressive Strength (UCS) (With Youngs Modulus and Poisson’s ratio determination) 5 per lithology þ þ Triaxial Compressive Tests (5 suites at four confining pressures) 20 per lithology þ þ Brazilian Tensile Strength 5 per lithology þ ý Acoustic Emission (AE) 3 per site þ ý Notes: a. Tarkwa has completed this testing for the life of mine mineral reserve and has ongoing testing of new discoveries. b. Domains and lithologies are based on core logging. c. Additional sample testing is requested if required. Source: Tarkwa CPR, 2025 All materials testing is performed in accordance with International Society for Rock Mechanics, ISRM, (1978) standards. A summary of material testing parameters for Tarkwa can be seen in Table 7.4.2 below. Table 7.4.2: Tarkwa material testing parameters Material UCS (MPA) Density (ƴ) Kg/ Rock Mass Friction Φ(degrees) Rock Mass Cohesion C (Kpa) Young Modulus E (Gpa) Poisson Ratio ⴄ Permeability K (m/s) Overburden and soft rock 20-50 2200 28-32 25-65 1-3 0.28-0.32 2*10-5 Intermediate rock 75-120 2400 32-36 130-170 8-12 0.22-0.28 2*10-6 Hard rock 150-180 2700 38-42 350-450 15-25 0.18-0.22 2*10-7 Intrusive (soft) 1 1800 18-22 20-40 0.8-1.2 0.35-0.45 1*10-7 Intrusive (Hard) 100 2500 34-38 80-120 3.7 0.32-0.38 5*10-8 Source: Tarkwa CPR, 2025 The qualified person is of the opinion the geotechnical work is: a. Tarkwa has completed all appropriate testing for the current life of mine reserve and continues to test all new significant discoveries. b. Geotechnical domains and lithologies are based on core logging and modelled by the Geology department. c. Sample testing is adequate for the purposes of this disclosure. d. The quality of the sampling and laboratory testing is adequate to support the mineral resource and mineral reserve estimates. 7.5 Density Rock density is a critical input to the resource block model and for determining the tonnage of an orebody. It therefore impacts the total mineral resource deposit. Consequently, independent porosity and density determinations are estimated from DD core samples for most resource areas (Table 7.5.1, Table 7.5.2 and Table 7.5.3). This is done at the SGS laboratory in Tarkwa using a hydrostatic immersion (wax-immersion) method. The weathering has affected rocks near the surface by oxidation with consequent clay alteration, which in turn affects the porosity, density and metallurgical characteristics of the deposit. Including accounting for void spaces. From the outset, Tarkwa Mine has sought to model the weathering alteration characteristics of the deposit. Initially, a qualitative visual estimate was used to gauge porosity, which was subsequently updated to a wetting test where the quantity and rate of water absorption was measured. The procedure currently in use is a direct measurement of the porosity percentage, or void space, through an immersion technique. The method used is based on an International Standard Method ISO 5017. The statistical analyses of initial test results done on Tarkwa drill cores shows a 94 % linear correlation between Bulk Density and Apparent Porosity. Gold dissolution tests on cores and crushed ore samples show a more scattered trend, however, a clear relationship exists between apparent porosities and gold dissolution characteristics. Six thousand porosity and bulk density determinations have been made on 5 cm core samples taken every 50 cm in the various reef units and in some of the intervening quartzite beds, from 1,070 drillholes at Pepe, Mantraim, Akontansi and Kottraverchy. The weathering profile, and porosity, of the ore varies from surface. This relates to the fluctuations in groundwater levels, which generally vary from 1 m to 40  m. Faulting, fracturing and primary lithological permeability modify the depth to porosity relationship. Individual samples taken at 50 cm intervals are composited per reef zone and Tarkwa uses a manual method of contouring the different porosity values (P Codes) per reef. These contours are then used as constraints for estimating the P Code values into the block models per reef. The specific gravity and dissolution factors are assigned directly from the P code values for each reef. These are also tested with new drilling data during infill campaigns. The tables used to assign these densities and dissolutions for the various pits are shown below. Table 7.5.1: Tarkwa Density – Akontansi Akontansi Porosity Table PCODE REEF-Specific Gravity Dissolution (%)G E C CDE A3 A1 Afc Afc3 Afc1 0 2.69 2.66 2.66 2.66 2.66 2.67 2.68 2.68 2.68 43.75 1 2.66 2.65 2.65 2.65 2.65 2.65 2.66 2.66 2.66 53.5 2 2.66 2.63 2.63 2.63 2.61 2.61 2.61 2.61 2.61 68.13 3 2.63 2.57 2.57 2.57 2.61 2.61 2.61 2.61 2.61 76.44 4 2.57 2.54 2.54 2.54 2.61 2.61 2.61 2.61 2.61 80.85 5 2.54 2.5 2.5 2.5 2.45 2.45 2.43 2.43 2.43 86.73 Source: Tarkwa CPR, 2025 Table 7.5.2: Tarkwa Density – Pepe, Teberebie Pepe Porosity Table PCODE REEF-Specific Gravity Dissolution (%)A C E F2 G 0 2.69 2.69 2.69 2.67 2.69 53.50 1 2.60 2.66 2.66 2.65 2.66 60.33 2 2.54 2.60 2.58 2.58 2.60 72.03 3 2.60 2.60 2.58 2.58 2.60 78.88 4 2.57 2.60 2.58 2.58 2.60 82.80 5 2.48 2.46 2.44 2.38 2.47 86.73 Teberebie Porosity Table PCODE REEF-Specific Gravity Dissolution (%)A CDE C E F24 F2 F4 G 0 2.69 2.69 2.69 2.69 2.67 2.67 2.67 2.69 43.75 1 2.60 2.66 2.66 2.66 2.65 2.65 2.65 2.66 53.50 2 2.64 2.60 2.60 2.58 2.58 2.58 2.58 2.60 68.13 3 2.60 2.60 2.60 2.58 2.58 2.58 2.58 2.60 76.44 4 2.57 2.60 2.60 2.58 2.58 2.58 2.58 2.60 80.85 5 2.48 2.46 2.46 2.44 2.38 2.38 2.38 2.47 86.73 Source: Tarkwa CPR, 2025 Table 7.5.3: Tarkwa Density – Kottraverchy Kottraverchy Porosity Table PCODE REEF-Specific Gravity Dissolution (%)A CDE C E F24 F2 F4 G 0 2.69 2.66 2.66 2.66 2.66 2.67 2.68 2.68 2.68 43.75 1 2.66 2.65 2.65 2.65 2.65 2.65 2.66 2.66 2.66 53.5 2 2.66 2.63 2.63 2.63 2.61 2.61 2.61 2.61 2.61 68.13 3 2.63 2.57 2.57 2.57 2.61 2.61 2.61 2.61 2.61 76.44 4 2.57 2.54 2.54 2.54 2.61 2.61 2.61 2.61 2.61 80.85 5 2.54 2.5 2.5 2.5 2.45 2.45 2.43 2.43 2.43 86.73 Source: Tarkwa CPR, 2025 The weathering profile, and hence the porosity of the ore, varies from surface due to fluctuations in groundwater levels which generally vary from 1 m to 40 m. Faulting, fracturing and primary lithological permeabilities modify the depth to porosity relationship. Individual core samples taken at 50 cm intervals are composited per reef zone and a manual method of contouring the different porosity values (P Codes) is used per reef for the metallurgical response factors. The qualified person is of the opinion the density work is: a. The bulk density testing is adequate for the intended purpose and the tonnage estimation based on the bulk densities appear to have little bias. b. Bulk densities are consistent with lithology and ore types estimated over a ±25-year mining history. 8 Sample preparation, analyses and security 8.1 Site sample preparation, QAQC and security For DD core: • A geologist is responsible for measuring, marking, logging and determination of sample positions. The geologist provides the sampler with the required sample depths ensuring that discrete lithologies are sampled separately where possible and sufficient sample is available for assay with a minimum 15 cm length for NQ diameter half core samples. • A maximum of 25 cm to 30 cm half core samples are taken in ore zones. In the waste zones 30 cm – 50 cm half core samples are taken for 1 m above and below each ore zone. Prior to sampling, the core is cut in half along split lines using a diamond blade core saw. The split line connects all the low node points of the average apparent dip. The core is cut so that the blade passes through both split lines to produce two half cylinders of equal dimension. • A sampler then tickets and bags the upper half of the split core for assay and completes the drillhole sampling record provided by the geologist, including information regarding the sample number, date submitted and batch number. QA/QC assurance samples are added to each batch submission to ensure that sufficient sampling process verification techniques are applied. • The remaining half cores (reference cores) are returned to the core boxes for storage. The borehole sampling record is captured on the logging computer and then synchronised with the main database by the database administrator on completion of the ticketing and bagging, prior to despatch to the assay laboratory. • All sampled half drill core is stored together with non-mineralised whole core in ultraviolet resistant plastic or aluminium core trays at the core storage facility on the mining lease area. All DD sample pulps are retrieved from the assay laboratory and stored at the core storage facility. For RC chips: • Sampling during drilling and grade control is carried out on vertical 1 m composites with sampling starting in the hanging wall of the uppermost reef horizon and continuing below the footwall of the lowermost package. • Sample delivered from the cyclone by the drill contractor is weighed before the material is tipped into the splitter. These weights are recorded on the logging tablet along with the state of the sample (dry or wet). The recoveries are monitored for each sample and the drilling is stopped if expected recoveries fall below 80 % on three consecutive samples. • A single tier splitter is used to split the sample on a 50:50 basis. Both portions of the initial split are reloaded through the splitter to ensure sample homogenisation. The sample is then reduced in volume using the splitter, with the alternating reject portion being discarded at each pass until a representative sample split of 2-3 kg is obtained. • The reject portion is bagged and stored in the field until the assay batch results have been received and accepted before being discarded. The other split is bagged and sent to the assay laboratory for analysis. In general, wet samples are only encountered when initially intersecting the water table (two to three metres). • In the case of wet samples, the sample is allowed to settle and the sample bag is pierced at the top to prevent the samples from being washed out. After draining the water, the sample is tipped onto a clean plastic bag and thoroughly mixed. It is then flattened and sampled on a regular grid pattern. • The RC assay pulps are stored at the assay laboratory’s storage facility for a minimum period of three months. A small percentage of the RC pulps are retrieved for the purposes of blind resubmission. • Before samples are sent to the laboratory, the samplers are required to label the plastic sample bags with a permanent, black/blue marker pen with unique identification numbers. • A labelled ticket with the identification number is also stapled to the inside of each split sample bag. The samples are then sent to the laboratory in a batch. Sample Submission protocol: • Generally, the Laboratory collects samples from the mine and transports these to their laboratory. • A despatch sheet is prepared by the QA/QC person, which include the number of samples, the method of analysis required and the types of samples. • A waybill is also prepared which is signed by either the QA/QC Manager or Chief Resource Geologist with a SOX stamp. • The number of samples is confirmed by the Laboratory representative by signing on the sample sheet attached to the despatch sheet. • Laboratory representatives are pre-registered in the Gold Fields Identification System. • Samples are then handed over to the laboratory representative, who sends the samples, the despatch sheet and waybill to Protection Services for verification and signing. 8.2 Laboratory sample preparation and analysis procedures The primary laboratory used for both DD and RC drillhole sample analysis is SGS Tarkwa. SGS is an independent ISO17025 accredited laboratory (certified by the South African National Accreditation System (SANAS). The conformance certificate is ISO 9001:2015. Process production samples are analysed at the mine site laboratory, with SGS used as an umpire laboratory. Samples received at SGS Tarkwa are first sorted and any anomaly is disclosed together with the supplied documentation. The samples are subsequently dried to a maximum of 105 °C, crushed, split to the required weight and milled to 75 µm.

For samples analysed by fire assay (FA): • 50 g sample aliquot is taken using mat rolling. • Flux is added with appropriate proportion placed in crucibles. • The crucibles are loaded into a furnace and melted at a temperature of 1,050 °C. • The molten sample is then poured and allowed to cool to form a glass slag at the top and lead with the heavy minerals at the base. • The glass slag is knocked off and the lead button placed in cupels for cupellation. • After cupellation, the prill is digested initially with nitric acid followed by hydrochloric acid. • The solution is made to an appropriate volume and analysed by Atomic Absorption Spectrometry (AAS). For samples analysed by bottle roll leach: • A 500 g sample is mixed with an equal proportion of water (500 mL). • One tablet of cyanide is then placed in the solution and bottle rolled for four hours. • The solution is allowed to settle and an appropriate volume (20 mL) of aliquot is taken. 4 mL of Di Iso Butyl Ketone (DIBK) is added to the solution and shaken vigorously for at least 30 seconds and analysed for gold by AAS. • The grade of the original solid is estimated from the solid/solution ratio and the AAS reading. The qualified person has reviewed the certificates and is of the opinion that the analytical laboratories are certificated and have effective process and protocol in place to ensure quality control and assurance and minimise any material errors. 8.3 QA/QC of laboratory sample preparation and analysis To monitor QA/QC, Tarkwa has a comprehensive “Best Practice” QC system, comprising written procedures and monitoring by the Geology group, coupled with internal and external audits. The QA/QC procedures, audits, round-robin benchmarking, as well as the submission of blanks and standards are specified, and full documentation is kept on site at Tarkwa. QC samples are submitted within laboratory batches allowing for monitoring of the drilling, sampling and laboratory sample preparation techniques as well as for analytical accuracy and precision. The different types of QC samples are summarised in Table 8.3.1. Table 8.3.1: Quality control sample types Sample description QC stage Comments Field duplicate Sample source and sampling in the field Monitors the sampling process in the field Laboratory duplicate Sample Preparation at Milling Stage Monitors the sampling of aliquot Coarse crush duplicate Sample Preparation after crushing, but before pulverised Monitors the splitting of the splitting after crushing Standard/blank Fields Monitors the accuracy of results and contamination Pulp re-assay Analytical Checks the precision, or repeatability, of results Pulp umpire Analytical (at the end of a program) Checks the precision and accuracy of the results compared to other labs Source: Tarkwa CPR, 2025 The following protocols and checks are undertaken: • Six standards (including Certified Reference Material (CRM from Rock Lab) and field blanks) are inserted in every 50-sample batch. • A duplicate sample is produced for 5 % of all samples taken (1 in 20), which involves the production of two samples from the same sample interval during initial sample collection at the drill site. This provides information on sample repeatability and sampling error. • The laboratory produces a repeat sample for 2.5 % of all samples (1 in 40) from the initial coarse reject, to check for laboratory preparation errors. • The laboratory produces a repeat sample for 5 % of all samples (1 in 20) from the initial pulp reject, to check for laboratory preparation errors. • All samples with assay >=3.0 g/t Au are re-assayed to check that the gold is fully digested during the Rapid Cyanide Leach process, which is the same as the Bottle roll leach procedure, and the values are accurate. DD samples with assay >5 g/t Au are re-assayed for accuracy. • Each batch of 50 assays includes one standard and one blank. Also, on average, two duplicates and two repeats are inserted. • 5% (1 in 20) sample pulps are blind and are re-assayed by SGS to check analytical precision. • Pulp rejects of the samples sent to SGS are returned and 20 % of these are submitted to the umpire laboratory Intertek. The Laboratory Certified reference material is inserted by the laboratory for them to check the accuracy of their system. • The QA/QC procedures, audits, round-robin benchmarking, as well as the submission of blanks and standards are specified, and full documentation is kept on site at Tarkwa. • QA/QC reports are reviewed on weekly basis by the Database Geologist and Geology Manager. Any issues highlighted by the reports are immediately brought to the attention of the Assay Laboratory Manager and Chief Chemist. • It is expected that Field Duplicates return a bias equal or below 5 % and HARD of 20 % at the 90th percentile and when, these results are not met, it is brought to the attention of the field geologists and samplers so that they can intervene to improve the sampling process. • It is expected that Lab Crusher Duplicates return a bias equal or below 5 % and HARD of 20 % at the 90th percentile and when, these results are not met, the lab’s attention is brought to it for discussion and improvement. • It is expected that Lab Pulp Repeats return a bias equal or below 5 % and HARD of 10 % at the 90th percentile and when, these results are not met, the lab’s attention is brought to it for discussion and improvement. • Standard results are plotted in a control chart with Upper and Lower Limits being ±3SD and every standard that falls out is re- assayed with 5 primary samples before and after the failed standard. Only a maximum of 5 % bias is allowed. • Field pulp and coarse bank results are plotted in a control chart with Upper Limit being five times the lower detection limit, which is 0.01 ppm. On a monthly basis, a laboratory audit is conducted by the Database Administrator and the Database Geologist. Any issues are also discussed during these visits. Tarkwa’s borehole sampling protocol and QA/QC procedures are reviewed internally by the Gold Fields group technical team during internal audits. They have also been reviewed by Agoratek International (D. Francois-Bongarcon) in 2000 and 2004, as well as during annual mineral resource audits undertaken by Snowden and Optiro. The most recent external audit was conducted by Golder and Associates in December 2021. The scheduled external audit for 2024 has been completed in 2025. The qualified person considers the sample preparation, sample analysis and quality control procedures and quality assurance actions to be adequate, conventional in methodology and representative of industry leading practice. All the procedures are appropriate to ensure the validity and integrity of the analytical results. The sample preparation and security procedures have been reviewed. The sample preparation is found to be adequate with effective supervision and in line with industry leading standards. No material bias is indicated that could potentially impact the sampling preparation and analysis. Sample security enforcement is reliable with low consequence if in the unlikely event of security protocols failure. 8.4 QP opinion on the adequacy and appropriateness of data 8.4.1 Adequacy of sample preparation, security, and analytical procedures The qualified person is of the opinion that the sample preparation, security and analytical process does not present a risk to the Tarkwa mineral reserve or mineral resource. 8.4.2 Unconventional analytical procedures No unconventional or novel analytical procedures have been followed at Tarkwa or used in the mineral reserve and mineral resource. 9 Data verification 9.1 Procedures Gold Fields applies industry-standard practices, emphasising compliance through established protocols, audits, and verification procedures. Key components include measures to verify data validity, accuracy, completeness, timing, and segregation of duties. Geological data from field activities and laboratories are verified using specialised data entry and database management systems. These systems facilitate daily validation, with dedicated personnel correcting errors and approving data entries. These protocols aim to minimise material errors and align with industry standards. Drillhole data is electronically stored using secure database software with validation tools that detect overlapping intervals, excessive deviations, and depth inconsistencies. Non-compliant data is excluded from estimates. Comparisons between drilling techniques assess potential biases, and historical data without QA/QC is evaluated against recent data to determine suitability. Sampling processes use structured data management tools to capture and monitor information. Laboratory dispatches link data via electronic files containing assay and quality control details. QA/QC measures include blank sample checks, duplicate validations, and analytical method comparisons. External audits periodically confirm data integrity. Survey data undergoes manual checks, including re-surveying drillhole collars using differential GPS systems and verification with licensed surveyors. Additional validation methods, such as gyroscopic surveys, may be applied to improve confidence. Data with unresolved errors or verification concerns is excluded from evaluations. 9.2 Limitations or failure to conduct verification The data verification process adheres to industry practices, and no failures to conduct verifications have been identified. Verification steps were consistently applied, including data screening, validation, and quality assurance measures. Historical data without QA/QC protocols was assessed through statistical comparisons with recent data to identify trends, inconsistencies, or biases. Discrepancies were either addressed through additional verification steps or excluded from use. Some uncertainties remain, such as the fact that older data cannot be fully validated. Survey methods generally produce reliable results, with alternative techniques employed where necessary to improve confidence. 9.3 Property-specific verification details Each property may have unique verification procedures, limitations, or actions that are material to data accuracy and reliability evaluation. For this property: • No material deviations from standard verification procedures were identified. • All data validation steps followed established protocols and adhered to industry standards. 9.4 QP opinion on adequacy of data The Qualified person reviewed the verification protocols and considers them adequate to ensure data accuracy, reliability, compliance with industry standards, and minimisation of material errors. 10 Mineral processing and metallurgical testing 10.1 Testing and procedures Background The predominant gold ores contributing to the Tarkwa life of mine mineral reserve comprise material in order of decreasing contribution Akontansi pit, Pepe/Mantraim pit and the South Heap Leach (SHL) tailings material. Relatively minor contributions to the plant feed over the life of mine come from low-grade surface stockpiles, Kottraverchy pit, and Teberebie pit. Oxide ores within the main Tarkwa pits that were historically treated using heap leaching have since been depleted, and all remaining ore is fresh. The heap leaching facility is closed, and only the milling/CIL circuit remains operational. From a metallurgical response perspective, the Tarkwa mineral reserves are considered as being grouped into three different types (Main Tarkwa pits, Kobada and the SHL tailings), with each described in the following sections. Akontansi, Teberebie, Kottraverchy and Pepe/Mantraim pits (Main Tarkwa pits) and low-grade surface stockpiles Geologically, the Tarkwa orebodies typically consist of a series of planar meta-sedimentary palaeoplacer deposits broadly similar to those mined in the Witwatersrand Basin of South Africa but with magnetite being the dominant heavy mineral at Tarkwa as opposed to pyrite within the Witwatersrand deposits. Mineralisation and gold deportment of the reefs are consistent throughout the all the main Tarkwa open pits (Akontansi, Teberebie, Kottraverchy and Pepe/Mantraim). The predominant gangue minerals are quartzite (83-90 wt%), muscovite (6-12 wt%) and kaolinite (1-3 wt%). Sulphur exists in very minor quantities and is associated with quartz veining in the Pepe North and the Pepe West Limb areas, most of which is already mined out. The sulphide concentration in the fresh ore is relatively low. The Tarkwa milling/CIL plant has been processing fresh ores from the main Tarkwa pits for many years, with relatively low variability in throughput and consistently high metallurgical recoveries (approximately 97  % since commissioning of the new gravity circuit late in 2018). This is typical when treating such large scale palaeoplacer deposits. The existing low-grade stockpiles represent an accumulation of lower grade material mined from the main Tarkwa pits over several years. More recent metallurgical testwork associated with these main Tarkwa pits is limited to the recently defined Ulap Extension cutback, which is a north-eastern extension of the Akontansi pit. This testwork program is discussed in the following sections. Plant performance expectations (volume throughput, metal recovery and costs) to process the remaining fresh ores from the main Tarkwa pits are therefore based on recent historical actual plant performance and related empirical data. Kobada pit The Kobada project is situated approximately 2.5 km south of Akontansi pit and 2.7 km south-west of the Pepe/Mantraim and Teberebie pits. With respect to geology, Kobada is a structurally controlled deposit, which formed at the contact zone between the Banket Footwall and the Kawere Sandstone, that developed during late stage of deformation. Gold emplacement was constrained within a bedding parallel micro-diorite that experienced an incremental introduction of hydrothermal fluids. The micro-diorite hosted gold mineralisation that is located below a conglomeratic stratigraphic marker horizon and it is characterised by the presence of quartz-tourmaline veins, sulphides, silicification and sericitisation. Due to the significant geological and mineralisation differences between the ores associated with the Kobada hydrothermal deposit and the main Tarkwa palaeoplacer deposits, a dedicated metallurgical testwork program was undertaken, to better estimate plant performance whilst processing the mined Kobada ores. This testwork program is discussed in the following sections. South Heap Leach Tailings The South Heap Leach (SHL) tailings contributed approximately 60 Mt at a grade of 0.40 g/t to the end-2024 reserve at Tarkwa. This material is heap leached crushed ore (i.e., tailings), with size distribution of approximately 80% passing 9 mm, remaining after the closure of the leaching pads. The original ore source for the heap leach material was the main Tarkwa pits. Due to the prior recovery of gold associated with the original heap leach operation, a dedicated sampling and metallurgical testwork program was carried out on these tailings, to better estimate plant performance whilst reclaiming and processing this material through the CIL plant. A discussion of this testwork program is included in the following sections. Importantly, based on the current planning parameters and cost assumptions, the option to re-process the SHL material at the end of the LOM plan continues to show a positive net realisable value (NRV) confirming economic viability. Notably, the SHL cutoff grade does not exceed the current in situ cutoff grade for the pits. In addition, the SHL volume has been surveyed to confirm the total tonnage to be processed. The qualified person is of the opinion that there has been no known or documented alteration of the material through weathering that necessitates any further metallurgical testwork to confirm gold content. Akontansi Pit Underlap Extension (Ulap) 2019 Testwork In 2019, eight core samples from the proposed Ulap orebody extension were submitted under commercial terms to the University of Mines and Technology in Tarkwa for metallurgical testwork. The testwork program included the following: • Head analysis, including multi-elemental scan and quantified x-ray diffraction (QXRD) analyses. • Comminution characteristics - rock SG, Bond BWI (Ball Work Index) and SMC SAG milling parameters. • Gravity (Knelson followed by mercury amalgamation) / cyanide leaching (direct leach) of gravity tails. The samples were selected from diamond drill core in order to obtain single continuous mineralised intercepts (including expected internal and external ore dilution) from a known single spatial location representing single geological domains and lithologies. The relevant results are summarised in Section 10.2. Kobada 2016 Testwork In 2016 six core samples from the Kobada project area were submitted to the University of Mines and Technology in Tarkwa for metallurgical testwork. The testwork program included the following: • Head analysis, including multi-elemental scan and quantified x-ray diffraction (QXRD) analyses. • Comminution characteristics - rock SG, Bond BWI (Ball Work Index) and SMC SAG milling parameters. • Gravity (Knelson followed by mercury amalgamation) / cyanide leaching (direct leach) of gravity tails. • Acid mine drainage (AMD) analysis, being Total S, Acid Neutralisation Capacity (ANC), Net Acid Generation (NAG), Total Acid Production Potential (TAPP), Net Acid Production Potential (NAPP), Net Acid Generation (NAG) and pH. The samples were selected from diamond drill core to obtain single continuous mineralised intercepts (including expected internal and external ore dilution) from a known single spatial location representing single geological domains and lithologies. The relevant results are summarised in Section 10.2. South Heap Leach Tailings 2012 Testwork In 2012 ninety-two (92) drill sample composites from the South Heap Leach facility were submitted to the University of Mines and Technology in Tarkwa for bottle roll metallurgical testwork. The testwork program included the following: • Head analysis. • 106 µm P80 grind, followed by cyanide leaching (direct leach). • Size-by-size analysis. The relevant results are summarised in Section 10.2. 10.2 Relevant results The following sections summarise key results from the Ulap (2019), Kobada (2016) and SHL (2012) Tarkwa University of Mines and Technology testwork programs, and describes the approaches taken to estimate recoveries and mill throughputs for the LOM mineral reserve plan. Ulap Table 10.2.1 provides a summary of the key species assays of the metallurgical samples used for the Ulap study. Some observations of the data in Table 10.2.1 suggest that the organic carbon concentration is slightly enriched in general for Ulap, with copper (Cu) and silver (Ag) enriched in the A-Fresh and H-Fresh samples. Table 10.2.2 shows a summary of hardness test results for the Ulap area samples. The SAG and Ball work index results are reasonably consistent with hardness test results undertaken on the Tarkwa plant feed samples (June 2016). Table 10.2.1: Ulap metallurgical samples head analyses – key species Sample name Total sulphur (%) Sulphide sulphur (%) Total carbon (%) Organic carbon (%) Inorganic carbon (%) Ag (ppm) Cu (ppm) As (ppm) Sb (ppm) Pb (ppm) Hg (ppm) Cd (ppm) A-Oxide. Trans <0.05 <0.01 0.18 0.18 <0.01 <1 9.8 3 <3 4 <1 <0.3 A-Fresh 0.05 <0.01 0.15 0.13 <0.01 40 4200 <2 <3 5 <1 0.3 B-Fresh <0.05 <0.01 0.14 0.13 <0.01 <1 5.5 <2 <3 3 <1 <0.3

C-Fresh <0.05 <0.01 0.16 0.16 <0.01 <1 6.1 <2 <3 4 <1 0.3 E-Fresh <0.05 0.01 0.23 0.20 0.03 <1 25 <2 <3 1 <1 <0.3 F-Fresh <0.05 0.01 0.15 0.18 0.02 <1 20 <2 <3 3 <1 <0.3 G-Fresh <0.05 <0.01 0.24 0.23 0.02 <1 6.6 <2 <3 3 <1 <0.3 H-Fresh 0.07 0.04 0.17 0.16 <0.01 700 9900 <2 <3 6 <1 0.4 Source: Tarkwa CPR, 2025 Table 10.2.2: Ulap metallurgical samples hardness test results Sample IDs Rock SG (t/m³) Drop weight index (Axb) SAG Work Index, Mia (kWh/t) Bond Ball Work Index (kWh/t) A-Oxide. Trans 2.66 79.5 11.3 13.1 A-Fresh 2.68 37.9 20.6 15.2 B-Fresh 2.67 76.3 11.6 12.1 C-Fresh 2.68 57.6 14.6 13.1 E-Fresh 2.67 52.5 15.6 14.2 F-Fresh 2.67 58.5 14.4 14.5 G-Fresh 2.68 57.6 14.6 13.4 H-Fresh 2.68 64.8 13.3 14.5 Average 2.68 61.2 14.0 13.6 Source: Tarkwa CPR, 2025 Table  10.2.3 provides a summary of the gravity/leach test results for the Ulap samples, with grind size P80 of 106 µm. The test results returned recoveries between 95.1  % to 98.1%, which is reasonably consistent with the Tarkwa plant’s historical performance when processing ores from the Tarkwa main pits. Table 10.2.3: Ulap metallurgical samples gravity/leach test results Sample Estimated head grade (Au g/t) Gravity recovery (%) Final tails grade (Au g/t) Overall recovery (%) Lime (kg/t) Cyanide (kg/t) A-Oxide. Trans 2.50 50.9 0.07 97.2 0.75 0.35 A-Fresh 1.63 51.0 0.08 95.1 0.45 0.15 B-Fresh 1.30 35.5 0.04 96.9 0.63 0.26 C-Fresh 2.57 57.6 0.05 98.1 0.50 0.14 E-Fresh 2.22 30.1 0.06 97.3 0.55 0.18 F-Fresh 2.65 50.2 0.08 97.0 0.56 0.16 G-Fresh 1.57 28.8 0.06 96.2 0.54 0.28 H-Fresh 1.08 56.5 0.04 96.3 0.55 0.21 Source: Tarkwa CPR, 2025 Leach recoveries are high, despite the presence of some organic carbon in the samples in the absence of activated carbon. The cyanide consumption for samples A-Fresh and H-Fresh is relatively low, despite the high concentrations of copper in the samples. This indicates that the copper is not significantly reacting with the added cyanide during leaching. In summary, the metallurgical testwork for the Ulap samples has returned results that are reasonably consistent with the recent historical Tarkwa plant feed characteristics and performance. As such, it is recommended that the processing assumptions adopted for Ulap ores for the end-2022 reserves are the same as those used for ore from the main Tarkwa pit. Kobada Table 10.2.4 provides a summary of the key species assays of the metallurgical samples used for the Kobada study. The samples (which were jointly selected by geological and metallurgical representatives) were composited from diamond drill core to obtain single continuous mineralised intercepts, including expected internal and external ore dilution, from a known single spatial location, and where possible representing single geological domains and lithologies. Table 10.2.4: Kobada metallurgical samples head analyses – key species Sample name Total sulphur (%) Sulphide sulphur (%) Total carbon (%) Organic carbon (%) Inorgani c carbon (%) Ag (ppm ) Cu (ppm ) As (ppm ) Sb (ppm ) Pb (ppm ) Hg (ppm ) Cd (ppm ) GDKD058 0.32 0.28 1.95 0.13 6.85 <1 53 310 <3 8 <1 <0.3 GDKD059 0.57 0.47 2.14 0.06 10.4 <1 55 1600 3 10 <1 0.6 GDKD060 0.58 0.52 2.03 0.05 9.9 <1 38 320 <3 8 <1 <0.3 GDKD061 0.38 0.14 1.85 0.07 8.9 <1 49 82 <3 7 <1 <0.3 GDKD065 0.51 0.24 2.06 0.11 9.75 <1 59 38 3 9 <1 <0.3 GDKD066 0.42 0.33 1.92 0.11 9.05 <1 53 64 <3 8 <1 <0.3 Source: Tarkwa CPR, 2025 Some observations of the data in Table  10.2.4 suggest that the organic carbon concentration is slightly elevated at Kobada, with elevated arsenic (As) in the samples from GDKD059, GDKD060 and GDKD061. All Kobada samples are significantly enriched in inorganic carbon (i.e., carbonates). A summary of hardness test results for the Kobada samples is presented in Table 10.2.5 the bond ball work index results are generally slightly softer than typical fresh Tarkwa pit ores and hardness test results undertaken on the Tarkwa plant feed samples (June 2016). Table 10.2.5: Kobada metallurgical samples hardness test results Sample name Rock SG (t/m³) Bond Ball Work Index (kWh/t) GDKD058 2.65 12.7 GDKD059 2.63 12.7 GDKD060 2.63 12.6 GDKD061 2.65 10.7 GDKD065 2.64 12.0 GDKD066 2.62 11.9 Average 2.64 12.1 Source: Tarkwa CPR, 2025 Table  10.2.6 provides a summary of the gravity/leach test results for the Kobada samples, with grind size P80 of 106  µm. No gravity recovery step was included in the testing procedure, as the Tarkwa plant was not equipped with a gravity circuit at the time that the study was undertaken. The Tarkwa plant is now equipped with a gravity circuit. The testwork results returned recoveries between 84.2 % to 94.0%, which is lower than the Tarkwa plant’s historical performance while processing ores from the Tarkwa main pits. This is anticipated based on the significant geological and mineralisation differences between Kobada and the main Tarkwa pits. Table 10.2.6: Kobada metallurgical samples gravity/leach test results Sample name Estimated head grade (Au g/t) Final tails grade (Au g/t) Overall recovery (%) Lime (kg/t) Cyanide (kg/t) GDKD058 3.16 0.19 94.0 1.17 0.32 GDKD059 2.02 0.32 84.2 1.25 0.37 GDKD060 2.88 0.18 93.8 1.17 0.34 GDKD061 4.66 0.31 93.3 1.02 0.35 GDKD065 0.85 0.08 90.5 1.31 0.40 GDKD066 2.18 0.19 91.3 1.13 0.34 Average 2.63 0.21 91.9 1.18 0.35 Source: Tarkwa CPR, 2025 Given the significant geological differences encountered at Kobada coupled with the lower recoveries from the testwork undertaken, a dedicated recovery estimation model was developed for mineral reserve cutoff grade calculations and plant production forecasting using the testwork results: • Kobada recovery = (Au – 0.1089 * Au^0.6761-0.01) / Au * 100 • Where, Au=gold head grade (g/t) Maximum recovery estimation model is constrained to 94.0%, being the highest test result obtained from the testwork. South Heap Leach. Cyanide leaching testwork was undertaken on ninety-two (92) drill composite samples by the Tarkwa University of Mines and Technology in 2012. These were collected from a combination of air core and RC drilling at the South Heap Leach facility. After grinding the heap leach tailings samples to 80 % passing (P80) 106 µm, leaching extraction results ranged from 80 % to 100%, with an average of 92.6%. Financial assessments and mill feed scheduling for the life of mine mineral reserve, assumes that an average recovery of 90  % is achieved for the South Heap Leach facility material. The mill throughput rate estimated and scheduled for processing the South Heap Leach facility material is 14.5 Mt per annum, which is slightly higher than that adopted for treating ores from the main Tarkwa Pits. The higher throughput is assumed to be achievable based on the relatively fine crush size distribution of the material to be fed (P80 of approximately 8 mm), coupled with the potential to slightly coarsen the milled product grind size distribution, due to the relatively low head grade of the material. Main Tarkwa Pits The metallurgical characteristics of the main Tarkwa open pits (Akontansi, Teberebie, Kottraverchy and Pepe/Mantraim) for the life of mine plan are assumed based upon recent actual plant performance results. The gold recovery estimation relationship is based upon a natural logarithm model fit to the monthly reconciled plant results from January 2021 through to March 2024, shown in Figure 10.2.1. Figure 10.2.1: Tarkwa monthly plant recovery model fit chart Source: Tarkwa CPR, 2025 The mill throughput estimate for scheduling the processing of ores mined from the main Tarkwa pits is 14.7 Mt per annum. This is based on 2024 plant performance, with 12.4 Mt processed from January to October 2024. 10.3 Plant sampling Plant feed tonnage is measured via weigh scales (weightometers) on the mill feed conveyors. Plant feed is sampled for moisture determination only. Leach feed and residue samples are taken automatically using two stage automatic samplers. In certain cases, hand cut samples are collected. Shift composites are accumulated and prepared in accordance with site-specific procedures. The analytical laboratory for carrying out the process plant sample analysis is situated on the mine site. Management of the onsite laboratory is contracted out to SGS who are ISO 14001 compliant. The samples undergo preparation and analysis by slurry pressure filtration (to separate the solids and solution), solids oven drying, splitting, pulverisation, weighing, aqua regia digestion, DIBK extraction and AAS reading. Laboratory QA/QC checks are carried out at the SGS laboratory in Tarkwa, Ghana. In accordance with the Gold Fields Plant Metal Accounting Standard, a gold in circuit inventory is undertaken monthly to reconcile (by mass balance) the back-calculated gold grade of the mill feed with the mill feed grade estimates obtained using daily plant samples and assays. The monthly variance between the assayed grade and the back-calculated grade is monitored, and an investigation is initiated if this variance exceeds the minimum allowable levels (thresholds) outlined in the Gold Fields Plant Metal Accounting Standard. 10.4 Deleterious elements The testwork procedures include elemental and mineralogical analysis for elements that could be deleterious to plant recovery (e.g., arsenic, tellurium, antimony, organic carbon). The Tarkwa and Kobada pit metallurgical samples tested contain some levels of organic matter (carbon), with concentrations ranging from 0.05 % to 0.23% (refer to Table 10.2.1 and Table 10.2.4). The levels are relatively low compared to other (non-Gold Fields) known problematic preg-robbing ores, and based on the testwork results, the activity of the natural carbon at Tarkwa appears to be relatively low. The Tarkwa and Kobada pit metallurgical recovery tests were undertaken as direct cyanidation leaching tests (not carbon-in-leach) therefore providing potentially conservative recoveries in the presence of active organic matter. Three of the Kobada metallurgical samples contained arsenic at concentrations greater than 100 ppm. Sample GKD059 had the highest arsenic grade of 1,600 ppm and had the lowest gold leach recovery of 84.2%. There is no known high density multi-elemental assay data for the Tarkwa deposits or Kobada, so it is not possible to develop a geological distribution model for species other than gold. 10.5 Metallurgical Risks In the opinion of the qualified person, the combination of a well-established processing plant with a known operating history of treating ores mined from the associated mining leases, together with the recent metallurgical testwork undertaken to assess core samples selected from future local mineralisation areas (as outlined in the previous report sections), provides a reasonable basis for estimating the associated metallurgical and processing modifying factors underpinning the Tarkwa mineral reserves. However, the reader should be aware that some uncertainty remains that could introduce risk. These are discussed in detail in the following sections. 10.5.1 Sample Representativity Metallurgical sample selection is an important aspect of the process of converting mineral resources into reserves. The results of the testwork undertaken on those samples are often directly used as inputs into plant performance estimates used for mineral reserve financial evaluations. Therefore, it is important that the selected metallurgical samples are representative and that they cover a suitable range of gold head grades. The samples must also consider the various geological lithologies and domains expected to be encountered, and they must appropriately incorporate any anticipated internal and external material dilution expected during the mining process. Individually testing different head grades ranges and geological domains improves the ability to gauge the metallurgical response to expected variability within the orebody. This allows for better judgments and estimates to be made on how the material to be processed will perform in the processing plant. As new potentially economic mineralised areas are identified at the mine, the site’s exploration geologists and metallurgists will select several representative core composite samples for each new mineralisation area and submit these to a commercial metallurgical laboratory for a defined testwork programme including, head assays, recovery and physical property analyses. While care is taken with the sample selection process, there are practical constraints to samples numbers due to core availability and the costs of testwork. Specifically for Tarkwa, the availability of drill core samples representative of future ores is significantly constrained due to a structural damage incident at the core farm which eliminated all available historical drill core. Based on this it is not possible for the qualified person to guarantee that the proposed reserves have been fully representatively sampled, and therefore some inherent uncertainty will remain. The recovery estimation models used for mineral reserve determination at Tarkwa were developed based upon both recent past plant performance and metallurgical testwork results, as discussed in this report chapter. 10.5.2Laboratory Test Methods and Scale-up The laboratory test results require scale-up to estimate performance through the industrial processing facility. In the case of Tarkwa mineral reserves for the main open pits, the assumed plant parameters are based upon recent historical plant performance, while the recovery predictions for the South Heap Leach facility material and Kobada pit are based upon results obtained from the metallurgical testing. The metallurgical testing regime adopted has been specifically tailored to provide results that reasonably and practically represent the actual installed processing facility. This regime has been developed from experience gained over many years of undertaking such work at several Gold Fields operations, culminating in eventual mining, and processing of ores that have been historically metallurgically tested. There is potential risk associated with the delivery of these metallurgical testing results. This is a result of differences between laboratory methods and full-scale processes, and miscellaneous unidentified errors associated with the testing procedures. The selected laboratory (Tarkwa University of Mines and Technology, Ghana) that has undertaken the metallurgical testwork is not certified by any standards association, but is well regarded by the qualified person and has an established history of performing well for Gold Fields both at Tarkwa and elsewhere. Furthermore, samples analysed by the Tarkwa University of Mines and Technology are used to characterise processing parameters and are not incorporated into any geological or grade models produced for Tarkwa. The University is local to the mine, and support of local facilities is important in maintaining good relationships with the community. Despite reasonable efforts and care in the application of laboratory testwork scale-up factors and determination of recovery estimation modelling methods from historical plant results, there remains some inherent uncertainty in predictions of future actual performance of the industrial facility. 10.5.3 Deleterious Elements The routine metallurgical testwork programs include detailed head analysis (multi-element ICP-MS scan) and mineralogical analyses to check for the presence and quantities of potential deleterious elements to the plant, such as mercury, arsenic, organic carbon, antimony, tellurium, base metals, etc. Whilst this assessment is carried out on the limited number of metallurgical composite samples, it is not typically undertaken on individual exploration samples. The multi-elemental assay results obtained from the metallurgical samples are used as a guide to identify if there are any deleterious elements at high enough concentrations that would be of reasonable concern and that could materially impact plant performance. If such a species is identified then the option to submit a larger number of individual exploration samples for detailed analysis, to better quantify and locate the deleterious species, is readily available.

However, given the relatively low number of metallurgical samples checked for deleterious elements, it means that some inherent risk remains to unexpectedly encounter such a species during subsequent mining and processing operations, despite such elements not being identified during metallurgical testing. 10.6 QP opinion on adequacy and appropriateness of data The qualified person is of the opinion that the data, sampling, and analytical procedures used are conventional industry practice and that analysis is expected to be reasonable for recovery estimation, noting the information, constraints and risks described in Section 10. 11 Mineral resource estimates Tarkwa’s mineral resources undergo an initial assessment through the application of a range of assumed technical and economic factors to ensure reasonable prospects for economic extraction. The open pit mineral resource is constrained to an optimal pit shell defined by a mineral resource gold price of $2,300/oz and relevant unit costs and modifying factors. The in-situ cutoff grade has modifying factors applied and all material within the pit shell above the estimated cutoff grade is judged to meet the requirement of having reasonable prospects for economic extraction. The point of reference for the mineral resources is over a mining width, with dilution applied to the selection of the optimised pit shell. The grades and tonnages are disclosed in-situ and undiluted and mineral resources are 90  % attributable to Gold Fields. 11.1 Key estimation assumptions, parameters, methods and modifying factors Valid samples are used when estimating mineral resource. Non valid samples are excluded from estimation and are thus not materially influence estimates. There are no exploration targets estimated. There are no deleterious or co elements to be estimated. 11.1.1 Geological model and interpretation Geological modelling is initially based on the exploration DD data and forms the basis of the mineral resource estimate. However, where closer spaced RC drilling has been carried out for grade control purposes, the assay results and drill logs from the RC data are combined with the DD data. In-pit mapping data, most commonly in the form of survey pickups of geological structures and reef boundary contacts, is incorporated into the structural interpretation. Conglomerate horizons that host the gold mineralisation can be visually identified and they are sampled to an accuracy of a few centimetres in DD holes. Reef thickness estimates are accurate in DD holes and accurate to within approximately 1  m in RC holes. Logging of RC holes is performed on 1 m composite samples. The orebodies at Tarkwa are cut by numerous predominantly reverse faults, which generally run perpendicular to strike and are predominantly reverse faults. Initially, structural interpretations using sections extracted from the drillhole database is carried out prior to the modelling of the individual reef horizons. 3D wireframe planes of the structural discontinuities (faults) are constructed during the structural interpretation. Several igneous intrusions cut the orebodies. These can cause areas to be sterilised for mining. The major intrusions are identified during exploration and subsequent infill RC drilling and are modelled as 3D wireframes. One of two processes is used for modelling each individual reef horizon within the orebody: • In the first process, each reef is modelled as a series of 3D hanging wall and foot wall surface section strings using the results from the available drilling. These are projected past the modelled structural wireframe surfaces and are linked to create closed wireframes. • Each reef is modelled as a 3D wireframe based on interpolation of the reef thickness. The first stage is to create a footwall surface by triangulation using reef intersection points in each drillhole and projecting the modelled surface beyond discontinuities. The vertical thickness of the reef is then estimated for each drillhole and this variable is interpolated into a 25 m x 25 m grid using an ID2 sample weighting. The interpolated vertical thickness value is added to the elevation attribute of the foot wall triangulation surface to create a series of 25 m x 25 m spaced points. These are then triangulated to create a physical hanging wall surface. The surface is checked to ensure that all the borehole intersection points have been honoured. Hanging wall and foot wall surface boundary strings are used to close the footwall and hanging wall surfaces and create a 3D wireframe model. The 3D wireframes produced by either method are cut on the structural discontinuities and igneous intrusions to prevent duplication or overestimation of reef volumes. The first method described above produces more reliable results in structurally complex areas but takes longer to complete. Both methods can produce auditable wireframes and both methods are currently applied as appropriate. An additional aspect to the mineral resource estimation process is the modelling of specific sedimentological domains within individual stratigraphic units. The domaining procedure uses several sedimentological and grade distribution characteristics to define the domain boundaries of each reef. The 3D geological wireframes for each reef are used to constrain the block model and obtain an estimate of the reef volume. Cross sections showing current topography, DD and RC drillholes with wireframe interpretations are documented during preparation for internal and external review audits. These documents are stored with the wireframes and block model data in electronic format. With regards to the interpretations, several factors are noted by the qualified person: a. Minor intrusions do occur which are not picked up during initial exploration drilling at 100 m spacing. However, these are usually identified during subsequent closer spaced grade control drilling and in-pit mapping. The inclusion of grade control drilling and mapping in the modelling process has led to changes in the position of certain stratigraphic units in some areas when compared to the initial model based on wide spaced (100 m – 200 m) exploration drilling. This is largely due to the presence of small-scale structures. b. In rare instances, these changes can manifest as changes in the elevation of the individual reefs by up to 20 m due to revised interpretations adjacent to complex structures. This will influence the stripping ratio in the immediate area and therefore affect the pit optimisation. Reconciliations to date have shown that this has translated to overall gains in ore tonnage. The reasons for tonnage gains are: ◦ un-modelled strike changes between the DD model and the combined RC/DD model; and/or ◦ the overestimation of volume caused by the 1 m sample intervals used in the sampling of the RC drillholes compared to the precision achieved when the ore is mined during production. The exploration drilling does not accurately define the location and shape of the orebody on a local (grade control) scale. However, grade control drilling adequately confirms local changes, and currently runs approximately 6 to 9 months ahead of mining. This enables the geology modelers to adjust the model in a timely manner to accommodate for changes to the geological model between exploration and grade control for incorporation into the annual mine planning process. 11.1.2 Block modelling 3D block models of the in-situ mineralisation are constructed based on the geological interpretations. Separate block models are prepared for each deposit: Pepe-Mantraim-Teberebie, Akontansi, Kottraverchy and Kobada. The block models utilise sub-celling to ensure that the block model volume closely represents the volume of the wireframe model. At the end of the modelling process, the volume is depleted to account for mined out volumes. The block models are essentially a set of specifically sized "3D blocks" that represent a discretised (approximated) in-situ mineralised orebody that is generated by filling a geologically interpreted wireframe model. The block size used for each model is 50 m x 50 m x 3 m. The block models utilise proportions to ensure the block model volume closely represents the volume of the wireframe model. At the end of the modelling process, the volume is depleted to account for already mined out material. 11.1.3 Compositing and domaining One metre gold grade composites are produced from the reef hanging wall intersection. The compositing process is optimised to ensure that minimal data is excluded by allowing composite lengths to vary. Statistical studies are most meaningful when dealing with data from geologically homogenous populations. To assign data effectively to the various spatially defined geological populations, Sedimentological studies of the detailed stratigraphy within potential reef units have led to the recognition of both vertical and lateral facies variations. The data shows variations in both grade and thickness along the palaeoflow direction (strike) of the orebody. Full reef compositing for grade and thickness is done for each individual reef horizon. A combination of these two attributes is also computed to obtain the accumulation. Changes in gold accumulation, gold grade and reef thickness along the flow direction are further used to delineate geologically homogeneous local facies or geozones. These geozones or domains are used to constrain the statistical and geostatistical analyses on a soft boundary domaining basis. The hard domain boundaries are relaxed by 50 metres into the adjacent domains to form the soft domain boundaries. Bulk density The weathering profile, hence, porosity of the ore, varies from surface due to fluctuations in groundwater levels which generally vary from 1 m to 40 m. Faulting, fracturing and primary lithological permeabilities modify the depth to porosity relationship. Individual core samples taken at 50  cm intervals are composited per reef zone and a manual method of contouring the different porosity values (P Codes) is used per reef. These contours are then used as constraints for estimating the P Code values into the block models per reef. The specific gravity and dissolution factors are assigned directly from the P code values. Specific gravity ranges from 2.37-2.69 t/m³ and dissolution ranges from 44-87%. The models reconcile well with surveyed tonnages and heap leach recoveries. Stockpiled ore is assigned a specific gravity of 2.0 t/m³. Unmineralised, waste material below the weathering surface is assigned a specific gravity of 2.65  t/m³. This interface between weathered and fresh material typically sits 20 to 30 m below surface. Lower values of 2.3 t/m³ to 1.6 t/m³ are assigned to material above the weathered/fresh interface surface. All the values are based on historical field measurements and they are periodically validated. All dilution skins assume the specific gravity of the mineralised zone. 11.1.4 Top cuts Top cuts are used to control grade outliers during estimation. Grades above a selected threshold are capped to a selected threshold, therefore retaining the high-grade nature locally whilst constraining the influence of the outlier on the estimation. Top cuts are determined per domain through analysis of probability plots, histograms and by reviewing the samples at the top end of the grade distribution. Descriptive statistics are applied to develop an understanding of the statistical characteristics and sample population distribution relationships. Histograms and probability plots (to  evaluate the normality and lognormality of the distribution) are used to establish an understanding of the statistical relationships within each reef domain. In most cases, the number of high-grade values is less than 2 % of the population and these are “top cut” for the purpose of appropriate and realistic semi-variogram modelling and evaluation. • Akontansi top cuts range from 2.5 g/t to 18 g/t • Pepe, Atuabo, Mantraim, Teberebie, Awunaben (PAMTA) top cuts range from 2.5 g/t to 30 g/t Table 11.1.1: Summary of mineral resource estimation parameters Pit Domai n Search distances a Min, Max samples Parent cell sizes (X, Y, Z) Estimato r Sample types Composit e length Top cuts b Akontansi 11 343m x 176m x 30m 25, 50 50m x 50m x 3m SK RC/DD 1m 999 21 260m x 133m x 30m 25, 50 50m x 50m x 3m SK RC/DD 1m 30 31 260m x 133m x 30m 25, 50 50m x 50m x 3m SK RC/DD 1m 999 41 261m x 129m x 30m 25, 50 50m x 50m x 3m SK RC/DD 1m 13 51 261m x 129m x 30m 25, 50 50m x 50m x 3m SK RC/DD 1m 12 Kottraverchy 11 205m x 93m x 30m 30, 60 50m x 50m x 3m SK RC/DD 1m 15 13 213m x 104m x 30m 30, 60 50m x 50m x 3m SK RC/DD 1m 15 13 208m x 101m x 30m 30, 60 50m x 50m x 3m SK RC/DD 1m 15 21 299m x 150m x 30m 30, 60 50m x 50m x 3m SK RC/DD 1m 15 22 256m x 147m x 30m 30, 60 50m x 50m x 3m SK RC/DD 1m 15 23 256m x 147m x 30m 30, 60 50m x 50m x 3m SK RC/DD 1m 15 Pepe/ Mantraim 81 494m x 249m x 30m 40, 60 50m x 50m x 3m SK RC/DD 1m 30 82 494m x 249m x 30m 40, 60 50m x 50m x 3m SK RC/DD 1m 30 83 494m x 249m x 30m 40, 60 50m x 50m x 3m SK RC/DD 1m 30 91 494m x 249m x 30m 40, 60 50m x 50m x 3m SK RC/DD 1m 10 92 494m x 249m x 30m 40, 60 50m x 50m x 3m SK RC/DD 1m 10 93 494m x 249m x 30m 40, 60 50m x 50m x 3m SK RC/DD 1m 10 Teberebie 11 300m x 151m x 30m 40, 60 50m x 50m x 3m SK RC/DD 1m 30 21 300m x 151m x 30m 40, 60 50m x 50m x 3m SK RC/DD 1m 9 31 300m x 151m x 30m 40, 60 50m x 50m x 3m SK RC/DD 1m 10 41 387m x 198m x 30m 40, 60 50m x 50m x 3m SK RC/DD 1m 999 51 311m x 153m x 30m 40, 60 50m x 50m x 3m SK RC/DD 1m 21 61 232m x 136m x 30m 40, 60 50m x 50m x 3m SK RC/DD 1m 25 71 494m x 249m x 30m 40, 60 50m x 50m x 3m SK RC/DD 1m 18 72 494m x 249m x 30m 40, 60 50m x 50m x 3m SK RC/DD 1m 18 Kobada 11 120.8m x 54.9m x 1m 6, 12 10m x 10m x 1m SK RC/DD 1m 65 21 110m x 52.5m x 1m 6, 12 10m x 10m x 1m SK RC/DD 1m 20 31 110m x 52.5m x 1m 6, 12 10m x 10m x 1m SK RC/DD 1m 16 Notes: a. Based on variogram model and reef orientation, varies by domain/reef. The search distances for only the primary reef are shown in the table. b. Based on statistical analysis by domain/reef, varies by domain/reef. The range of top cuts is shown in the table. c. SK refers to the Simple kriging technique which is finally used which is further post-processed to obtain recoverable mineral resources for pit optimisation. The ordinary kriging technique (OK) is also run for further checks d. 999 in the table represents areas where no top cuts are applied Source: Tarkwa CPR, 2025 11.1.5 Variography A variogram is a description of the spatial continuity of the data. The estimation methods employed at Tarkwa rely on the properties of the variograms and therefore this is an important aspect of the estimation process. Variogram studies are carried out on composited data for individual domains. The variogram analysis is used to evaluate the spatial continuity of the mineralisation and to create a three- dimensional 3D model of how grades change with distance. The analysis of the variography is used to determine the search parameters in the grade estimation process. Variogram studies are carried out on composited data for individual domains. A search region or ellipse is defined based on observed directional grade continuity and is usually oriented in agreement with geological observations. Surpac software is used to model the ellipse angles for variogram modelling using the ZXYLLL Datamine angles of rotation axes. The parameters used for both the downhole and planar variograms are setup in tables in the Minesoft RES database. Historically, two- structure anisotropic variograms have been modelled in all areas at Tarkwa, with the major axis direction defined by the palaeo directions or by secondary reworking of reef horizons during episodes of uplift (often perpendicular to the palaeoflow directions). The first structure in the variograms is associated with the local channelling within the braided river system during conglomerate deposition (15 m – 60 m). The long-range structures may be up to 500 m in the more channelised reefs but generally range from 200 m – 400 m. During anisotropy determination, all angles are checked, and the final ellipse angles are rechecked once the major direction for variogram modelling has been selected. The qualified person is of the opinion that the variographies are practical reflection of the spatial continuity of the respective mineralization grades and their application to the geostatistical analysis is adequate to minimize uncertainty and to derive appropriate resource block models for use by the planning engineers to complete both mine design and production scheduling. 11.1.6 Grade estimation Grade is estimated using the Gold Fields Minesoft RES system. Gold grade is interpolated into 50 m x 50 m x 3 m (W x Lx H) blocks using simple kriging (SK) and ordinary kriging (OK) to generate the panel estimation grade models. A minimum of 20 composites are used for estimation, which may increase depending on reef thicknesses. If the number of composites used to estimate a block is insufficient, the zone mean for the geological-grade domain is used for SK. The boundary of the domain is treated as a hard boundary for estimation of the local mean. Search parameters are based on the individual semi-variograms produced for each reef in each of the domains. A dip-domain model is created for each domain based on the strike and dip of the triangulation surfaces of a particular reef model within the domain. The dip model is used to correct apparent thickness to true thickness when performing dilution calculations in the block model. No corrections for true thickness are made in the primary database. Kriging is carried out using all available data (both RC and DD composites) within the search radius. However, the algorithm treats the domain boundary as a soft boundary and for blocks near the edge of the domain, the search can include composites within a 50 m skin of the adjoining domain (i.e., a soft boundary). This is expected to reduce the edge effect and any conditional bias for blocks around the edge of the domain. The SK panel grades are used for post-processing of the recoverable resources used for mine planning and mineral resource disclosure. SK estimates produce higher kriging efficiencies for the panel estimates in most relevant areas of the operation, and especially in areas of limited data. Post processing using an Indirect Localised Conditioning method for seven cutoffs ranging from 0.5 g/ t - 2.0 g/t Au is carried out for the estimation of recoverable resources using selective mining unit (SMU) size of 10 m x 5 m x 3 m. The SMU size is based on an assumption of a 25 m x 25 m grade control drill spacing and a lognormal grade distribution (the original 50 m x 50 m x 3 m panel estimates are run based on untransformed data). For the purposes of resource disclosure, a tonnage factor of +10 % is applied to that portion of the resource that is informed by DD drillholes only, with a minimum DD spacing of 100  m x 100  m. A factor is also applied to the proportion of waste to account for the increased tonnage of ore within the block (i.e., the waste tonnage is reduced to maintain total tonnage within the block). A tonnage factor of -5 % is applied to the portions of the model informed by a combination of DD and RC drillholes. These tonnages factors are based on historical production reconciliations. 11.1.7 Selective mining units The selective mining unit (SMU) size (i.e., the smallest volume of material on which ore / waste classification is determined and is defined according to practical mining selectivity based on a combination of mine design and the mining equipment configuration) of 10 m x 5 m x  3 m is selected in consideration of the mining equipment, mining method and mining selectivity, together with the geology of the orebody as well as the size at which reliable kriging estimates can be produced based on and an assumed RC grade control drilling grid of 25 m x 25 m. 11.1.8 Model validation Visual inspection and documented model reconciliation reviews/ disclosure are the main validation procedures employed. This includes a review of sections and plans where models are checked for proper coding of drillhole intervals and block model cells. Interpolated grades are examined relative to drillhole composite values. The Minesoft RES® software produces audit trail log reports at each stage of the modelling process to validate that the process has run correctly. The log file reports include krige model average outputs, including average raw data versus average krige values, minimum and maximum values and SK versus OK values. Additional checks are performed on the krige block models to ensure that grades are correctly assigned to the model cells, including: • Viewing the composite drillhole data with the block model cells to check that the grade values in the drillholes correspond to block model cell values. • The number of samples used in the estimation, kriging efficiencies, regression slopes, block distance from samples and search values. • Comparative statistics • Global bias and local trends in the estimate • Swath plots a one-dimensional graph in a specific direction of interest Recent reconciliation performance at Tarkwa is summarised in Table 11.1.2 below: Table 11.1.2: Tarkwa mineral resource reconciliation Grade control model GCM Resource model (RM) GCM vs. RM Tonnes Grade Ounces Tonnes Grade Ounces Tonnes Grade Ounces 2025 Q1 2,809,938 1.32 119,026 2,702,144 1.25 108,767 104% 105% 109% 2025 Q2 2,333,997 1.25 94,115 2,492,438 1.25 100,006 94% 100% 94% 2025 Q3 2,658,165 1.55 132,263 2,709,697 1.48 129,297 98% 104% 102% 2025 Q4 2,233,032 1.46 104,814 2,461,701 1.47 116,496 91% 99% 90% Total 10,035,132 1.43 461,900 10,365,980 1.36 454,560 97% 105% 102% Source: Tarkwa CPR, 2025

11.1.9 Cut-off grades Cutoff grades are influenced by the operating strategy, modifying factors, design and scheduling and certain costs including the ore / waste cost differential. These are estimated annually in alignment with the Gold Fields cutoff grade guidelines. The cutoff grades for the open pit mineral resources by deposit are summarised in Table 11.1.3. Table 11.1.3: Tarkwa open pit resource cutoff grades Open pits Resource cutoff (g/t Au) RoM Resource mining recovery (%) Resource mining dilution (cm)1 Akontansi 0.25 94.6 30/20 Pepe_Mantraim 0.25 94.6 30/20 Teberebie 0.25 94.6 30/20 Kottraverchy 0.25 94.7 30/20 Kobada 0.31 83.3 30/20 Notes: 1. Dilution is 30 cm within hanging wall and 20 cm from the footwall. Source: Tarkwa CPR, 2025 The open pit resources are constrained to an optimal shell defined by a resource price of $2,300/oz, and relevant unit costs and modifying factors. Optimisation of the resource pit shell carried out using Geovia Whittle software. The cutoff grade is estimated for the material within the pit shell using the following formula: [Ore Premium Mining Costs ($/t) + Process Costs ($/t) + Site G&A Costs ($/t)] [Price x (100% - Ad valorem Royalty Rate) – All product related costs] x PRF x MCF x 0.03215075 Where: • Ore Premium Mining Costs cover adjustments in ore haulage distances and differences in ore and waste drill and blast costs. All other mining costs are accounted for during the pit shell generation phase. • Process Costs including sustaining capital. • Site G&A Costs including off-site general and administration (G&A) costs directly related to site (e.g., accounting or payroll services). • Price is the gold price per ounce ($2,300/oz). • The ad valorem Royalty Rate is 4%. The royalties may be adjusted as the mineral reserve price increases. • All product related costs include management fees, refining costs and contributions to the Gold Fields Foundation per ounce. • PRF is the plant recovery factor or metallurgical recovery as a percentage estimated at a grade close to the cutoff grade. • MCF is the mine call factor or the percentage of actual mill produced metal against the claim of metal produced. • 0.03215075 is the ratio of troy ounces per gram or 31.1034768 grams per troy ounce. • Mining dilution and mining recovery is used to get the cutoff grades from ‘run-of-mine’ (ROM) to in-situ. In-situ is the point of reference for mineral resources All material within the pit shells is generated using the estimated cutoff grade and is judged to have reasonable prospects for economic extraction. The mineral resource is declared at an in-situ grade and tonnage within an optimum, diluted pit shell (i.e., dilution is applied during the pit optimisation process but the undiluted tonnes and grade of the in-situ mineralisation are disclosed). The parameters are the similar for the mineral reserve (Section 12.2) with the main exception being the gold price. The mineral resources and mineral reserves gold prices are described in section 16. 11.1.10 Reasonable prospects for economic extraction The qualified person has concluded that reasonable prospects for economic extraction have been demonstrated through the application of an appropriate level of consideration of the potential viability of the mineral resources. These considerations include a reasoned assessment of the geological, mining, shell selection,, metallurgical, processing, legal, infrastructural, environmental, marketing, socio- political and economic assumptions which, in the opinion of the qualified person, are likely to influence the prospect of economic extraction. Although all permitting may not be finalised for some mineral resources, the qualified person is of the opinion that permitting is expected to be granted based on existing processes and protocols. However, this conclusion is subject to the material legal assumption that Tarkwa's mining leases. five of which are due to expire in April 2027, will be renewed on terms that permit the continued execution of the LOM mineral reserve plan. To the extent that the mining leases are not renewed, or are renewed on terms materially less favorable than those currently in place, the reasonable prospects for economic extraction of some or all of the mineral resources could be adversely affected. See Section 22.2 for additional information on the renewal of the Tarkwa mining leases and associated risks. 11.2 Mineral resources as of 31 December 2025 The mineral resources exclusive of mineral reserves are summarized in Table 11.2.1. The mineral resources are 90 % attributable to Gold Fields and are net of production depletion up to 31 December 2025. The point of reference for the mineral resource estimates is in-situ. The pit shells consider selective mining units and include estimates of any material below cut-off grade (dilution or waste) that needs to be mined to extract the prospective portion of the mineral resource. Table 11.2.1: Tarkwa summary of gold mineral resources at the end of the fiscal year ended 31 December 2025 based on a gold price of $2,300/oz Resources (exclusive of Mineral reserves) Cutoff grades Metallurgical recovery Amount/ Grade Amount (kt) Au/ (g/t Au) Au/ (koz Au) (g/t Au) (%) Open pit Mineral resources OP measured Mineral resources 4,254 1.6 221 0.25 – 0.31 91.3 – 98.0 OP indicated Mineral resources 55,776 1.2 2,205 0.25 – 0.31 91.1 – 97.4 OP measured + indicated Mineral resources 60,030 1.3 2,426 0.25 – 0.31 91.1 – 98.0 OP inferred Mineral resources 14,490 1.6 735 0.25 – 0.31 89.2 – 97.8 Stockpile Mineral resources SP measured Mineral resources 74 0.3 1 0.26 94.9 SP indicated Mineral resources SP measured + indicated Mineral resources 74 0.3 1 0.26 94.9 SP inferred Mineral resources Total Tarkwa Mineral Resources Total measured Mineral resources 4,328 1.6 222 0.25 – 0.31 91.3 – 98.0 Total indicated Mineral resources 55,776 1.2 2,205 0.25 – 0.31 91.1 – 97.4 Total measured + indicated Mineral resources 60,104 1.3 2,426 0.25 – 0.31 91.1 – 98.0 Total inferred Mineral resources 14,490 1.6 735 0.25 – 0.31 89.2 – 97.8 Source: Tarkwa CPR, 2025 Audits and reviews The Tarkwa mineral resource was completed by site personnel and the estimate was subject to internal review and scrutiny by the relevant qualified persons and regional technical and financial disciplines, and peer reviewed for technical assurance and compliance in disclosure by Gold Fields’ Group Technical (GT), Sustainable Development and Finance teams. The mineral resource for Tarkwa was externally and independently reviewed during Q4 of 2025 in support of the mineral resource inclusive of mineral reserves (IMR) and mineral resource exclusive of reserves (EMR) disclosed at 31 December 2025. SRK verified and validated both the IMR and EMR as determined by Tarkwa to the expected reporting accuracy. They consider the mineral resources for Tarkwa to have been prepared using industry practice with a high level of technical diligence. Aside the external audit review, further reviews have been done internally. The resources are disclosed in accordance with the SAMREC code (2016), Section 12 of the JSE Listing Rules and SEC SK-1300 requirements. On this basis no fatal flaws were identified and a certificate of reporting compliance was issued by SRK. The mineral resource estimate is underpinned by appropriate mineral resource Management processes and protocols to ensure requisite corporate governance in respect of the intent of the Sarbanes-Oxley Act of 2002 (SOX). Technical and operating procedures that have been developed on site are designed to be compliant with the SOX framework as adopted by the Gold Fields’ mineral resource Management, resource and reserve estimation, disclosure and auditing. The Property uses Quartex RCubed® propriety software in combination with SharePoint to ensure accuracy, governance and auditability in the disclosure of mineral resources and mineral reserves. 11.2.1 Comparison of 31 December 2025 with 31 December 2024 Mineral resource The net difference in attributable measured and indicated mineral resources between 31 December 2024 and 31 December 2025 is -1225 koz gold or -34%. The corresponding changes for inferred mineral resources are 548 koz gold or 293%. See Table 11.2.1 There is no change due to mined depletion for exclusive mineral resources. Measured and indicated mineral resource moved to mineral reserve and reducing by an overall (-34%). Other major impacts on the mineral resource were due to increase in resource gold price, increase in costs and changes to the pit shell resulting from changes to the pit stand-off distance from the plant. Attributable mineral resources exclusive of mineral reserves year on year change The following table sets out attributable mineral resources exclusive of mineral reserves of Tarkwa as at 31 December 2025 compared to 31 December 2024. Table 11.4.1: Mineral resource variance from 31 December 2024 to 31 December 2025 Measured and Indicated Mineral Resources Inferred Mineral Resources Unit % Change Gold % Change Gold As at 31 December 2024 ................. koz 3,651 187 Production depletion (2025) ............. koz Stockpile .............................................. koz Gold price ............................................ koz 61 2,215 58 109 Operating cost .................................... koz -19 -678 -93 -174 Discovery ............................................. koz Resource model update .................... koz -1 -29 Inclusion / exclusion ........................... koz -75 -2,733 327 613 Indesign material ................................ koz Acquisitions ......................................... koz Disposals ............................................. koz As at 31 December 2025 koz -34 2,426 293 735 Source: Tarkwa CPR, 2025 For the year ended 31 December 2024, changes in mineral resources exclusive of mineral reserves at Tarkwa were primarily driven by price shell selection. The mineral reserve shell increased materially with the mineral resource shell moving ahead of the mineral reserve shell. The position of the mineral resource 2025 is not the same as the the position of the mineral resource 2024. 11.3 Classification criteria Tarkwa’s in-situ mineral resources are classified as either measured, indicated or inferred in accordance with the definitions in SK 1300. Only measured and indicated mineral resources are modified to generate mineral reserves. Geological considerations include mineralisation continuity and grade. Increasing levels of geoscientific knowledge and confidence are generally based on geological understanding, grade continuity, drillhole/sample spacing, sample data quality, estimation quality, physical characteristics, mining development (i.e., amount of exposed and mapped mineralisation) and a reconciliation to mining history. The measured category also requires adjacent face sampling and mapping. Classification at Tarkwa is based on drillhole density, and geological confidence of both structural and geological domains. Kriging efficiencies, regression slopes and 90  % confidence limits of the mean estimate are also considered during resource classification. Although kriging efficiencies and confidence limits provide reasonable guidelines for resource classification, geological confidence remains the guiding principle in the classification process. Geological confidence in the geological model is based on commonly accepted geological interpretation practices for the Tarkwa palaeoplacer stratabound orebody. In general, the following criteria are used as a guide to definition of resource classification. • Measured mineral resource: Up to 25 m x 25 m RC drill spacing and/or 100 m x 100 m DD drill spacing, but also depending on face sampling, mapping, geological and grade continuity. 25 m x 25 m RC drilling is always undertaken before mining commences. • Indicated mineral resource: Maximum DD drill spacing of 200 m on strike and 100 m on dip, but also depending on geological and grade continuity. • Inferred mineral resource: Maximum drill spacing of 400 m on strike and 200 m on dip, but also depending on geological and grade continuity. Surface sources are comprised of lower grade stockpiles. Tarkwa estimates and disclose stockpiles in mineral reserve. The surface sources are supported by adequate sampling, survey and end of month reconciliation and they are therefore classified as measured mineral resources. The mineral resource classification criteria by resource area are summarised in Table 11.1.4. Table 11.1.4: Tarkwa mineral resource classification criteria by area Mineral resource Mineral resource category Nominal drillhole grid spacing range length (m) x width (m) Geological setting Pepe, Atuabo Mantraim Teberebie and Awunaden Inferred 400 x 200 Palaeoplacer Indicated 200 x 100 Measured 25 x 25 to 100 x 100 Kottraverchy Inferred 100 x 200 Palaeoplacer Indicated 100 x 100 Measured 25 x 25 to 100 x 100 Akontansi Inferred 400 x 200 Palaeoplacer Indicated 200 x 100 Measured 25 x 25 to 100 x 100 Kobada Inferred 40 x 40 Hydrothermal Indicated 40 x 20 Measured 10 x 10 Source: Tarkwa CPR, 2025 Stockpile tonnages are based on survey measurement and grade estimates are based on trucking records and sample grades collected during the mine life and are therefore considered sufficiently accurate to be classified as measured mineral resources. Active pit stockpiles are surveyed every month and necessary adjustments are made for end of each month. Run-of-mine (ROM) stockpile tonnages are reconciled to survey volumes every quarter. 11.4 Uncertainty underlying the resource The qualified person is of the opinion that: a. Inferred mineral resources have at least an even chance of converting to indicated mineral resources through continued exploration, additional empirical data and evolving geoscientific modelling. b. The mineral resource demonstrates reasonable prospects for economic extraction over the indicated study time frame c. Routine mine reconciliation monitoring and discloser, as a minimum on a quarterly basis utilising the Group’s Mine Reconciliation Reporting standard, provides empirical data to endorse the classification criteria applied The qualified person is of the opinion that, whilst effort and care are taken with the resource estimation and classification processes, increase in geological knowledge and available data will reduce the level of uncertainty, and therefore some inherent uncertainty will remain. The qualified person is of the opinion that the geological continuity is expected to improve with additional exploration and that the Inferred mineral resource has an even chance of becoming Indicated mineral resource. 12 Mineral reserve estimates The mineral resource models for each ore body is disclosed in section 11 have been used for this mineral reserve and mineral resource disclosure. 12.1 Level of assessment Tarkwa’s mineral reserves are that portion of the mineral resources which, as technical and economic studies have demonstrated and with the support of annualised life of mine planning, scheduling and costing, can justify economically viable extraction. The mineral reserves are based on appropriately detailed and engineered life of mine plans and are supported by relevant studies completed to a minimum pre-feasibility study level. The life of mine plan is based on measured and indicated mineral resources converted through the application of appropriate modifying factors to derive mineral reserves estimates. A pre-feasibility study has an estimated accuracy for operating and capital costs of ±25 % with a contingency of no more than 15%. All mine designs and scheduling are undertaken by experienced mining engineers using appropriate mine planning software and incorporates relevant modifying factors, cutoff grades and the results from other techno-economic investigations. Mining rates, fleet productivities, operational and plant capacities and constraints are accounted for in the plan and are typically based on historical performance trends. All geotechnical protocols and constraints are accounted for in the plan, including the provision for suitable mining geometries, mining losses, mining recovery and dilution. The point of reference for the mineral reserves is ore delivered to the processing facility, also known as the run-of-mine or ROM. Provision is also made for sufficient waste rock and tailings storage with plans in place to meet the life of mine requirements. The Properties mine closure plans comply with in-country legal requirements and are approved by the regulator. Integrated mine closure plans provide appropriate cost parameters for operational and life of mine planning as well as end of life mine closure commitments. The qualified person is of the opinion the mineral reserve estimates is: a. The modifying factors are based on recent mining and processing extraction history and performance and are reasonable and appropriate to derive the reserves from the resources and minimise any estimation errors. The modifying factors are aligned with leading industry technical practice, for example, blended process recovery is used in the reserve estimate. b. Tarkwa has grown its mineral reserves net of depletion over the past three disclosure cycles. The reserves for this cycle increased primarily due to an increase in the gold price assumption from US$1,500/oz to US$2,000/oz, adjustments in shell revenue factor selection, a reduction in the standoff distance to 200 meters from the process plant fence, and an increase in bench height from 18 meters to 24 meters. Infrastructure, environmental, permitting, closure, utilities and baseline studies are all aligned to support continued mineral reserves growth. Tarkwa’s study pipeline is proactive and maintains a focus on progressing all key work integral to supporting ongoing life of mine extensions to avoid any potential production delays. For example, a study has been completed to extend tailings disposal capacity.

c. The measured and indicated mineral resources are sufficient in terms of geoscientific confidence to complete final life of mine designs. However, it is usual to complete a final phase of infill drilling to determine a high confidence ‘mine defined’ resource supported by detailed geoscientific information prior to detailed production scheduling. d. The disclosed mineral reserve is at a ‘point in time’ of the life of mine plan as at 31 December 2025. It is supported by technically valid and economically viable mine designs and schedules. The techno-economic work does not exceed the estimated error of ±25 % and or require more than 15 % contingency for both operating and capital costs. e. Environmental compliance and permitting requirements have been assessed in detail, with supporting baseline studies and relevant preliminary internal impact assessments completed. Detailed tailings disposal, waste disposal, reclamation and mine closure plans are incorporated into the life of mine plan. f. The life of mine plan, in total, is completed to a minimum pre-feasibility level of study. 12.2 Mineral reserve estimation criteria and modifying factors 12.2.1 Recent mine performance The recent performance of the Tarkwa mine is summarised in Table 12.2.1. Table 12.2.1: Tarkwa - recent operating statistics Units 2025 2024 2023 2022 Total mined kt 92,417 98,078 90,245 87,631 Waste mined kt 81,767 82,533 72,721 73,585 Ore mined kt 10,649 15,546 17,524 14,046 Mined grade g/t Au 1.23 1.21 1.21 1.21 Strip ratio (tonnes) waste:ore 7.7:1 5.3:1 4.1:1 5.2 Tonnes treated kt 15,007 14,926 14,102 14,016 Head grade g/t Au 1.02 1.16 1.3 1.21 Yield g/t Au 0.98 1.12 1.2 1.18 Plant recovery factor % 96 97.0 97.0 97.1 Total gold production koz Au 474 537 551 532 kg Au 14,759 16,709 17,140 16,534 Gold price received $/oz 3,464 2,413 1,950 1,806 Operating cost $/oz 1,034 956 837 771 Total cash cost $/oz 1,374 1,175 1,695 764 Capital expenditure $ million 249 207 216 229 $/oz 525 384 393 431 All in sustaining cost (AISC) $/oz 2,049 1,629 1,293 1,248 Total Employees Costed (TEC) number 5,209 5,380 4,958 4,458 Notes: a. The operating statistics are based on annual fiscal year measurements. Source: Tarkwa CPR, 2025 12.2.2 Key assumptions and parameters Diluted planning resource block models are used by the planning engineers for optimisation, mine design and production scheduling. No additional dilution or ore loss is applied in the optimisation process since they are included in the modifying factors which are applied to the diluted planning resource. Assumptions for the application of modifying factors include their application per structural domain, lithology type, mineralisation style, mining method and metallurgical response type etc. The assumptions and parameters considered in the mineral reserve estimate are summarised in Table  12.2.2 and have been derived from historical performance. Table 12.2.2: Tarkwa – summary of material modifying factors Units 2025 2024 2023 2022 Gold price (Reserve) $/oz 2,000 1,500 1,400 1,400 Dilution skin above reef cm and g/t Au 30 cm and 0.15 g/t Au 30 cm and 0.15 g/t Au 30 cm and 0.15 g/t Au 30 cm and 0.15 g/t Au Dilution skin below reef cm and g/t Au 20 cm and 0.15 g/t Au 20 cm and 0.15 g/t Au 20 cm and 0.15 g/t Au 20 cm and 0.15 g/t Au Tonnage factor % -5 % for RC & DD informed areas, +10 % for DD informed areas -5 % for RC & DD informed areas, +10 % for DD informed areas -5 % for RC & DD informed areas, +10 % for DD informed areas -5 % for RC & DD informed areas, +10 % for DD informed areas Grade Factor % No grade factors are used i.e., 100 % for RC & DD informed areas, 100 % for DD informed areas No grade factors are used i.e., 100 % for RC & DD informed areas, 100 % for DD informed areas No grade factors are used i.e., 100 % for RC & DD informed areas, 100 % for DD informed areas No grade factors are used i.e., 100 % for RC & DD informed areas, 100 % for DD informed areas Mining recovery - open pits % 100 100 100 100 Mine call factor % 98 98 97 97 Plant recovery fresh ore % Rec Curve Rec Curve Rev Curve See reference needed Plant recovery oxide ore % 97.2 Processing throughput per year Mt per annum 14.7 14.6 14 14.0 Pit wall batter angles - Oxides degrees 30-55 45-55 Pit wall batter angles - Fresh degrees 55-90 75-90 Bench Height m 12-18 12-18 Notes: a. The 2025 fiscal modifying factors are valid as at 31 December 2025. b. The cutoff grades are the lowest grade of mineralised rock which determines as to whether it is economic to recover its gold content by further concentration, estimated as per the Gold Fields cutoff grade guidance on methodology and protocol; see Section 11.1.9 for mineral resource and section 12.2.3 for mineral reserve for more information on cutoff grade estimation methodology. c. Relevant modifying factors are disclosed in ranges and vary based on the open pit being considered and estimated unit costs for depth mined and distance hauled. d. Geotechnical and hydrogeological factors are discussed in Chapter 13 and section 7. e. Details of the forecast operating and capital expenditures are provided in section 18. Source: Tarkwa CPR, 2025 Mining dilution is applied to all resource models; hence, additional dilution factors are not applied in the Whittle optimisation. Figure 12.2.1 illustrates the 30 cm and 20 cm dilution skins applied to the hanging wall and the footwall contacts, respectively. The sum of 50 cm dilution skin is applied to the resource at an average grade of 0.15 g/t. This has proven to be a realistic and reliable modifier applied over many years. Figure 12.2.1: Illustration of dilution skins applied to reef zones Source: Tarkwa CPR, 2025 Operating expenditures comprise: • Cash Cost Components: these include direct mining costs, direct processing costs, direct G&A (general and administration) costs, consulting fees, management fees, transportation and realisation charges. • Total Cash Costs: these include additional components such as royalties (excluding taxes where appropriate). • Total Working Costs: these include terminal separation liabilities, reclamation and mine closure costs (the net difference between the total environmental liability and the current trust fund provision) but exclude the salvage value on closure and non-cash items such as depreciation and amortisation. • Total Costs: these include total working costs plus net movement in working capital plus capital expenditure. • Major Capital Projects: In addition to long-term capital projects, the life of mine capital expenditure programs generally include detail based on approved expenditure programs. Mining costs are based on unit rates for the preceding 6 to 12 months actual snapshot, applied to the planned physicals, with alignment to the key cost centres that drive the operating costs. Processing costs include tailings and waste disposal costs, as well as the cost of maintaining key on-mine infrastructure. See table 18.3.1. for operating cost detail. G&A costs are largely based on the required and necessary technical and administrative support services required to sustain current and future mining production. In most instances these are assigned with fixed and variable cost components per tonne of ore within both the reserve estimation and corresponding financial models. Gold sale costs are assigned as variable with ounces sold in the financial model. Rehabilitation and appropriate mine closure costs are included following completion of mining. See section 17 for detail on closure funding. Details of the forecast operating and capital expenditures are provided in section 18. Capital expenditure estimates are disclosed in table 18.2.1. 12.2.3 Cut-off grades Cutoff grades are influenced by the operating strategy, cost base and design and scheduling. They are therefore estimated annually in alignment with the cutoff grade guidelines. The purpose of the guideline is to ensure consistency in the cutoff definitions and cutoff processes across all the Registrant's properties. Cutoff grades are not only estimated globally for a mining operation, but also for separate ore deposits and mining areas depending on factors such as ore type, mining method, haul distances, recoveries and the mining, processing and general and administration costs. The cutoff grades used for the open pit mineral reserve estimate are calculated using the same methodology described in Section 11.1.10 at a gold price of $2,000/oz. The cutoff grades are estimated by deposit as summarised in Table 12.2.3. Table 12.2.3: Tarkwa open pit reserves cutoff grades Description BECO Grade (g/t) Minimum Recovery (%) Recovery Formula Akontansi 0.29 93.0 96.046 x Au0.03586 Kottraverchy 0.29 93.0 96.046 x Au0.03586 Pepe 0.29 93.1 96.046 x Au0.03586 Teberebie 0.29 93.1 96.046 x Au0.03586 Kobada 0.35 84.5 Au - 0.1089 x Au0.6761-0.01) / Au x 100 Stockpiles 0.30 93.2 96.046 x Au0.03586 Notes: a. The cutoffs are estimated based on the mineral reserve price, mineral reserve modifying factors and are not expected to change materially over the life of mine reserve. b. The cutoff grades, price and modifying factors are incorporated in the estimation of the mineral reserve shell. c. The qualified person is of the opinion that the design of the selected mineral reserve shells used in the mineral reserve estimation minimise estimation errors. Source: Tarkwa CPR, 2025 12.2.4 Mine design and planning The mine planning process involves pit optimisations in Whittle software to generate a series of nested pits from which an optimal shell is selected. Prior to the optimisation in Whittle, the block model is prepared in Surpac software by applying technical (e.g., slopes zones) and economic (e.g., mining and processing cost) parameters to the model. Detailed designs of the selected shell are undertaken in Surpac software taking cognisance of the recommended geotechnical parameters and constraints to ensure safety of personnel and equipment as well as the stability of the pit walls. Various iterations are done until an acceptable level of correlation is achieved between the optimal shell and the detailed mine design. The batter face angles are 45 ° - 55 ° and 75 ° - 90 ° in oxide and fresh, respectively. The ramps are designed at 10 % gradient and are 25 m – 30 m wide. The Akontansi open pit mine design is shown in Figure 12.2.2. Figure 12.2.2: Akontansi pit design Source: Tarkwa CPR, 2025 Details on the mining methods are provided in Chapter 13 12.2.5 Mining schedule The Registrant's annual mine planning process is anchored by a corporate planning calendar that sets out the sequence of events to be followed that ensures a strong linkage between the strategic planning phase and the life of mine plan itself that defines the mineral reserves. The overall planning process schedules key work to be completed and stage gated before subsequent work can be continued. It includes the metal prices, geology and estimation models, resource models, mine design, depletion schedules, environmental and social aspects, capital and operating costs and finally the cashflow model and financial valuation. The mineral reserve estimates are based on an appropriately detailed and engineered life of mine plan that is supported by relevant studies completed to a minimum PFS level of work. All design and scheduling is completed by experienced engineers using appropriate mine planning software and incorporates all relevant modifying factors, the use of cutoff grades and the results from other techno- economic investigations. Mining rates, fleet productivities and all key operational and plant capacities and constraints are accounted for in the plan and are typically based on historical performance trends. All geotechnical protocols and constraints are accounted for in the plan, including the provision for suitable mining geometries and ground support, mining losses in pillars, mining recovery and mining dilution. The provision of sufficient waste storage and tailings capacity is engineered into the plans to meet the life of mine requirements. Mine planning is primarily driven by personnel at the mine who are best positioned to determine the technical and commercial objectives for the site based on the parameters, objectives and guidelines issued by the corporate office. The site-based planning is supported by Group Technical (GT) and the corporate finance and sustainable development teams which provide overall oversight and assurance. Open pit mine design and scheduling is based on 3D mineral resource block models. The ore is assigned to selective mining unit (SMU) mining shapes based on equipment size and practical selectivity. The SMUs are accumulated into ore dig plans. The selected pit shells are subjected to detailed mine design and extraction sequencing to optimise the waste: ore strip ratio and with benches recovering ore above the reserve cutoff grade. The open pits are sequenced to derive the best possible integrated plan and to blend feed to the plant to assist with life of mine tail end management. Mine scheduling is completed using Alastri software. The yearly maximum vertical rate of advance (VRA) is restricted to 72 m per annum. The equipment assumptions and constraints applied to the mining schedule are summarised in Table 12.2.4. Table 12.2.4: Mining equipment assumptions (efficiencies and constraints) Parameters Unit Value No. of Equipment Equipment availability Excavators & shovels % 85 15 Dump trucks % 82-85 97 Drill rigs % 81 27 Equipment utilisation Excavators & shovels % 82 15 Dump trucks % 82 97 Drill rigs % 82 27 Liebherr 9200 t/hr 1,200 5 Liebherr 9350 t/hr 1,500 1 Liebherr 9400 t/hr 1,600 6 CAT 6040 t/hr 1,600 3 Sandvik DP1500i drill m/hr 25 22 Sandvik DP1600i drill m/hr 25 5 Truck factors Cat 777F t / load 90 45 Cat 785C/D t / load 135 52 Rain delays hr/annum 744 744 Notes: a. The estimated mining equipment fleet is expected to vary over the life of mine based on the open pit to underground mining ratios. b. The heavy mobile equipment fleet is renovated based on manufacturers specification or on regular maintenance records. c. The qualified person is of the opinion that the mining fleet supports the life of mine mineral reserves. Source: Tarkwa CPR, 2025 A time-based economic evaluation is undertaken of the completed mining and processing schedule to ensure economic viability of the mineral reserve life with the requisite rehabilitation and end of life mine closure costs also incorporated into the financial assessment. The Qualified person is of the opinion that the mine plan and schedule incorporate appropriate assessment of all relevant technical, environmental, social and financial aspects to ensure the mineral reserve complies with the SK rule instructions and requirements. After reasonable assessment there is no unresolved material matter that could have a significant impact on the mines ability to execute the mineral reserve plan. The mine plan and schedule incorporate consideration of the following key criteria: • Production depletion up to 31 December 2025. • Application of cutoff grades to determine mineable ore. • Application of appropriate modifying factors to convert mineral resource to mineral reserve. • Allocation of suitable mining equipment and costs. • Incorporation of realistic mining rates and efficiencies. • Practical and realistic mine design and mining methods. • Integrated production scheduling taking account of capacities, constraints and bottlenecks. • Integrated project management and execution. • Security of water and energy for the life of mine.

• Provision for mine rehabilitation and mine closure costs. • Consideration of all environmental, social and legal aspects to enable life of mine plan execution. • Appropriate life of mine tail end management. • Security of current and future land tenure and agreements, permits and licenses. • Life of mine cashflow model and economic viability. 12.2.6 Processing schedule See section 14 for processing schedule. 12.2.7 Economic assessment The basis for establishing economic viability is discussed in section 19. Gold Price The mineral reserves gold price of $2,000/oz is detailed in particularity in Chapter 16, Market Studies. The qualified person is of the opinion that the gold price applied to the estimation of the mineral reserves is reasonable and suitable for life of mine planning. Risks Tarkwa has consistently delivered on production and cashflow plans under both the previous ‘owner mining’ and the current ‘contractor mining’ operational models. However, a number of operational, geotechnical and regulatory risks remain relevant to the continued delivery of the LOM mineral reserve plan, including: • Contractor risk: Contractor performance, especially in terms of equipment availability and utilisation, is a potential risk. This risk is mitigated by ensuring adherence to comprehensive maintenance and equipment replacement plans. However, as noted in Section 22.2, operations utilising contract mining are subject to broader risks including contract execution, disputes and litigation, and regulatory and labour risks. • Geotechnical and hydrogeological risk: There is a risk of pit wall instability as the pits increase in depth, which leads to higher pit walls, greater exposure to geotechnical instability, and a higher propensity for seismic events and hydrogeological impacts. Geotechnical instabilities in open pit operations can be difficult to predict and are often affected by risks and hazards outside Gold Fields' control, such as severe weather and rainfall (including the high rainfall pattern at Tarkwa), which may lead to periodic floods, mudslides and wall instability. The Tarkwa operation has developed a dewatering plan for water management in and around the pits and has put in place mitigation measures such as controlled blasting, geotechnical mapping and radar monitoring technology, though there is no guarantee that these measures will effectively predict geotechnical instabilities or prevent damage to operations. • Tailings storage: To mitigate any tailings storage capacity constraints, the mine has developed a long-term tailings construction schedule with a corresponding budget and financial provisions, which are in line with the planned throughput of the processing plant. • Lease renewal: The LOM mineral reserve plan assumes the continuation of mining operations at Tarkwa beyond April 2027. As noted in Section 22.2, five of Gold Fields' six mining leases and its existing Development Agreement are due to expire in April 2027. To the extent that the mining leases are not renewed, or are renewed on terms that are less favourable than those currently in place, the ability to execute the LOM mineral reserve plan as currently contemplated could be materially affected. The life of mine mineral reserve plan increases strip over time. see the Gold Fields Form-20F for updated annual risks identified. 12.3 Mineral reserves as of 31 December 2025 The Tarkwa mineral reserves as at 31 December 2025 are summarised in Table 12.3.1. The mineral reserves are 90 % attributable to Gold Fields and are net of production depletion up to 31 December 2025. The point of reference for the mineral reserves is on the ROM ore delivered to the processing facility. Table 12.3.1: Tarkwa - summary of gold mineral reserves at 31 December 2025 based on a gold price of $2,000/oz Amount/ Grades/ Amount/ Cutoff grades/ Metallurgical recovery/ (kt) (g/t Au) (koz Au) (g/t Au) (%) Open Pit Mineral Reserves OP proved Mineral reserves 33,774 1.3 1,431 0.41 83.0 – 93.0 OP probable Mineral reserves 117,009 1.1 4,230 0.41 83.0 – 93.0 OP total Mineral reserves 150,784 1.2 5,660 0.41 83.0 – 93.0 Stockpile Mineral Reserves SP proved Mineral reserves 11,464 0.7 263 0.41 93 SP probable Mineral reserves 53,964 0.4 694 0.29 90 SP total Mineral reserves 65,429 0.5 957 0.29 – 0.41 90.0 – 93.0 Total Mineral reserves Total proved Mineral reserves 45,238 1.2 1,694 0.41 83.0 – 93.0 Total probable Mineral reserves 170,974 0.9 4,924 0.29 – 0.41 83.0 – 93.0 Total Tarkwa Mineral reserves 216,212 1.0 6,617 0.29 – 0.41 83.0 – 93.0 Source: Tarkwa CPR, 2025 Audits and reviews The mineral reserves estimate was subject to internal review and scrutiny by the relevant qualified persons and regional technical and financial disciplines, and peer reviewed for technical assurance and compliance in disclosure by Gold Fields’ Group Technical (GT), Sustainable Development and Finance teams. The mineral reserves is underpinned by appropriate mineral resources management processes and protocols to ensure requisite corporate governance in respect of the intent of the Sarbanes-Oxley Act of 2002 (SOX). Technical and operating procedures developed on site are designed to be compliant with the SOX framework as adopted by Gold Fields’ Group mineral resource and mineral reserve Committee for and mineral reserve estimation, disclosure and auditing. The scheduled reserve external audit for 2024 has been postponed and completed in 2025 and completed by AMC Consultants Pty Ltd (UK). External mineral reserve audits are performed on a minimum rolling three-year cycle for assets that are material to Gold Fields financial position. The last external mineral reserve independent audit was completed by AMC Consultants during the last quarter of 2025. AMC concluded that the process used to generate the mineral reserves estimates is consistent with good industry practice and the estimates were appropriate. No material issues were identified in the review which is in line with previous external reviews, a certificate of reporting compliance was issued also in 2025. Gold Fields uses Quartex RCubed® propriety software in combination with SharePoint® to ensure accuracy, governance and auditability in the consolidation and discloser of mineral reserves and mineral resources. Audits and reviews completed at Tarkwa during 2023 to 2025 included: Site based internal peer reviews, validation and reconciliation of geology models, wireframes, estimates process and outputs with senior geology MRM staff and department managers. Ongoing routine integrated routine drilling, sampling, geology audits, reviews and coaching of geological staff by senior geologists and MRM department heads to ensure due process and SOX compliance in line with site and Gold Fields’ documented processes, procedures and methodologies. Group technical (GT) audits and review of geology, estimation, and mine planning models. Gold Fields Group geology technical team reviews and site visits for validation and compliance evaluation of the mineral resources and mineral reserves process, detail and output. Other audits at Tarkwa include: • ISO14001 surveillance audit by recognised external auditors. • OHSAS 45001 certification audit by recognised external auditors. • TSF annual geotechnical audit • Global Reporting Initiative third party (KPMG) • Ongoing routine internal audits (Gold Fields Internal Audit) • Annual external financial and non-financial data audits (PWC) • Sustainable Development Audit (ERM) • External Closure Cost and Rehabilitation audit (PWC) • SOX compliance (Gold Fields Internal Audit) • External SOX compliance (PWC) • Ghana Mineral Commission audits • ISO27001 Certification No significant adverse findings or any material non-compliances were recorded from any of the audits. Ongoing compliance with minor improvement, adjustments and best practice continue to be implemented. Records of audits are filed electronically on site in relevant departments and folders with major audit signoffs reported in the Gold Fields annual discloser. 12.3.1 Comparison of 31 December 2024 with 31 December 2025 Mineral reserves The net difference in mineral reserves between 31 December 2024 and 31 December 2025 is 2780 koz gold or 72%, see Table 12.5.1. The overall increase in mineral reserves is primarily due to; • Price increase from US$1,500/oz to US$2,000/oz • Shell revenue factor selection • Standoff decreased to 200 meters from process plant fence • Increase from 18 meter to 24 meter benches Table 12.5.1: Net difference in mineral reserves between 31 December 2024 and 31 December 2025 Proved and Probable Mineral reserve Unit % Change Reserve Gold on ROM As at 31 December 2024 koz 3,838 Production depletion (2025) koz -10 -394 Stockpile koz -2 -61 Gold price koz 75 2,883 Production cost koz -9 -331 Discovery - Exploration koz Conversion koz 0 -13 Inclusion / exclusion koz 18 696 Acquisition koz Disposal koz As at 31 December 2025 koz 72 6,617 Notes: Rounding of figures may result in minor computational discrepancies. Source: Tarkwa CPR, 2025 12.4 Classification criteria Tarkwa’s mineral reserves are classified as either proven or probable in accordance with the definitions in SK 1300. mineral reserves statements include only measured and indicated mineral resources modified to produce mineral reserves contained in the mineral reserve plan. In general, proven mineral reserves are derived from a measured mineral resource and existing stockpiles. The probable mineral reserve is derived from indicated mineral resource material. No measured mineral resource is reported as probable mineral reserve. No inferred mineral resource is used in the life of mine plan mineral reserve estimation and all inferred gold is excluded from the mineral reserve. 13 Mining methods Tarkwa does not currently have any underground mining opportunities hence also no underground modifying factors. Tarkwa does not have any underground cooling requirements. The schedule has been smoothed to the infrastructure and machinery capacities annually. 13.1 Geotechnical and hydrogeological models and other parameters Geotechnical models Determination of rock slope parameters for Tarkwa is largely based on historical, empirical, structural assessment and numeric modelling. This is necessary to ensure that all designs conform to acceptable design criteria for the mine. Mapping and core logging data, observations from previous mining and sound engineering judgment are also useful in the determination of the rock slope parameters. Site visits by Gold Fields Group Technical and adhoc reviews by Geotechnical Review Board members provides independent, expert oversight and opinions on the currently implemented designs. Any potential hazards identified are managed by advanced radar slope monitoring systems and robust geotechnical hazard management systems. Any adverse interaction between significant geological structures and the pit wall slopes have been factored into the slope stability analysis and on the inter ramp and overall scale criteria. Geotechnical domains are created to evaluate the conditions expected to affect the rock mass during mining. This allows for the definition and subdivision of the rock mass based on similar geomechanical characteristics. It is based on the formulation of a comprehensive geotechnical model which comprise structural, rock mass, hydrogeological and geological components. The geotechnical model domains are further sub-divided into sectors with similar characteristics based on the strength of the material, orientation of the controlling structures and potential failures which controls the bench-batter configuration. Geotechnical hazards are identified, evaluated and analysed through visual inspections, slope monitoring, mapping and risk assessments. Hazards are managed through robust geotechnical hazard management systems. Hazard maps are generated and these are periodically updated. The controls for managing the hazards are communicated to ensure the safety of personnel and equipment. Slope monitoring systems also assist with the management of these hazards. Hydrogeological models The hydrogeology of the Tarkwa mine area occurs in distinct hydraulically connected aquifer systems; an upper weathered zone aquifer, a deeper un-weathered aquifer, fractured zones and dyke contacts. The fresh quartzites, conglomerates, siltstones and dolerite intrusives within Tarkwa do not have adequate primary porosity. They are largely inherently impermeable unless fractured or weathered. Groundwater occurrence is therefore associated with the development of secondary porosity and permeability. The zones of secondary permeability are often discrete and irregular and occur as fractures, faults, lithological contacts and zones of deep weathering. The Tarkwa dewatering strategy is targeted at achieving multiple benches at different depths prior to the start of each rainy season. This sequence of mining facilitates the establishment of sumps at lower pit elevations to serve as collection points for rainwater, which mitigates the risk of flooding and the impact of rains on production. There are also surface drains and sumps constructed along the perimeter of the pits to control the inflow of water from the surroundings. In addition, wells, piezometers and depressurisation holes are used to monitor and lower the phreatic levels. The controlled sequence of mining facilitates the establishment of sumps at lower pit elevations to serve as collection points for rainwater. This creates an opportunity for mining activities to be carried out at relatively higher elevations whilst water is being pumped out from the lower elevations. Tarkwa’s dewatering plan focusses on the availability of pumps and the establishment of sumps prior to the start of the wet season. The average water discharge capacity is about 40 Mm³. Water pumped from Akontansi Central, Ridge and Ulap pits is released into the environment after appropriate environmental clearance. Water pumped from Teberebie pit and cutback and Mantraim is pumped into the environment by means of a lined drain. Flood management trigger-action-response plans are in place at the site. The dewatering strategy is targeted at achieving multiple benches at different depths prior to the start of each rainy season to facilitate the establishment of sumps at lower pit elevations. These serve as collection points for rainwater to mitigate the risk of flooding and any significant impact of rains on production. The qualified person is of the opinion is that all appropriate geotechnical and hydrogeological parameters have been suitably considered and risk assessed to support the mining method selection and extraction sequencing at Tarkwa and this information is embedded in the sites ground control management plan which is routinely updated as new empirical information becomes available. 13.2 Mining parameters In open pit mining, access to the orebody is achieved by stripping the overburden in benches of fixed height to expose the ore below. This is most typically achieved by drilling and blasting an area, loading the broken rock with excavators into dump trucks and hauling the rock and/or soil to dumps. The overburden material is placed on designated waste rock dumps. Extraction of the orebody involves a similar activity as for stripping the overburden. Lines are established on the pit floor demarcating ore from waste material and the rock is then drilled and blasted. Post blasting, the ore is loaded into dump trucks, based on a defined ‘dig plan’. The dig plan demarcates the position of the ore and waste boundaries post the heave and throw movement caused by the blasting. Ore is hauled to interim stockpiles or directly to the crusher at the process plant, while the waste is hauled to waste rock dumps. Mining at Tarkwa is carried out using conventional selective open pit mining methods which have been highly successful over the life of asset. Backhoe excavators are used to select waste from the ore, and vice versa, to an average accuracy of 30 cm on the hanging wall and 20 cm on the footwall of a reef. Ore is classified as either run-of-mine (ROM) or low grade. The ROM is delivered to one of two primary crushers while the low-grade ore is stockpiled near the primary crushers. Waste, on the other hand, is hauled to the designated waste dump. Capital waste stripping usually precedes ore mining. Oxide materials in the upper elevations of the pit are free-dug or blasted at relatively low powder factors. These free digging zones are relatively small in volume. Fresh rock and transitional zones are drilled and blasted. Generally, Nonel detonators are used in blasting both oxide and fresh material. However, in areas where there are constraints such as proximity to a community, electronic blasting is used to mitigate the impact of blasting in such zones. Presplit wall control methods and trim blasting are also used where appropriate in the fresh zones where appropriate, to ensure pit wall stability. Truck allocation (dispatching) is done using a GPS assisted Modular Mining Fleet Management System (FMS). The mine uses Connected Mine, an intranet-based system, to access and retrieve equipment performance and production data from the FMS for analysis and disclosure. Tarkwa’s mineral reserve is based on a contractor mining model, with the contractor undertaking drilling, blasting, loading, hauling and all other associated ancillary activities required for safe and efficient production. The qualified person is of the opinion that the mineral reserve modifying factors including strip ratios and the open pit cutoff grades are realistic and appropriate for life of mine planning. Further, the mining fleet configuration, equipment specifications, practical mining rates, selective mining unit dimensions, mining dilution and mining recovery assumptions and inputs to the mine design and schedule are suitable in support of the mineral reserve estimates and present no material risk. 13.3 Salient Mining Features The Salient features for this mineral reserve plan is described in section 12 and section 21. The modifying factors including governmental and permitting are in section 17. The mine design parameters are presented in section 12.2 mineral reserve estimation parameters. These modifying factors, unit costing, scheduling on mineral reserve, capital estimates, operating cost estimates, closure costs that are applicable to the mineral reserve are appropriately incorporated into the economic assessment presented in section 19. Modifying factors range from estimates of mining dilution and mining recovery based on YOY reconciliations for the time frame of the mineral reserve with closure. 13.4 Equipment and labour requirements The list of equipment required for execution of the life of mine plan is in Chapter 12.2.6 and Table 12.2.4. The excavators are planned at 85 % availability while the availability of the haul trucks ranges between 82 % and 85%. The drill rigs are planned at an 81 % availability. The planned utilisation for all major equipment is 82%. These assumptions to the mine plan have proved appropriate and realistic over many years of production. Tarkwa’s mining operation is a continuous 24-hour operation with 2 x 12-hour shifts and three crews on rotation. See Table 12.2.1 for workforce detail. 13.5 Final mine outline The final open pit reserve outline is displayed below in Figure 13.2.1.

See Figure 13.2.1 for a plan of the Tarkwa Property showing operating sites, TSF’s, WSF’s, SHL, pits, general site infrastructure and mine lease boundary. Figure 13.2.1: Final Pit Life of Mine mineral reserve Tarkwa Source: Tarkwa CPR, 2025 14 Processing and recovery methods 14.1 Flow sheet selection and design The 14 Mt per annum Tarkwa CIL process plant is a conventional crush-grind-leach circuit as all ore sources are amenable gold extraction using cyanide. A schematic process flow sheet for the process plant is shown in Figure 14.1.1. Figure 14.1.1: Schematic flow diagram of Tarkwa mill process plant Source: Tarkwa CPR, 2025 Ore is transported from the mine pits to the crusher pad and tipped directly or reloaded by front-end loaders into an Allis Gyratory Superior 54” x 75” gyratory crusher. The crushed ore (80 % passing 150 mm) then passes into a bin, which feeds an apron feeder. The apron feeder feeds the ore via a dual stockpile system consisting of the original coarse ore stockpile and a new auxiliary stockpile with a combined live storage capacity of 45,000 t (30 hours). Additional ore transported from the pits to the crusher pad is directly tipped by dump trucks or reloaded by front-end loaders into the NHL 50” x 65” M Π Sandvik Superior primary gyratory crusher. The crushed product (80 % passing 150 mm) gravitates to a 1,829 m x 6,815 m D4 Jacques A Terex apron feeder, which feeds two secondary screens via a conveyor. The oversize from the two 2,440 mm x 7,320 mm Nordberg double deck scalping screens of aperture sizes 50 mm and 32 mm for the upper and lower deck respectively feed two Superior gyratory secondary crushers (S6000). The undersize joins the final product to the new CIL auxiliary stockpile via a series of overland conveyors. The secondary crushing product is fed to the tertiary hopper via series of conveyors. Ore withdrawn from this hopper is fed by six 750 mm x 1,800 mm Nordberg vibratory feeders to six 2.4 m x 7.3 m Nordberg double deck scalping screens operating in closed circuit with six tertiary H4000 hydrocone crushers. The oversize from the upper and lower decks (32 mm and 25 mm respectively) feed the tertiary crushers and the discharge from the tertiary crushers is conveyed back to the tertiary bin. The undersize from the tertiary screens join the final crushing product (80 % passing 25 mm) to the new CIL auxiliary stockpile. Underneath each stockpile is a reclaim tunnel, with apron feeders that feed onto a conveyor belt, which in turn feeds the milling circuit. The mill feed consists of 30 % fine material from the NHL crushing circuit and 70 % coarse material from the CIL crusher. The milling circuit consists of a SAG and ball mill with recycle crushing in closed circuit with the SAG mill. The SAG mill has an Effective Grinding Length (EGL) of 42 feet with an internal diameter of 27 feet and 14 MW of installed power (2 x 7,000 kW twin drive motors). The ball mill has an EGL of 36 feet with an internal diameter of 26 feet and 14 MW of installed power (2 x 7,000 kW twin drive motors). The milling circuit is operated at a capacity of 1,600 t/hr (1 Mt/month). The crushed ore from the dual stockpile system is fed into the SAG mill where the primary milling is performed. The SAG mill discharge is screened at 12 mm with the oversize fraction being fed to a recycle crusher. The crushed product is recycled to the SAG mill feed. The SAG mill discharge screen undersize is classified in a cluster of consisting of twelve 26-inch Krebs cyclones with the underflow reporting to the ball mill feed. The ball mill discharge is classified as a cluster of twenty-six 20-inch Krebs cyclones with the underflow reporting back to the ball mill feed. The overflow from both cyclone clusters reports to three 32 m Outotec thickeners via the linear trash removal screens. During 2018 Gold Fields added a gravity recovery circuit to the Tarkwa plant, with the aim to increase plant recoveries. The gravity circuit consisted of 3x 48” Knelson concentrators and an Acacia Reactor. Following the successful results achieved by the addition of this circuit, during 2020 Gold Fields added an additional 2x Knelson concentrators. The cyclone overflow slurry is thickened from 25 % solids to 55 % solids in the thickeners from where it is pumped to the CIL tanks. The clear water from the thickener overflow is reused in the plant. The CIL consists of two trains of eight tanks in series fed from a common leach tank. Seven of these tanks in each train contain activated carbon for gold adsorption. Cyanide is added to the circuit to ensure stability of the dissolved gold complex which is then adsorbed onto the carbon. The residue slurry overflowing the last CIL tank forms the tailing, which is analysed for weak acid dissociable (WAD) cyanide with an online analyser and then pumped to any of the three active TSFs (TSF 1, 2 and 5). The carbon loaded with gold is recovered over the loaded carbon screen where it is cleaned of slurry. The loaded carbon passes into a 15 t acid wash column where it is washed with hydrochloric acid solution to remove calcium. The gold is recovered from the loaded carbon in two 15 t elution circuits of which applies the AARL stripping method. The eluted carbon is passed through the regeneration kiln, which operates at a temperature of 700 °C to remove any organic foulants from the carbon. The gold bearing solution from the elution circuits is pumped through the electrowinning cells where the gold plates onto stainless steel cathodes as gold particles. The gold is then removed from the cathodes with high pressure sprays and dried before being smelted in an induction furnace at 1,400 °C. Fluxes are added before smelting to assist in the separation of the impurities from the gold. The molten gold is then poured into moulds and allowed to cool down. Once the doré bar is cooled it is cleaned, stamped and transported to a refinery. An allowance for the recovery of lock-up gold has been made based on the design lock-up of 200 kg and this gold will be recovered as part of final closure of the operation. Generally adequate attention is given to sampling and sample preparation and acceptable accounting procedures are in place. The Tarkwa gold processing plant, originally constructed in 2004 and upgraded in 2009, was installed with modern automated control systems and has been reasonably well maintained and updated. As per the mineral reserves plan, there is no further major plant upgrades planned or required. On-going normal maintenance and upgrade activities will be required and are planned for. 14.2 Recent process plant performance The recent performance of the Tarkwa process plant is provided in Table 12.2.1. 14.3 Process plant requirements The key process plant requirements estimated for the mineral reserve life of mine plan are summarised in Table 14.3.1. Table 14.3.1: Tarkwa process plant – key requirements Sources Units 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 Ore Processed kt 14,702 14,698 14,769 14,677 14,694 14,727 14,768 14,727 14,727 14,727 14,768 Plant Power draw MWhr 351,591 351,482 353,180 350,973 351,397 352,185 353,150 352,185 352,185 352,185 353,150 Grinding Media t 22,642 22,635 22,744 22,602 22,629 22,680 22,742 22,680 22,680 22,680 22,742 Lime t 8,086 8,084 8,123 8,072 8,082 8,100 8,122 8,100 8,100 8,100 8,122 Sodium Cyanide t 2,941 2,940 2,954 2,935 2,939 2,945 2,954 2,945 2,945 2,945 2,954 Caustic t 1,898 1,897 1,907 1,895 1,897 1,901 1,906 1,901 1,901 1,901 1,906 Activated Carbon t 588 588 591 587 588 589 591 589 589 589 591 Hydrochloric Acid kL 803 803 807 802 803 804 807 804 804 804 807 Peroxide kL 6 6 6 6 6 6 6 6 6 6 6 Flocculants t 147 147 148 147 147 147 148 147 147 147 148 SMBS t 0 0 0 0 0 0 0 0 0 0 0 Oxygen kL 0 0 0 0 0 0 0 0 0 0 0 Raw Water kL 0 0 0 0 0 0 0 0 0 0 0 New Fresh Water kL 0 0 0 0 0 0 0 0 0 0 0 Plant Employees No. 233 233 233 233 233 233 233 233 233 233 233 Source: Tarkwa CPR, 2025 The key process plant requirements estimated for the mineral reserve life of mine plan are summarised in Table 14.3.1. 14.4 Processing Risks In the opinion of the qualified person, the combination of a well-established processing plant with a known operating history of treating ores mined from the associated mining leases, together with the recent metallurgical testwork programs assessing core samples selected from future local mineralisation areas (as outlined in the previous report sections), provides a reasonable basis for estimating the associated metallurgical and processing modifying factors underpinning the Tarkwa mineral reserves. However, the reader should be aware that uncertainties remain, and some key potential areas of risk and uncertainty remain and are discussed in the following sections. 14.4.1 Major Equipment Failure Industrial mineral processing plants consist of a series of dedicated unit processes, e.g., crushing, grinding, leaching, carbon-in-leach (CIL) and carbon elution. There is inherent risk associated with catastrophic failure of one (or more) of the key equipment items associated with these unit processes. This could lead to a significant period of plant downtime until repairs are completed, resulting either in the inability of the processing plan or forecast not being achieved and/or higher operational costs being incurred. Catastrophic failures could be associated with the structural, mechanical, or electrical components of the key processing equipment items. Key equipment items could include the crushers, grinding mills, or leach/CIP tanks. Risk amelioration activities to reduce the likelihood of such occurrences adopted by Tarkwa includes: • Dedicated on-site maintenance department which undertakes condition monitoring activities, preventative maintenance and repairs. • Critical spares (e.g., spare mill motors and gearboxes). • Contingency operational plans (e.g., contract/mobile crushing plant, leach/CIP tank by-passing). • Fire suppression systems. • Insurances. Decisions associated with asset management, critical spares, insurances, etc. are outside the responsibility and accountability of the qualified person. It is considered that some inherent risk and uncertainty associated with catastrophic failure of processing equipment remains. 14.4.2 Plant Operational Management The processing facilities are managed and operated by dedicated teams of personnel, who are required to make many operational and maintenance decisions daily. These decisions can directly impact the performance of the plant while processing the future mineral reserves. For example, a decision to process ores at a higher throughput could result in a coarser grind size from the grinding circuit, resulting in a lowering of the plant recoveries. Similarly, the choice to operate the leaching circuit at lower free cyanide concentrations to reduce cyanide usage rates, could also result in lower plant recoveries than planned. It needs to be recognised that plant management and the associated decisions made by plant operating personnel, are outside the responsibility and accountability of the qualified person, and that such decisions and actions taken by plant management can influence the achieved performance of the plant (e.g., throughput, costs, availability and recoveries). 14.4.3 Operating Costs, Plant Consumables and Reagents The operating cost of the processing plant represents a significant cost element to the overall financial evaluation of the reserve’s life of mine plan. The processing facilities use relatively large quantities of power, reagents and consumables, including fuels, cyanide, grinding steel media, lime, caustic, etc. The estimation of future processing costs is required as input into the cutoff-grade calculations and economic assessments of the mineral resources and mineral reserves and estimation of processing costs require certain assumptions to be made concerning consumption rates of consumables, as well as unit prices and inflation rates. Metallurgical testing undertaken on the future mineral reserves provides reasonable guidance of potential reagent consumption rates and mill throughput expectations, and this information is considered and reviewed by the plant metallurgist and the qualified person. Tarkwa, like many other operating gold processing plants that have a reasonable operating history, do not allow for a discreet operating cost contingency in their future operating cost forecast. The absence of contingency is considered by the qualified person as being a common and reasonable approach to operational process plant cost forecasting. Consumables, commodity pricing and inflation are subject to external influences that are outside the control or predictive capability of the qualified person. Further to this, operational decisions made by plant management, or unexpected variances in the nature of the ores being processed could unexpectedly impact reagent and consumables usage rates. Such variances are outside the control or predictive expectations of the qualified person. The qualified person’s opinion is that all appropriate parameters have been suitably considered and risk assessed to support the processing and recovery methods incorporated in the Tarkwa mineral reserve plan. The processing flow sheet, plant design, equipment and specifications are all within demonstrated operating ranges experienced at the mine over an extended operating history. Meeting all requirements for energy, water, process materials and staff are viewed as reasonable. 15 Infrastructure Details on each major item of non-process infrastructure is discussed in this section. See Figure 15.1.1 for a plan of the Tarkwa Property showing operating sites, TSF’s, WSF’s, SHL, open pits, general site infrastructure and mine lease boundary. 15.1 Required infrastructure The infrastructure is complete for the Tarkwa property. The Genser power, explosives magazine and HME workshop will be moved during the course of this LoM mineral reserve.

Figure 15.1.1: Tarkwa Infrastructure - End of Reserve Source: Tarkwa CPR, 2025 15.1.1 Access and shipping There is a tarred road connecting the main Tarkwa town to the residence and recreational facilities. An untarred road connects the residences to the main mining areas and offices. The mine is served by a main road, which connects it to the port of Takoradi some 60  km to the southeast. Most supplies are transported by truck to the property. The main airport is at Takoradi with an international airport at Accra, the capital of Ghana. 15.1.2 Water management, supply and storage Tarkwa is located in a high rainfall area; hence, there is a positive water balance, which means that water security for the mineral reserve is assured. This is anchored in the corporate strategy of increasing water reuse and recycling while reducing freshwater intake. Excess water is treated using water clarifier units with a capacity of about 2,000 cubic metres per hour, and wastewater is recycled for reuse. A Reverse Osmosis Unit is employed to treat water that is not needed for processing, and this is discharged when it meets the Water Effluent Discharge Standard. Potable water supply is mainly from groundwater boreholes. Water from boreholes located at various points in the mine is pumped through treatment systems to all mine areas, including the camp, offices, workshops and the process plant, for portable purposes. 15.1.3 Tailings storage facilities (TSF) Background Tarkwa currently operates four purpose-built engineered TSFs: TSF 1, 2, 3 and 5. TSFs 1, 2 and 5 are active, while TSF 3 is closed and undergoing rehabilitation. The facilities are located about 1.5 km northwest of the process plant. TSFs 1, 2 and 3 are typical hillside valley impoundments. A sloping east-west trending ridge provides containment with earth fill, rockfill embankments constructed parallel to the ridge. Short earth fill and rockfill embankments constructed at right angles to the main embankments abut into the ridge to complete containment. TSF 1 is in the process of being transitoned from upstream to downstream method of raise construction with TSF 2 having been successfully transitioned. TSF  5 is a paddock-type impoundment raised downstream using run-of-mine waste rock. TSF 5 is also fully lined with an HDPE geomembrane. SLR Consulting (SLR) is the Engineer of Record (EoR) for TSFs 1, 2, 3 and 5. The TSF locations are depicted in Figure 15.1.2 below. Figure 15.1.2: Tarkwa TSFs Source: Tarkwa CPR, 2025 GISTM The GISTM self-assessment results for all four TSFs were disclosed in August 2025. A program to maintain GISTM compliance has been established and is underway in collaboration with the Engineer of Record and other key stakeholders. LoM Tailings Capacity TSF 1 was commissioned in 2004 and has been in operation for about 21 years. The facility covers a footprint area of ~135 ha and has an ultimate capacity of 90.0  Mt. The starter embankment was constructed to an elevation of 88.5  mRL. Ten staged raises have subsequently been completed after its establishment. The most recent raise (Stage 11A) was a two-metre lift during which the confining embankments were raised in a centreline manner from the Stage 10 elevation of 109.5 mRL to 111.5 mRL. The construction of Stage 11A, including the eastern buttress, was completed in August 2022 and provided an additional capacity of 3.4 Mt. TSF  2 was constructed as part of the CIL expansion project in 2008. SLR Consulting (previously Metago Environmental Engineers) designed and oversaw the construction of this facility. The facility was designed with an ultimate capacity of 88 Mt. A recently approved extended raise design increased the ultimate capacity by an additional 91 Mt. The TSF 2 starter embankment was constructed to an elevation of 73  mRL, an initial embankment height of 15  m, and a crest width of 46  m. In 2010, the second phase of the starter embankment was completed to an elevation of 80  mRL. The third and fourth four-metre raises were completed in July 2012 and November 2014. The fifth four-metre raise to 92 mRL was carried out in September 2016, and Stage 6 raise to 97 mRL was completed in December 2018. Transition from upstream to downstream method of raise construction on the perimeter walls begun after the Stage 6. The facility begun being transitioned from upstream to downstream method of raise construction with the Stage 7 construction. The Stage  7 wall raise to 101  mRL was completed in February 2022 utlising the centreline method of raise construction as part of the transition process. This was followed by the Stage 8 downstream raise to elevation 105 mRL completed in July 2023. The Stage 9 construction works, second downstream raise, was completed in May 2025 at an elevation of 111.5 mRL. The facility has a current surface area of ~190 ha. A contract to design TSF 3 to the west of TSF 2 was awarded to Metago, and preparatory groundwork and stream diversion works commenced in 2010. The facility currently covers a surface area of ~127 ha, and its design ultimate capacity is 35 Mt. The Stage 2 raise, comprising a 3.75  m lift to 76.25  mRL, was completed in June 2015. The final lift to 80  mRL was completed in April 2017, and the available capacity was depleted in 2019. The decommissioning process on TSF 3 commenced soon after with grassing of the dry beach to reduce fugitive dust generation, removal of the slurry pipelines, and introduction of nitrogen-fixing plants. Tree crops and plants were introduced in 2021. TSF 5 is located between the north wall of TSF 1 and the south wall of the NHL pads. Construction commenced in February 2016 and was completed in February 2018. Deposition commenced in 2018. Stage  1 was constructed to an elevation of 80 mRL and yielded a storage capacity of ~11.5  Mt. The facility is fully lined with an HDPE geomembrane liner and raised downstream. Construction of the Stage 2 raise was completed in June 2022. TSF 5 was recommissioned in June 2022 after a fallow period due to the remediation of the sinkhole that occurred in early 2021. The Stage 3 lift construction was completed for deposition in September 2023. Stage four construction expected to raise the embankment to elevation 105.0 mRL is currently underway. The current TSF available LOM capacity is 171 Mt and is expected to provide tailings storage to 2036. A study has been commissioned and is currently ongoing to develop TSF designs for additional storage capacity beyond 2036. QP assessment The qualified person is of the opinion that the tailings infrastructure for the Tarkwa operation is fit for the life of mine reserve estimation and that the mineral reserve quantities are tested against available tailings capacities. 15.1.4 Waste storage facilities The planning of waste rock dumps is based on several factors, primarily to minimise haul distances. In addition to environmental and strategic planning criteria, the geotechnical factors accounted for in dump planning and design are mainly concerned with the dump foundations and dump material properties. See Figure 13.2.1 for locations of waste rock dumps (waste storage facilities WSF). Waste dumps at Tarkwa mine are constructed under the Environmental Protection Authority (EPA) and Minerals Commission (MINCOM) guidelines. These are designed to certain degrees of stability and reliability. Dumps are generally segregated with oxide dumps, which are usually separated from transitional and fresh waste materials. In areas where these must be combined, the rock will form the foundation (base), which is overlain by the oxide material. Dumps are designed at 15 m lifts with an inter-lift berm of approximately 15 m, sufficient to achieve an overall slope of 2.5:1 (22  degrees) angle. This requirement is critical to reduce the sedimentation of surface waters during the active life of the waste rock dump. Dump lifts (operational and final) are designed wherever practical, with a minimum of 1:200 gradients away from dump faces and towards natural ground or the access ramp for free-standing dumps not built laterally from natural ground. This requirement ensures that rainwater collecting on the dump will naturally flow away from dump slopes and towards the natural ground. Due to the shallow dipping (15-25 º) of the footwalls, the Tarkwa mine uses them as footwall waste dumps. A windrow (safety band) of at least 2 m high is constructed just outside the active mining level to safeguard against boulders that may roll out further than anticipated from dump toes. The surface asperity of the footwall slopes is generally rough undulating and generally free from clayey material, this provides more competent dump foundations than natural hillsides. Footwall dumps are generally constructed at approximately 30 m high. These are mostly rocky dumps. Very weak and clayey waste are not dumped unto footwalls, from where such material may wash down onto pit floors during rainstorms. 15.1.5 Power supply The mine has four Independent Power Producer (IPP) gas turbines with a total generation capacity of about 40 MW. This ensures that the mine takes 94 % of electricity for mine consumption from the IPP. Tarkwa’s monthly power consumption is about 25 GWh. The average demand is 38 MW. The Genser will be moved away from the open pit for this mineral reserve. Any remaining power consumption requirements are supplied from the grid. Ghana’s electricity generation company VRA, the bulk transporter GridCo, and Ghana’s distribution company ECG supplies power to Tarkwa. Power is supplied from three different areas at two voltage levels: 161 kV from Prestea and Takoradi to the plant area, and 33 kV to the mine village substation. An internal 11 kV overhead line network distributes power to the various plants. The mine village electricity distribution system is a combination of 11 kV aerial bundle conductors and mini-subs connected to a ring network. Emergency power generation systems are installed at strategic positions to facilitate power to essential and critical machinery and equipment in the event of a mains power failure. 15.1.6 Camp and medical facilities Employees (especially those required for continuous operation and attending to emergencies) are accommodated in four GFGL-owned accommodation areas namely Green Compound, AVS, Apinto Ridge and the Atuabo view, as well as privately owned houses in the town of Tarkwa. Recreational facilities include two recreation clubs, restaurant, swimming pool, golf course, tennis court, gymnasium and squash court. The mine also has a fully equipped hospital and a school located within the mine accommodation. 15.1.7 Other infrastructure Other infrastructure on site includes: • HME fleet maintenance workshops currently being used by the mining contractor. • Fuel storage facilities. • Offices and stores. • Genser gas power generation plant is also located next to the HME workshop. Notwithstanding the age, all surface infrastructure and equipment are adequately maintained and equipped. In conjunction with planned maintenance programs and specific remedial action systems, the general infrastructure is considered sufficient to satisfy the requirements of the mineral reserve plan.

The qualified person is of the opinion that, notwithstanding the age, all surface infrastructure and equipment are adequately maintained and equipped. In conjunction with planned maintenance programs and specific remedial action systems, the infrastructure for the Tarkwa mining operation is considered sufficient to satisfy the requirements of the mineral reserve plan, and the quantities have been tested and satisfied for dump and disposal capacities. 16 Market studies 16.1 Market information A review of metal prices for planning purposes is undertaken annually to monitor any significant changes in price trends or exchange rates that would warrant re-calibrating the price deck before the Strategic Planning process transitions into the Business Planning cycle. This review of the metal price deck has taken account of the prevailing economic, commodity price and exchange rate (Fx) trends, together with market consensus forecasts, in addition to consideration of the Gold Fields’ strategy and expectations for the operations. Our strategy is to (1) mitigate annual volatility by holding planning metal prices as long as warranted to support stability in mine planning, notably regarding the underground MSO and open pit shell selections; (2) maintain appropriate margins on spot and long-term price forecasts to support the Group’s BSC metrics; (3) protect against accelerating mining sector inflation and, (4) to confirm a separate gold price to be used specifically for the Operational Pan (budget) revenue streams and cashflows in Q3 each year. The outcome of the pricing analysis was to use a gold price of $2,000/oz for mineral reserves and $2,300/oz for gold mineral resources for disclosure of estimates as shown below in Table 16.1.1. Table 16.1.1: Mineral reserves and mineral resources metal prices Metal Unit December 2025 Metal price Deck Mineral reserve 31 Dec 2025 Mineral resource 31 Dec 2025 Gold $/oz 2000 2300 Source: Tarkwa CPR, 2025 Sensitivity analyses on gold price for project financial evaluation is done to provide flexibility/range analysis for all regional studies and site growth opportunities and for investment purposes. The mineral resources gold price premium to the mineral reserves price is circa 15 % and the differential is in general alignment to our peer group and gold industry standard practice. The mineral resource premium is to provide information on each operation’s potential at higher gold prices and to indicate possible future site infrastructure and mining footprint requirements. GFGL has an existing refining, sales & marketing agreement (the Refinery Agreement) with MKS. The Refinery Agreement is an arm’s length transaction negotiated by the parties acting independently and the terms meet all requirements under applicable law. Gold Fields’ treasury department in South Africa sells all the refined gold produced by the Property. On collection of the unrefined gold from the mine site, the relevant operating Property will notify Gold Fields’ treasury department of the estimated refined gold content, expressed in troy ounces, available for sale. After such confirmation, the treasury department sells the refined gold to authorised counterparties at a price benchmarked against the London Bullion Market Association (LBMA) PM gold auction price. Gold Fields may periodically use commodity or derivative instruments to protect against low gold prices with respect to its production. Variations in gold price, currency fluctuations and world economics can potentially impact on the revenue received. No derivative instruments are in place at the date of this report. Most gold production is used for jewellery and for investment purposes, in the latter case because the market views it as a store of value against inflation. In addition, certain physical properties of gold, including its malleability, ductility, electric conductivity, resistance to corrosion and reflectivity, make it the metal of choice for several industrial and electronic applications. See the Gold Fields marketing section of the IAR. Supply of gold consists of new production from mining, the recycling of gold scrap and releases from existing stocks of bullion. Mine production represents the most important source of supply, typically comprising 75 % each year. Annual demand requires more gold than is newly mined and the shortfall is made up from recycling. Management believes that long-term gold supply dynamics and global socio-political and economic trends will support the gold price at levels above $2,000 per ounce in the long-term. The market for gold is relatively liquid compared to other commodity markets, with London being the world’s largest gold trading market. Gold is also actively traded via futures and forward contracts. The price of gold has recently been significantly affected by macroeconomic factors, such as inflation, exchange rates, reserves policy and by global political and economic events (including in the context of recent developments in Iran and more broadly in the Middle East region), rather than simple supply/demand dynamics. Gold is often purchased as a store of value in periods of price inflation and weakening currency. Metal Price history Gold prices London Metals Exchange afternoon close • Gold spot 30 December 2025 - $4,367.80/oz • Gold spot 12 month average - $3,435.09/oz • Gold spot 24 month average - $2,908.63/oz • Gold spot 36 month average - $2,588.57/oz • Gold spot 60 month average - $2,274.02/oz 16.2 Required material contracts The Registrant has all required material contracts in place. Refining services are based on well-established long-term agreements and expediting gold sales over the life of the asset does not represent any significant uncertainty. The services and goods supply contracts (e.g., diesel, cyanide, etc.) necessary to develop the Property as planned, are in place and have the capability to support the projected cashflow period. All such material contracts are arm’s length transactions negotiated by parties independently and are in compliance with applicable law. 17 Environmental studies, permitting and plans, negotiations, or agreements with local individuals or groups Climate change is an integral consideration of the mineral reserves generation process and incorporating relevant costs associated with climate change, primarily decarbonisation, mitigation and adaptation to the changing climate, is a key theme for the Registrant and the Property. Increasing frequency of extreme weather due to climate change could pose operational challenges for Tarkwa, as more intense rainfall may test the capacity of pit dewatering and TSF systems while prolonged droughts could affect water availability. In addition, evolving international ESG standards may require increased expenditure, such as higher reclamation requirements or reductions in greenhouse gas emissions. Climate change assessments have been conducted, and while no extreme climate trends, such as significantly increasing rainfall intensity or temperature anomalies, have been observed that would materially affect operations, climate-related risks remain a forward-looking consideration that could exacerbate other environmental risks, including flooding, erosion, dust generation, or water scarcity. To enhance resilience, the mine is implementing climate adaptation measures, including designing water management systems for higher rainfall scenarios, upsizing drainage infrastructure, maintaining substantial water harvesting capacity to buffer dry periods, planting trees to combat erosion, and diversifying water supply. The mine also tracks its carbon footprint with the aim of reducing diesel consumption per tonne mined, aligning environmental performance with cost efficiency. Overall, Tarkwa’s climate remains conducive to year-round mining with routine wet-season adjustments, and governance controls are strengthened through ongoing compliance with ISO standards and independent audits to proactively identify and address ESG gaps. 17.1 Results of environmental studies Environmental management at Tarkwa is conducted within the framework of the ISO14001:2015 certified Environmental Management System (EMS). The foundation of the EMS is the Tarkwa Environmental Policy, which is aligned with the Gold Fields Limited Environmental Policy. Current environmental studies at Tarkwa mine include a biodiversity study, Acid Rock Drainage, update of the water management plan and water balance and an update of the mine closure plan and closure cost estimate. Tarkwa has expanded the environmental studies in the EIS through conducting a Biodiversity Assessment, from which a Biodiversity Management Plan has been produced. The Biodiversity Management Plan aims to guide the management of flora and fauna in active mining areas. See chapter 17.5 for closure details The qualified person is of the opinion, after due consultation with in-house experts, that current plans to address issues relating to environmental compliance, permitting and communities are adequate. 17.2 Waste and tailings disposal, site monitoring and water management 17.2.1 Tailings storage facilities (TSF) Consequence classification The GISTM consequence classifications of the TSFs are as follows: • TSF 1 – Very High • TSF 2 – Very High • TSF 3 – Very High • TSF 5 – Very High Regarding storm holding capacity, the TSFs are designed as closed circuits with enough capacity to contain extreme storm events commensurate with their classification. The TSFs pond freeboard measurements are recorded to confirm the adequacy of storm holding capacity. Pond freeboard measurements were within the design and regulatory limits. Adequate beach lengths from confining embankments were also maintained. The elevation of the TSF ponds at the complex is controlled by electrical submersible and skid- mounted pumps, complemented by emergency diesel pumps when required. The elevation is monitored daily using a level gauge mounted at the decant stations and confirmed with month-end GPS measurements. Phreatic surface The phreatic surfaces within the embankments and tailings are monitored using vibratory wire piezometers. All the piezometer trigger levels are being evaluated through a Trigger Action Response Plan (TARP) evaluated as part of EoR monthly and quarterly operational reviews. Embankment movement Tarkwa is in the process of complementing embankment movement measurements with In-place Inclinometers (IPI) and Shape Acceleration Arrays (SAA). Drilling and installation at 4 locations at TSF 1 have been completed. Monitoring and calibration of the installed units are ongoing. A Geomos setup comprising an autonomous total station and a set of prisms is also used to monitor deformations along the TSF 1 and 5 walls. Groundwater Several boreholes have been established around the downstream perimeter of the TSF Complex and are sited to intercept any pollution plumes from the existing TSFs. Water samples are collected from these boreholes and tested monthly as part of the operations’ groundwater monitoring regime. Laboratory testing includes physical parameters, nutrients, chemicals and dissolved trace metals. Results indicate non-contamination of the groundwater systems from the TSFs. This was confirmed by comparing results to baseline and the EPA portable water threshold limits. Sampling was undertaken at about 21 points along the downstream areas of the Complex. Water levels within the boreholes are also measured monthly to check groundwater level fluctuations. Stability A buttress has been previously completed along the TSF 1 east wall to improve the stability and factors of safety of the wall to achieve the ANCOLD minimum requirements. The recommendation was made as part of the Stage 11A design, the construction of which was completed in 2022. The next raise, TSF 1 Stage 12, and subsequent future raises will utilise the downstream raise construction method along the east wall further extending the buttress. For the TSF 1 north wall, buttressing and slope geometry adjustments have been implemented as part of the TSF 5 Stage 4 raise to reduce the probability of failure at the north wall. The post-seismic factor of safety along the TSF 2 west wall after completion of the Stage 8 wall raise was below the minimum requirements. The failure plane along which the minimum factor of safety has been calculated did not result in a loss of containment failure. However, a buttress was designed by SLR, the EoR for TSF 2, to improve the factor of safety beyond the minimum requirements. The buttress was then constructed to ensure the Stage 8 embankment achieved the minimum factors of safety. This buttress has since been extended with careful physical and instrumentation monitoring to cater for the current Stage 9 and planed future development. The area is also routinely monitored for any signs of movement, with no distress detected or evident. TSFs 3 and 5 have factors of safety above the minimum requirements of L.I. 2182 and ANCOLD. WAD Cyanide WAD Cyanide levels at the TSF Complex remain below the compliance limit of 50 ppm prescribed by the ICMC. As a result, no exceedances were recorded. Construction Construction of the TSF 1 Stage 11A and TSF 2 Stage 9 wall raises was completed in April 2022 and May 2025, respectively. The TSF 5 Stage  4 wall raise which commenced in April 2025 is ongoing and nearing completion. It comprised downstream raise construction along the east and west embankments and construction of intermediate zones against the TSF 1 north wall and North heap leach pad which serves as the south and north embankments of the TSF 5. HDPE liner was also deployed and installed along the embankment's prepared upstream slopes tying into the Stage 2 HDPE to provide containment. A rockfill buttress was also constructed along the TSF 1 North to improve the FoS to meet ANCOLD requirement The TSF 2 Stage 9 construction early works comprising rockfill along the north wall and buttress works along the west embankment, commenced in January 2024. The raise construction followed the buttress construction works and was completed in April 2025. It comprised construction of intermediate and low permeability zones against the outer rockfill along the north and west embankments, clearing, grubbing, and construction of a new access road along the south phyllite ridge and raising of the facility under-drain towers to the new crest elevation. The TSFs at Tarkwa are well managed from a dam safety and governance perspective. Audits and inspections As part of their EoR responsibilities, SLR Consulting undertakes quarterly and annual audits of the TSFs. In addition, Independent Tailings Review Board (ITRB) meetings are held on-site annually. The recent inspection, audit and meeting yielded no dam safety concerns. However, some operational deficiencies and governance items need to be addressed. Glocal has also been contracted to undertake independent third-party quarterly and annual environmental audits of the facilities. Glocal’s quarterly audits and findings, per the TSF permit conditions, are submitted to the Ghana Environmental Protection Authority (EPA). In addition to the regular EoR and third-party audits, ERM undertook a third party GISTM verification audit for Tarkwa's TSFs in 2025. P a g e 63 | #NUM_PAGES# 17.2.2 Waste rock dumps Testwork of waste rock by subjecting samples to acid-base accounting is ongoing. Results to date show no indication of the potential for significant ARD generation from mine waste. These results are confirmed by ongoing environmental monitoring, and no special measures have been necessary. In line with the mine’s concurrent rehabilitation policy, the Sustainability function re-slopes portions of waste rock dumps (WRD) that have reached completion stage. The re-sloped phases are then covered with subsoil or oxide material and topsoil as per regulatory requirements. Construction of crest and stone pitched drains are other rehabilitation activities that are done on re-sloped WRD phases before the completion of revegetation on the phases. Rehabilitation maintenance activities such as weeding, pruning, replacement of dead seedlings, pest control and fertiliser application, are done on an ongoing basis at the mine. Cost estimates for WRD phases that are not at the completion stage for concurrent rehabilitation are captured in the mine’s closure cost estimates every year. The qualified person is of the opinion that the waste rock dumps at Tarkwa are adequate for this mineral reserve plan. Regular waste rock inspections are performed to assess safety. 17.2.3 Water management The Water Resources Commission (WRC) was established through an Act (Act 522) in 1996 and was given the mandate to regulate all activities relating to water in Ghana. The Legislative Instrument (LI) 1692 indicates what needs to be permitted by the WRC. Any activity that is carried out by the mine on any water body be it a stream or a wetland will need to be permitted by the WRC. This includes abstraction, diversion, damming or discharge into the water body. Also required to be permitted is any activity on groundwater, including boreholes used for domestic purposes and supplementing the process plant. Tarkwa is required to indicate the estimated volume of water it intends to use for the years within the permit cycle and the WRC is mandated to charge a fee. The mine has valid groundwater abstraction, water discharge and pit dewatering permits are currently valid. Tarkwa has constructed numerous silt traps to prevent sediment load from entering streams in the mine concession. Sediment control dams are also constructed at selected vantage points. Currently, there are three clarifiers on the mine (CIL and NHL) and a water treatment plant to improve the quality of water recycled for reuse or discharge from the mine. Additional containment bunds and contingency pond storage exist within the process plant to provide emergency storage and containment of spilled tailings material. In many of the pits, water level rises may spill into natural watercourses. Pit water quality meets applicable standards and Tilapia fish are multiplying. This supports the favourable projections for future water quality and future use of the pits for fish farming. Ground water boreholes both shallow and deep have been drilled around the tailings storage and the heap leach facilities to monitor groundwater quality and serve as surveillance monitoring networks to detect any possible pollution of groundwater and enable the mine to adopt the appropriate mitigation measures. Currently there is no significant impact on groundwater quality which can be attributed to mining operations. Potable water for the mine and residential areas is abstracted from boreholes located at the plant site and the residential area. An external consultant has reviewed the site-wide water balance. Tarkwa’s strategy is to maximise water reuse and recycling while reducing freshwater usage and discharging minimum volumes where necessary. The qualified person is of the opinion that the procedures, monitoring and execution of the water management plan are adequate for supporting the life of mine mineral reserve estimate. 17.3 Project permitting The EPA Act, 1994 (Act 490) and the Environmental Assessment Regulations, 1999 (LI 1652) regulate activities that affect the environment in Ghana and are administered by the Environmental Protection Authority (EPA). Mining companies are also required under the Minerals and Mining Act, 2006 (Act 703), Minerals and Mining (Amendment) Act, 2015 (Act 900), and their attendant Minerals and Mining Regulations (e.g., LI 2182, 2012) to have due regard to the effect of their operations on the environment, and to take steps to prevent pollution of the environment. Under Schedule 2 of the Environmental Assessments Regulations (LI 1652, 1999), mining is considered an undertaking for which registration, environmental impact assessment and permitting are mandatory. Therefore, Mining companies are required to obtain an environmental permit before commencing mining operations and an environmental certificate within 24 months of the commencement of operations after submitting an environmental management plan (EMP). To obtain a permit, the EPA requires the submission of a completed environmental assessment registration form (Form EA  2), which should provide an overview and preliminary environmental assessment of the proposed undertaking. After receipt and review of the application, the EPA undertakes a review and issues a screening report which stipulates a determination by the Authority that an application, at the initial assessment, is approved, objected to, requires the submission of a preliminary environmental report or the submission of an environmental impact statement (EIS). This decision is usually communicated to the applicant within 25 days from the date of receipt of the application for an environmental permit. In respect of a proposed mining undertaking, the Property shall submit an EIS which shall be outlined in a scoping report to the Authority. A scoping report sets out the scope or extent of the environmental impact assessment to be carried out by the applicant. It includes a draft term of reference indicating the essential issues to be addressed in the environmental impact statement. Upon receipt of a scoping report, the Authority shall examine it and inform the applicant within 25 days of the receipt of the report whether it is acceptable or not.

Where the Authority accepts a scoping report, it requests the applicant to submit an environmental impact statement based on it. Where a scoping report is not acceptable to the Authority, the Authority advises the applicant to revise the report as appropriate and resubmit it. Where an applicant has been asked to submit an EIS, it is the responsibility of the applicant to advertise the Scoping Notice to the general public and make available copies of the scoping report for inspection by the general public in the locality of the proposed undertaking. • The Regulations require the EPA to advertise the EIS and to hold a public hearing if it appears that, there is “great adverse public reaction” to the proposed activities, to hear comments and objections from interested and affected parties. The EIS may therefore be reviewed in the light of these comments, and may be approved, or returned to the applicant for modification and re-submission. Once the EIS, if required, is approved, the EPA issues an environmental permit for the project. Environmental permits, which are valid for 18 months from the date of issue, normally contain several conditions and commitments made in the EIS documents and these are considered legal commitments. Within 24 months after the commencement of operations, and every three years thereafter, the Property must submit an environmental management plan (EMP) to the EPA that describes how the Property will manage the environmental aspects of the project over the following three years. Resource Other reporting conditions stipulated in environmental reports include the submission of monthly environmental monitoring returns, annual environmental reports and on a biennial basis, a biennial costed reclamation and closure plan and any other specialized report that the Authority may request. • In addition to an environmental permit and environmental certificate, several other authorisations may be required, as indicated below: ◦ Ghana Minerals Commission (MINCOM) issues a Mining Operating Permit for all mining projects on an annual basis. A mine cannot operate in Ghana without this approval. ◦ Road construction requires approval from the Ghana Highway Authority and the EPA. ◦ Water abstraction, pit dewatering and water discharge permits are required by the Water Resource Commission (WRC) to sink boreholes, impound water and abstract groundwater or surface water, dewater pits and discharge water into a receiving environment. Permission is also required from the WRC for diversion of watercourses. • Should mining take place within a Forest Reserve, permission is required from the Forestry Services Division, in accordance with the Environmental Guidelines for Mining in Productive Forest Reserves (2001). The guidelines also require that the EPA hold a public hearing at the end of scoping (this is in addition to the one required at the end of the EIA). • Approval is required from the EPA and Land Valuation Board for the relocation of people, dwellings and crop compensation. • Chemical purchases require the EPA’s Chemical Clearance Certificate on an annual basis. • Various building and construction permits, from various regulators, typically development permits from the Regional and District Assemblies, like Tarkwa-Nsuaem Municipality. • Factory facilities on the mine site like the OTR Tyre Re-tread Facility, require approval from the Factories Inspectorate Division (Ministry of Employment and Social Welfare), which administers the Factories, Offices and Shops Act 1970. In line with the requirements of the EPA Act of 1994 (Act 490), the Authority may suspend or revoke an Environmental Permit, or Environmental Certificate, in certain circumstances, including where the holder breaches any of the provisions of the Ghanaian Regulations, or of the conditions of the permit or certificate, or where the holder fails to comply with any of its mitigation commitments in the EMP. Tarkwa operates in accordance with Ghanaian environmental requirements, as administered by the EPA, and the WRC, as applicable, and holds the required Environmental Permits and valid Environmental Certificates. A summary of all current significant Tarkwa permits is provided in Table 17.1.1. Mining operations are required by Ghana’s environmental laws to rehabilitate disturbed lands as a result of mining operations, pursuant to a Reclamation Security Agreement (RSA), reclamation criteria and action plan agreed with the Ghanaian environmental authorities. This obligation is secured by posting reclamation bonds, which serve as a security deposit against default. Reclamation bonds are assessed every two years (biennially) based on the agreed upon estimated rehabilitation costs incurred to date and expected to be incurred during the two years until the next reclamation plan is submitted to the EPA. The Environmental certificate for the operation expired in January 2025. The mine updated the Environmental Management Plan (EMP) for 2025-2027 and submitted to EPA in December 2024 for consideration and approval. The EPA reviewed the document and submitted review comments in January 2026 to be used to finalize the EMP. The EMP has since been finalized, and the permit fee has been paid to EPA. The certificate when issued will expire in January 2028. This process is expected to continue for the duration of the LOM mineral reserve. Gold Fields is obliged to provide security to the EPA as a guarantee against the reclamation of disturbed land because of its operations. Tarkwa have a bank guarantee, a restricted cash account established in line with EPA requirements and has set aside cash as part of their financial provision for closure. Table 17.1.1: List of Tarkwa permits Date issued Title Purpose Status Comment October 2021 Tailings Storage Facility 1 (TSF 1) Stage 11A Wall Raise Construction and operation of TSF 1 Stage 11A wall raise Construction Completed. Both EPA and Minerals Commission Approvals obtained May 2021 TSF 2 Stage 7 Wall Raise Construction and operation of the TSF 2 Stage 7 wall raise Construction On-going Construction ongoing. Both EPA and Minerals Commission Approvals obtained August 2021 TSF 5 Annex Construction and operation of a new TSF (TSF 5 Annex) New Project Permit Fee Paid – Awaiting Issuance of Permit June 2022 Akontansi Ulap Pit Expansion Extend the mining of the Akontansi Ulap pit New Project Supplementary EIS and permit fee paid– Awaiting Issuance of Permit January 2023 TSF 2 Stage 8 Wall Raise Construction and operation of TSF 2 Stage 8 wall raise Construction On-going Both EPA and Minerals Commission Approvals obtained January 2023 Water Use Permit. Ground Water Abstraction Abstract groundwater for both domestic and industrial use Permit Renewed Valid Until December 2025 January 2023 Water Use Permit Pit Dewatering Dewater pits for mining activities Permit Renewed Valid Until December 2025 January 2023 Water Use Permit – Discharge Discharge water that arises within the applicable GSA Standards Permit Renewed Valid Until December 2025 September 2023 TSF Stage 3 wall raise Construction and operation of the TSF 5 Stage 3 wall raise Construction Completed. Both EPA and Mineral Commission Approvals obtained July 2024 TSF 2 Stage 9 wall raise Construction and operation of TSF 2 Stage 9 wall raise Construction Completed. Both the EPA and the Minerals Commission obtained approval Notes: a. The qualified person has selected significant permits to demonstrate permitting. b. The qualified person is of the opinion that the licenses are in good standing and that any current or future licensing can and will be obtained for the mineral reserve or the mineral resource. c. The qualified person is of the opinion that Tarkwa has a good standing with licensing authorities, community groups and that licensing is not expected to be material to mineral reserves or mineral resources. d. Tarkwa is conducting continuous rehabilitation and has a large closure liability. The qualified person is of the opinion that the closure estimates and duration are reasonable and practical and that appropriate funding provisions are in place to expedite all obligations. Source: Tarkwa CPR, 2025 17.4 Plans, negotiations, or agreements with local individuals or groups Large resettlement programs, in line with good international practice, were carried out in collaboration with the local community and authorities. Tarkwa maintains a positive relationship with nearby communities. Sustainable development responsibilities for the operations are split between the Environment, Health and Safety, and Community Relations Departments at the operation and the Corporate Affairs and Social Development Offices in Accra. Particular attention is paid to engagement with stakeholders such as the Municipal Assembly, Traditional Authority, NGOs and the media in sustainable development activities. The Registrant and Property are committed to ensuring that the host communities realise genuine and lasting benefits from its presence. To achieve this, the Gold Fields Foundation ensures development of the nine catchment communities. The Foundation is funded by $1/ oz of gold produced and a 1.5  % pre-tax profit. The Foundation supports development programs in education, health, water and sanitation, agriculture, micro-enterprises and infrastructure. The programs are extensively discussed with beneficiary communities for their buy-in prior to implementation. As at the end of 2025, the total SED spend amounted to of $5.62million. This has been invested in various socio-economic development programs in the Registrant and Properties' primary stakeholder communities during the fiscal year. The mine sets annual targets for host community procurement and employment. 17.5 Mine closure Tarkwa submitted an up-to-date integrated mine closure plan (2024-2025) to the EPA and Minerals Commission in April 2024, with a revised plan due for submission in quarter one of 2026. The plan is developed based on legal requirements and Gold Fields guidance, which aligns with the ICMM’s Integrated Mine Closure: Good Practice Guide. The mine ensures that closure planning is incorporated into the earliest stages of mine planning and business plan (short, medium, and mineral reserve) so that closure risks and opportunities are captured from the start and proactively managed throughout the mine's life to meet environmental, social, and economic considerations. The Closure Plan outlines the baseline and knowledge base, defines closure vision, objectives and principles, closure risks and opportunities, agreed upon closure activities, post-mine land uses and success criteria. It also covers the required stakeholder engagements for developing the closure plan, progressive closure actions (including social transition), closure cost and bond provisions, the monitoring and maintenance and data management systems, including post-closure water monitoring, sudden and tempory closure response programs, the closure relinquishment protocols and key closure governance tools. Commitment to EIS, EMP, and Environmental Permit schedules is considered a compliance obligation and is included in the mine closure liability estimates. The operation adheres to a three-year progressive rehabilitation schedule developed in line with the approved Mine Closure Plan and the Group’s annual rehabilitation target of 85%. To ensure effective implementation, all necessary resources are allocated, and performance is consistently tracked against the set objectives. Each year, Tarkwa updates its Day of Assessment (DoA) and Life of Mine (LoM) closure cost estimates using the Standardised Reclamation Cost Estimator (SRCE) model, which reflects both actual and anticipated disturbances as well as changes in closure requirements. As of December 2025, Tarkwa’s total DoA reclamation liability amounts to $107.2 million, while the LoM liability is $131.9 million. Tarkwa’s closure cost estimates are consistent with the 2003 Reclamation Security Agreement (RSA) and Ghana’s Minerals and Mining (Health, Safety and Technical) Regulations (LI 2182, 2012). Under the RSA, Gold Fields must provide security to the Environmental Protection Authority (EPA) to guarantee reclamation of disturbed land. To meet this obligation, Tarkwa has set aside a total provision of $123 million, comprising a $36.8 million bank guarantee with ABSA and $86.2 million in cash. Of the cash provision, $45.7 million is held in restricted accounts jointly managed with the EPA, while $40.5 million is maintained in unrestricted accounts controlled by the mine. The bond will be updated in 2026 to $107.2 million, aligning with the total DoA liability estimate at the end of December 2025. The qualified person is of the opinion that the closure estimates and duration are reasonable and practical and appropriate plans, including continuous rehabilitation and funding provisions, are in place, as regulated, to support the execution of the life of the mine plan mineral reserve and to meet the closure liabilities. 17.6 QP opinion on the adequacy of current plans The qualified person is of the opinion that the studies and permitting are either in place or will have reasonable prospect of being in place for the duration of the LOM mineral reserve and if required, may be extended for future mineral resources. 17.7 Commitments to ensure local procurement and hiring Tarkwa is actively pursuing local hiring, with a 98% Ghanian workforce, and local procurement with the aspiration for enduring value after mining. 18 Capital and operating costs 18.1 Capital cost estimates Based on disclosed mineral reserves, capital expenditures will continue until 2042. The capital expenditures are based on detailed requirements and assessment for the next two years. Capital estimates beyond the first two years are based on pre-feasibility or better estimates for infrastructure, equipment and development requirements for individual projects, with nominal allowances made for general overheads and processing capital requirements. Table 18.2.1 summarises the forecast sustaining and project capital costs for Tarkwa. Table 18.2.1: Sustaining and project capital costs forecast (100%) Tarkwa Capital cost item Units 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 Mining MP&D $ million 24.7 44.7 30.8 Capitalized Waste $ million 243.7 279.4 192.0 267.0 286.4 374.0 400.4 215.8 283.2 196.1 158.9 Sustaining (incl. TSFs) $ million 50.8 54.8 27.9 25.8 41.0 69.2 33.0 58.8 61.1 60.6 39.1 G&A Capital $ million 3.0 2.7 4.5 2.4 1.9 0.4 0.1 0.8 0.1 Exploration $ million Capital costs $ million 322.2 381.7 255.1 295.2 329.3 443.6 433.5 275.4 344.4 256.7 198.0 2037 2038 2039 2040 2041 2042 Mining MP&D $ million Capitalized Waste $ million 144.9 245.9 169.6 146.3 12.6 Sustaining (incl. TSFs) $ million 39.1 39.1 23.6 6.1 6.1 2.5 G&A Capital $ million Exploration $ million Capital costs $ million 184.0 284.9 193.2 152.3 18.6 2.5 Notes: a. The capital costs are based on the 31 December 2025 life of mine schedule for proven and mineral reserves and are on 100 % basis. b. No inferred mineral resource is included in the mineral reserve processing schedule or techno-economic evaluation. c. Tailing storage facilities are costed according to the mineral reserve requirements. Source: Tarkwa CPR, 2025 18.2 Operating cost estimates Operating costs are based on the 2025 plant and infrastructure operational and business plan cost schedules until 2042, inclusive of overheads and mining rates. Operating costs are divided into: • Tarkwa’s mining operations are based on contractor mining, which means that mining costs are mainly driven by contract rates. These vary depending on the volume of material mined, pit depth and other factors considered during the tender process. In addition, Tarkwa’s owner mining and technical services costs and dayworks are included in the mining cost. • Mining costs, including ore handling costs: Mining costs are based on approved contractor rates from the primary mining contractors being BCM for Zone 1 (Teberebie and Pepe) and E&P for Zone 2 (Akontansi, Kottraverchy and Kobada). Other costs (e.g., G&A) are derived from past costs (i.e., 2025 actual) and anticipated future escalations. The 2025 mineral reserve surface sources costs are based on approved contracts rates (E&P). These are disclosed per location and distance to the crushers. • Processing costs, including tailings and waste disposal costs: For 2026 and beyond, processing costs are based on 2025 actuals and escalations. • Centrally allocated costs: For 2026 and beyond, administration costs (G&A) are based on 2025 actual costs and escalations where necessary. • The G&A cost is made up of onsite and offsite overhead costs. The onsite cost includes all service departments on the mine, including human resource, finance, community affairs, environment, safety and protection services. Offsite costs include Accra office overhead costs, management fees and Gold Fields charges. The operating costs forecast is summarised in Table 18.3.1. Table 18.3.1: Operating costs forecast (100%) Tarkwa Operating cost item Unit 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 Mining $ million 254.7 226.8 268.1 160.3 186.5 117.2 109.3 272.2 217.9 293.9 363.1 Processing $ million 153.7 157.0 157.2 160.6 167.4 171.8 164.8 158.8 160.2 159.2 157.4 G&A Operating $ million 87.4 92.6 92.3 92.3 92.3 92.3 92.3 92.3 92.3 92.3 92.3 Other operating costs $ million Operating costs $ million 495.8 476.4 517.6 413.3 446.3 381.4 366.4 523.4 470.5 545.4 612.8 2037 2038 2039 2040 2041 2042 Mining $ million 335.3 162.6 162.3 84.9 161.4 Processing $ million 157.7 166.5 167.1 175.0 164.6 61.4 G&A Operating $ million 92.3 92.3 93.7 90.6 93.1 31.0 Other operating costs $ million Operating costs $ million 585.3 421.4 423.1 350.5 419.1 92.5 Notes: a. The operating costs are based on the 31 December 2025 life of mine schedule for mineral reserves and are on 100 % basis. b. No inferred mineral resource is included in the life of mine processing schedule or techno-economic evaluation. c. Exploration costs required to replace depleted mineral reserves are not included in this techno-economic assessment. d. Costs are first principles based on the mineral reserve life of mine schedule. e. This operating cost summary estimate is for the mineral reserve life of mine schedule. Source: Tarkwa CPR, 2025 Post life of mine closure is to be completed in 2043 and costs are estimated at $4.9 m provided for in support of the mineral reserve. The qualified person is of the opinion about capital and operating costs is summarised below: a. The financial schedule is linked to the life of mine plan to ensure the provision of capital is coupled to when the major budgeted items need to be funded. b. The capital and operating costs applied are appropriate to derive a realistic and meaningful mineral reserve financial model that supports the mineral reserve. c. The capital, operating and closure cost estimation levels of accuracy meet the minimum pre-feasibility study requirements at an estimated accuracy of ±25 % and require no more than 15 % contingency. The specific engineering estimation methods have an accuracy equal to or better than this range. d. Tarkwa has improved capital estimation and capital delivery through the application of Group Capital Standards and capital projects review by a select team with improved implementation planning. Gold Fields also perform regular post investment reviews across all major capital studies and share key learnings. e. Gold Fields’ two-year business planning cycle captures operating and capital costs along with key physicals and revenue. The business plans are internally reviewed, presented to the Executive Committee for approval, prior to sanctioning by the Gold Fields board of directors. The business plans are aligned with the Registrant’s strategic direction and equate to the first two years of the life of mine plan. f. Capital expenditure, once sanctioned, must follow the Registrant's capital disclosure standard. Monthly and quarterly reviews are held to assess capital programs, operating unit costs, mine physicals, plan execution and revenue streams. g. Operating unit costs are based on recent valid historical performance and where necessary take account of future changing circumstances that are anticipated to impact future operating costs. 18.3 Accuracy of estimates Capital and operating costs for Tarkwa are based on items incorporated in the life of mine plan to secure the disclosed mineral reserve. The operating and capital cost estimates are based on consideration of recent historic performance and the components of the mineral reserve life of mine plan to generate a realistic and appropriate life of mine financial model for operating and capital costs. The levels of accuracy are the same as or better than a pre-feasibility study at an estimated accuracy of ± 25  % and require no more than 15  % contingency. The specific engineering estimation methods are equal to or better than estimated above. Gold Fields’ two-year business planning cycle captures operating and capital costs along with key physicals and revenue. The business plans are internally reviewed and presented to the executive for approval prior to being sanctioned by the Gold Fields board of directors. The business plans are aligned with the Registrant’s strategic direction for operating properties and provide the base for the first two years of the life of mine mineral reserve plan. 19 Economic analysis 19.1 Key assumptions, parameters and methods The economic analysis that confirms the cashflow, revenue, financial viability and valuation for Tarkwa is based on: • Taxable income is calculated in terms of local relevant legislation. • A real base case discount rate which is determined by the Gold Fields Corporate Finance team annually. • The discounted cashflow (DCF) applied to post-tax, pre-finance cashflows and disclosed in financial years ending and including 2035. The input parameters for the economic analysis are based on: • The mineral reserves disclosed in Section 12.3, with no inferred mineral resources included in the economic analysis. • The mining and processing schedule disclosed in Section 12.3. and Section 10 • Metallurgical process recoveries disclosed in Section 12.3. and Section 10 • Capital costs disclosed in Section 18.2. • Operating costs disclosed in Section 18.3. • Royalty rates disclosed in Section 3.5. • A mineral reserve gold price of $2,000/oz as discussed in Section 16. • A discount rate of 11.0%. • A corporate tax rate of 32.5%. The mineral reserve physical, operating cost and capital cost inputs, including rehabilitation, leasing and closure costs and revenue assumptions for the economic analysis to and including 2035 are summarised in Table 19.1.1. Table 19.1.1: LOM mineral reserve physical, operating cost and capital cost inputs and revenue assumptions 100 % basis Sources Units 2026 2027 2028 2029 2030 2031 2032 2033 2034 Open Pit LOM Processed mineral reserve koz 396 390 500 159 309 264 460 504 495 Recovery % 96 96 97 94 95 95 97 97 97 Sold koz 380 375 483 150 295 252 444 487 478 Stockpiles LOM Processed mineral reserve koz 126 108 51 204 95 116 59 16 27 Recovery % 96 96 97 94 95 95 97 97 97 Sold koz 121 103 50 192 91 111 57 15 26 Total Sold koz 501 478 533 342 386 362 501 503 504 Costs, Revenue and Cashflow Revenue $ million 1,003.0 955.8 1,065.5 684.2 772.2 724.2 1,001.8 1,005.2 1,007.1 Operating Costs $ million 495.8 476.4 517.6 413.3 446.3 381.4 366.4 523.4 470.5 Capital Costs $ million 322.2 381.7 255.1 295.2 329.3 443.6 433.5 275.4 344.4 Other $ million 39.6 33.8 32.6 27.4 24.2 31.5 21.3 37.1 8.1 Royalties $ million Government levies $ million 46.2 37.6 43.6 28.6 30.6 29.1 39.1 40.2 40.3 Rehabilitation & Closure $ million 6.0 4.8 4.8 4.4 4.0 4.0 4.0 3.1 0.0 Interest (if applicable) $ million Total Costs (Excl. Taxes) $ million 909.8 934.2 853.8 768.9 834.4 889.6 864.3 879.2 863.2 Taxes $ million 21.5 25.0 86.5 9.3 0.0 0.0 0.0 18.6 40.3 Cashflow $ million 71.7 -3.4 125.3 -94.1 -62.1 -165.4 137.5 107.4 103.6 Discounted cashflow at 11.0% (NPV) $ million 68.0 -2.9 96.5 -65.3 -38.9 -93.2 69.8 49.1 42.7 Unit 2035 2036 2037 2038 2039 2040 2041 2042 Open Pit LOM Processed mineral reserve koz 400 431 460 367 383 194 376 Recovery % 96 96 96 96 96 94 96 Sold koz 383 414 442 352 368 183 360 Stockpiles LOM Processed mineral reserve koz 19 1 8 75 80 136 61 83 Recovery % 96 96 96 96 96 94 96 91 Sold koz 18 1 7 72 77 129 58 76 Total Sold koz 401 415 450 424 445 311 419 76 Costs, Revenue and Cashflow Revenue $ million 801.6 830.0 899.7 848.0 890.3 622.6 837.3 151.9 Operating Costs $ million 545.4 612.8 585.3 421.5 423.1 350.5 419.1 92.5 Capital Costs $ million 256.7 198.0 184.0 284.9 193.2 152.3 18.6 2.5 Other $ million 31.6 20.8 30.7 16.0 24.9 30.2 11.9 55.6 Royalties $ million Government levies $ million 32.7 33.1 35.8 34.1 35.5 25.8 32.8 8.9 Rehabilitation & Closure $ million 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Interest (if applicable) $ million Total Costs (Excl. Taxes) $ million 866.5 864.7 835.8 756.5 676.6 558.8 482.4 159.4 Taxes $ million 4.2 0.0 0.0 18.9 56.1 15.2 93.0 10.2 Cashflow $ million -69.2 -34.7 64.0 72.6 157.7 48.6 261.9 -17.7 Discounted cashflow at 11.0% (NPV) $ million -25.7 -11.6 19.3 19.7 38.5 10.7 52.0 -3.2 Notes: a. The capital costs are based on the 31 December 2025 LOM mineral reserve schedule for proved and probable mineral reserves only. The mineral resource and exploration required to replace depletion is not included in this techno-economic assessment. b. No inferred mineral resources are included in the life of mine processing schedule or techno-economic evaluation. Source: Tarkwa CPR, 2025 The attributable gold, free-cashflow (FCF) and Net Present Value (NPV) for the Tarkwa LOM mineral reserve is summarised in Table 19.1.2. Table 19.1.2: Gold Fields 90 % Attributable Gold, FCF and NPV Sources Unit 2026 2027 2028 2029 2030 2031 2032 2033 2034 90 % Attributable gold koz 451.3 430.1 479.5 307.9 347.5 325.9 450.8 452.3 453.2 90 % Cashflow $ million 64.5 -3.4 112.8 -94.1 -62.1 -165.4 123.8 96.7 93.2 Unit 2035 2036 2037 2038 2039 2040 2041 2042 90 % Attributable gold koz 360.7 373.5 404.9 381.6 400.6 280.2 376.8 68.4 90 % Cashflow $ million -69.2 -34.7 57.6 65.3 141.9 43.7 235.7 -17.7 Discounted cashflow at 11.0% (NPV) $ million 178.9 Source: Tarkwa CPR, 2025 The expenditure for the Environmental, Social and Governance (Sustainable Development) commitments in the LOM mineral reserve is included in Table 19.1.1 to cover post reserve rehabilitation and closure costs. 19.2 Results of the economic analysis Tarkwa’s NPV based on discounting the cashflow in Table 19.1.1 at a 11.0 % discount rate is $226 million. Given the mine is operating and cashflow positive, the IRR and payback period are not relevant measures for the Property. 19.3 Sensitivity analysis Various sensitivity analyses were performed to ascertain the impact of changes in discount rates, operating cost forecasts and gold prices on NPV. Table 19.3.1 to Table 19.3.5 illustrates the different NPVs at a range of discount rates, operating cost forecasts and gold prices. Table 19.3.1: NPV sensitivity to changes in gold price Gold Price - real -15% -10% -5% 0% +5% +10% +15% +33% Gold Price ($/oz) 1,700 1,800 1,900 2,000 2,100 2,200 2,300 2,500 NPV ($ million) -645 -329 -36 226 476 717 900 1,361 Source: Tarkwa CPR, 2025 Table 19.3.2: NPV sensitivity to changes in grade Grade -15% -10% -5% 0% +5% +10% +15 % NPV ($ million) -645 -329 -36 226 476 717 956 Source: Tarkwa CPR, 2025 Table 19.3.3: NPV sensitivity to changes in capital costs Capital costs -15% -10% -5% 0% +5% +10% +15 % NPV ($ million) 482 399 314 226 137 49 -40 Source: Tarkwa CPR, 2025 Table 19.3.4: NPV sensitivity to changes in operating costs Operating costs -15% -10% -5% 0% +5% +10% +15 % NPV ($ million) 639 505 369 226 77 -71 -226 Source: Tarkwa CPR, 2025 Table 19.3.5: NPV sensitivity to changes in discount rate Discount Rate 4.0% 7.0% 11.0% 15.0% NPV ($ million) 442 324 226 167 Notes: NPV measured at 11.0 % discount rate Source: Tarkwa CPR, 2025 The qualified person is of the opinion that: a. The key assumptions, input parameters and methods applied to the economic analysis are realistic, appropriate and suitable for LOM mineral reserve and financial modelling. b. The techno-economic model is correctly based on the relevant mineral reserve mine plan physicals. c. The recent historic assumptions used to test the mineral reserve economic assumptions are appropriate. d. The material assumptions have been found to be valid and used correctly in the techno-economic studies. The discounted cashflow confirms economic viability with a NPV of $226 million at a discount rate of 11.0%. e. The techno-economic study for the mineral reserves excludes all inferred mineral resource material. 19.4 Book Value The economic analysis disclosed in Chapter 19 is in relation to the attributable mineral reserves only and excludes mineral resources and lower grade material. The assumptions, parameters and cashflows are only intended to support the mineral reserve declaration for the operation. Certain assumptions and estimates might differ from the long-term outlook or actual results of the operation, including the commodity prices used, which are materially different from current spot prices. Changes in these assumptions may result in significant changes to mine plans, cost models and the NPV of the operation. The mineral reserves will therefore by nature, not necessarily represent the total future economic benefit that can be derived from the Property. Net Book value of property plant and equipment consists mainly of land holdings, equipment at the process plant, mine infrastructure, mine development and mineral and surface rights. Tarkwa book value was $1.021 billion for 31 December 2025. on a 100 % basis. 20 Adjacent properties AngloGold Ashanti’s (AGA) Iduapriem Gold Mine (Iduapriem) is directly to the south of the Tarkwa Mine and mining the same ore bodies on strike of Teberebie and Kottraverchy, whilst the Damang Gold Mine is to the north. Both properties are currently operating. Damang is owned and operated by Abosso Goldfields Limited (AGL) of which GFGL holds a 90% interest and the Ghanaian Government the remaining 10%. AGL manages five Prospecting Licences (renewal currently pending) as well as two Mining Leases, namely the Damang Mining Lease and the Lima South Mining Lease covering 8,710 ha. No Mineral Reserves were disclosed for 2024 or 2025 at Damang, as processing of remaining SPs is not economic under conservative Reserve gold pricing. Damang will be handed back to the Ghanaian Government in April 2026. According to AGA’s website, Iduapriem is wholly owned by AGA. Iduapriem comprises four mining leases covering 13,967 ha. As with Tarkwa, Iduapriem is located within the Tarkwaian Group which forms part of the West African Craton. The qualified person is unable to verify the information listed for the properties adjacent to Tarkwa, and notes that this information is not necessarily indicative of the mineralisation on the Property that is the subject of this Technical Report Summary. Tarkwa is essentially standalone and has no or little reliance of neighbouring properties, and the proximity of any legal workings are not expected to interact in any way with Tarkwa. There are no overlapping lease and permit areas. In addition, it was not possible to verify the publicly disclosed information pertaining to Iduapriem. 21 Other relevant data and information Metal equivalents have not been disclosed. Gold Fields’ commitment to materiality, transparency and competency in its disclosure of its mineral resources and mineral reserves to regulators and in the public domain is of paramount importance to the qualified person and the Registrants Executive Committee and Board of Directors continue to endorse the Registrant's internal and external review and audit assurance protocols. This Technical Report Summary should be read in totality to gain a full understanding of Tarkwa’s mineral resource and mineral reserve estimation and disclosure process, including data integrity, estimation methodologies, modifying factors, mining and processing capacity and capability, confidence in the estimates, economic analysis, risk and uncertainty and overall projected property value. However, to ensure consolidated coverage of the Registrant's primary internal controls in generating mineral resource and mineral reserve estimates the following key point summary is provided: a. A comprehensive quality assurance and quality control (QA/QC) protocol is embedded at Tarkwa and all Gold Fields operations. It draws on industry leading practice for data acquisition and utilises national standards authority accredited laboratories which are regularly reviewed. Analytical QA/QC is maintained and monitored through the submission of sample blanks, certified reference material and duplicates and umpire laboratory checks. b. Group Technical (GT) is responsible for delivering technical excellence across geology; mining; long-term planning; geotechnical and backfill; metallurgy and processing; tailings, hydrology, and closure; asset management, energy and technology; and capital and projects. GT owns the estimation, governance, and reporting of resources and reserves, ensuring accuracy, transparency, and compliance. Through regular site engagements that combine assurance and active technical support, GT verifies estimates, aligns work with protocols, and addresses technical challenges in collaboration with QPs and SMEs. By integrating advanced technologies and rigorous review processes, GT drives robust, reliable, and value-driven resource and reserve reporting to support sustainable operations and informed decision-making. c. Independent audit review of fixed infrastructure is conducted annually with the appointed insurance auditor focused on plant, machinery and mine infrastructure risks. An effective structural and corrosion maintenance program with benchmark inspections is in place supported by equipment condition monitoring major critical component spares. Focus areas include the primary jaw crusher, ball mill shell or motor failure, structural failure of plant or conveyor, process tank failure and large transformer failure. Critical spares are well resourced and there are no large items not supported by on-site spares holdings. d. Mobile equipment is largely owned and well maintained by the mining contractor and there is some spare capacity in most of the fleets, or alternatively, hire units are readily available in the region. e. Processing controls include the preparation of quarterly plant metal accounting reconciliation reports by the mine sites which are reviewed by the VP Metallurgy in the GTS team. Any monthly reconciliation variance outside the limits provided within the Gold Fields Plant Metal Accounting Standard is flagged for follow up assessment and remediation if warranted. f. Tarkwa has a tailings management plan that promotes risk minimisation to operators and stakeholders over the lifecycle of each tailings storage facility (TSF). Tarkwa’s TSF’s are operated in accordance with the Registrants Group TSF Management Standards which are aligned with the Global Industry Standard on Tailings Management (GISTM, 2020) and the International Council on Metals & Mining’s (ICMM) Position Statement on preventing catastrophic failure of TSFs (December 2016). Active TSFs are subject to an independent, external audit every three years, as well as regular inspections and formal dam safety reviews by formally appointed Engineers of Record (EoR). Further improvements in tailings management are expected through achievement of compliance with the independently developed GISTM. g. The integration of Environmental, Social and Governance (ESG) themes into the estimation process continues as an important consideration for modifying factors, reasonable prospects for economic extraction (RPEE) assessments and to underpin the integrity of the mineral resources and mineral reserves. ESG issues and priorities are fully considered in the life of mine plan with particular emphasis on tailings management, integrated mine closure planning, security of energy and water and the social and regulatory license to operate. h. Gold Fields also follows an embedded process of third-party reviews to provide external, expert, independent assurance regarding mineral resource and mineral reserve estimates and compliance with relevant discloser rules and codes. In line with Gold Fields policy, every material property is reviewed by an independent third-party on average no less than once every three years, or when triggered by a material year-on-year change. Certificates of compliance are received from the companies that conduct the external audits which are also configured to drive continuous improvement in the estimation process. i. Importantly, Gold Fields endorses a well embedded risk and control matrix (RACM) configured to provide an annual assessment of the effectiveness of the registrants’ internal controls concerning the life of mine planning process and mineral resource and mineral reserve estimation and disclosure. j. The internal controls include coverage of the following (inter alia): i. Reasonableness of parameters and assumptions used in the mineral resource and mineral reserve estimation process. ii. Reasonableness of the interpretations applied to the geological model and estimation techniques. iii. Integrity in the mine design and scheduling, including reasonableness of the mine planning assumptions, modifying factors, cutoff grades, mining and processing methods and supporting key technical inputs such as year on year reconciliation, geotechnical, mining equipment, infrastructure, water, energy and economic analysis. iv. Provision of the necessary skills, experience and expertise at the mine sites and the Regions to undertake and complete the work with the required level of technical ability and competency, including professional registration as a qualified person. v. Alignment with the SK 1300 rule (guidance and instruction) for the disclosure of mineral resources and mineral reserves. vi. Review of the disclosure of the registrants’ mineral resources and mineral reserves process. k. Because of its inherent limitations, internal controls may not prevent or detect all errors or misstatements. Also, projections of any valuation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate. RCubed® is a proprietary cloud-based disclosure system adopted by Gold Fields to enhance the level governance and data security concerning mineral resource and mineral reserve disclosure across all Registrants properties. It ensures transparency and auditability for all data verification checks, information stage gating, the approvals process and confirmation of qualified person credentials. The RCubed® disclosure system is being incorporated into the SOX RACM matrix to support the mineral resource and mineral reserve disclosure. 22 Interpretations and conclusions 22.1 Interpretations and conclusions Tarkwa continues to operate as a world-class, long-life surface mining operation with robust mineral reserves supporting a 17-year life-of- mine (LOM). The current LOM mineral reserve is based on in-pit mining activities continuing until 2041, the SHL material is then treated fully through the CIL plant until 2042. It is estimated that the current mineral reserves will be depleted in 2042 (17 years). Potential life extensions to the open pits will require additional exploration and completion of relevant studies. On-lease palaeoplacer exploration, resource extensional and infill drilling will continue and more conversion to mineral reserves is envisaged proximal to the Akontansi Ulap south, as well as the Teberebie down dip extension of the existing pits. Tarkwa’s exploration program in 2022 remained focused on the on-lease palaeoplacer potential by delineating new resources upgrading known resource areas at Ulap East and South, Teberebie East and Akontansi-Ridge. Efforts will be made to test early-stage targets with the view to defining additional gold mineral resources which could potentially be of higher grade and lower strip ratio for conversion to mineral reserves. As constraining pit shells expand under increased gold price and increased operating efficiencies reduce mining costs, opportunities for mineral resource conversion in the near-mine space, is also envisaged. Tarkwa’s exploration programme in 2024 focused on drilling the Kottraverchy underground mining proof of concept volume; and follow up activities on a few exploration targets located in the hydrothermal type mineralisation area near Kobada and north of Kottraverchy. 22.2 Risks The views expressed in this Technical Report Summary are based on the fundamental assumption that the required management resources and management skills are in place to achieve the LOM mineral reserve plan projections for Tarkwa. Climate change is an integral part of the mineral reserve generation process. Incorporating relevant costs associated with climate change, primarily decarbonisation, mitigation and adaptation to the changing climate, is a key theme for the Registrant. Integration of these key elements into the mineral reserve process is being carried out progressively and simultaneously across all of Gold Fields’ sites. The mineral reserve estimates contained in this report should not be interpreted as assurances of the economic life or the future profitability of Tarkwa. Mineral reserves are by definition estimates based on the factors and assumptions described herein, thus future mineral reserve estimates may need to be revised. For example, if production costs increase or metal prices decrease, a portion of the current mineral resources, from which the mineral reserves are derived, may become uneconomic resulting in a reduction in mineral reserves. The LOM mineral reserve plans include forward-looking technical and economic parameters and involve a number of risks and uncertainties that could cause actual results to differ materially. The LOM mineral reserve plan for Tarkwa has been reviewed in detail for appropriateness, reasonableness and viability, including the existence of and justification for departure from historical performance. The qualified person is of the opinion and considers that the techno-economic model and the financial cashflow model are based on sound reasoning, engineering judgement and it is a technically achievable mine plan, within the context of the risks associated with the gold mining industry. The LOM mineral reserve plan includes forward-looking technical and economic parameters and involve various risks and uncertainties that could cause actual results to differ materially. The business of gold mining by its nature involves significant risks and hazards, including environmental hazards and industrial accidents. Hazards associated with Gold Fields’ mining operations generically include: • Ground and surface water pollution as a result of spillage or seepage from tailings storage facilities, heap leach processing operations and the use of hazardous substances to facilitate the gold extraction process. • Contractor mining performance. • Incidents associated with the operation of large waste and ore transportation equipment. • Incidents associated with ore blasting operations. • Failure of the open pit walls. • Failure of a TSF embankment and inundation of downstream areas. • Production disruptions due to inclement weather. • Incidents associated with operating waste rock dumps, production stockpiles and associated crushing and conveyor equipment. The occurrence of any of these hazards could delay or impact production, increase production costs and result in certain liability for Tarkwa. The operation may also be subject to a range of operational, infrastructure and labour risks, including actions by labour groups or other interested parties who object to perceived conditions at the mines or to the perceived environmental impacts. These actions may delay or halt production or may create negative publicity. They include amongst others: • The inability of the operation to hire and retain sufficient technically skilled employees may result in its business being adversely affected. Tarkwa has historically had a relatively low labour turnover and Ghana generally has sufficient skilled labour to support the mining industry so this risk is low. • Gold Fields relies on contract mining at its Tarkwa operation. Operations utilising contract mining are subject to a number of risks, including contract execution, disputes and litigation, and regulatory and labour risks, which could result in additional costs and liabilities, particularly in stressed labour markets. Mining contractors are also vulnerable to issues relating to commerciality, liquidity and solvency, which may result in Gold Fields providing additional financial support to its mining contractors. Such issues may be particularly acute in volatile macroeconomic or hyperinflationary environments. • A proportion of Tarkwa's mining contractors are unionised and participated in a "go-slow" at the Tarkwa mine in December 2025 during a wage negotiation process. There is no guarantee that similar or other industrial actions will not be taken in the future. • Power stoppages, fluctuations and power cost increases may adversely affect the financial viability of the Mines. This is offset by a direct link into the VRA power circuit and the onsite establishment of an independent power plant in 2016. • Illegal mining operations in the vicinity of the Property could disrupt mining operations. There are however no illegal operations on site. Financial risks are assessed through sensitivity analysis. The Tarkwa operation is also subject to risks associated with the renewal of its mining leases and its Development Agreement, which could render continued mining at Tarkwa less economical or limit Gold Fields’ ability to continue mining at Tarkwa altogether. The key risks in this regard include: • Five of Gold Fields' six mining leases and its existing Development Agreement at Tarkwa are due to expire in April 2027, and there is no guarantee that these will be renewed, or if renewed, that the terms will be as favourable as those currently in place • The Government of Ghana has indicated its intention to progress material amendments to the Minerals and Mining Act (Act 703), including the introduction of a maximum term of 10 years for mining lease renewals and the abolition of development agreements. The existing Development Agreement is of significant importance to the Tarkwa operation as it provides a range of fiscal concessions and includes key stabilising provisions in relation to taxes, royalties and other matters. • To the extent that the Tarkwa mining leases are renewed on terms that are less favourable than those currently in place (including as a result of the abolition of development agreements and any changes to the applicable fiscal regime), Gold Fields' costs at Tarkwa could increase materially, including through higher taxes and royalties and the loss of other fiscal concessions. For example, legislation was introduced under the Minerals and Mining (Royalties) Regulations 2025 to increase the applicable gold royalty rate from a sliding scale of 3-5% to 5-12%. This change will apply to Tarkwa after April 2027 and its applicability will depend on the terms of any development agreement renewal. • If the Tarkwa mining leases are not renewed by the Government of Ghana, Gold Fields would be required to cease mining operations at Tarkwa entirely. The major risks specific to Tarkwa are based on a formal risk review and assessment and are summarised below. Senior management review and update the risk register on routine basis, which is reported to Group on a quarterly basis. Tarkwa Key Risks • Renewal of the five mining leases under the Tarkwa property lease which expire in 2027, and the terms of any such renewal • Renewal of the Development Agreement, which expires in 2027 • Costs rise above business plan reserve cut-off grades • Safety consequence events resulting in harm to people and business interruption. • Impact of fiscal and government policy changes • Replacement of resources and reserves • Main mining contractor relationship Notes: See "Risks related to Gold Fields’ operations and industry" section of the current Gold Fields Form 20-F and the current IAR for emerging and perceived risk. 23 Recommendations The Tarkwa mineral reserves currently support a 17-year LOM mineral reserve plan that values the operation at an NPV of $226 million using 11% discount rate and the mineral reserve gold price of $2,000/oz. It is recommended that further exploration is carried out on reef extensions which have good probability of extending mine life, while the longer term hydrothermal mineralisation potential is assessed as described in the exploration section. The Tarkwa mineral resource and mineral reserve are reasonable estimates. The qualified person is of the opinion that there are no additional phases of work required to enhance this disclosure. 24 References The primary reference documents that have written consent to be used by the appointed Gold Fields Lead Qualified Persons Technical Report Summary are. Primary reference is the Tarkwa Competent Person Report 31 December 2025 for mineral Resources and mineral reserves. This report has written consent from Alex Trueman who is the Gold Fields appointed Lead Competent Person or Qualified person for Tarkwa Gold Mine. Alex Trueman has accepted responsibility for the Competent Person Report 31 December 2025 for mineral resource and mineral reserves as a whole. The Tarkwa Competent Person Report 31 December 2025 for mineral resources and mineral reserves is referred to in this document as “Tarkwa CPR, 2025”. International Society for Rock Mechanics, ISRM, (1978) standards the Ulap (2019), Kobada (2016) and SHL (2012) Tarkwa University. 2021 PHC General Report Vol 3A_Population of Regions and Districts_181121 25 Reliance on information provided by the Registrant In the preparation of this TRS, the qualified person relied upon information provided by the Registrant and other internal specialists with regards to governmental factors as well as legal matters outside the expertise of the qualified person, such as statutory and regulatory interpretations affecting the mine plan. The qualified person has identified information provided by the Registrant for Tarkwa that requires noting under the reliance on information provided. • The qualified person has relied on the legal and governmental information provided by the the Registrant with respect to the 2027 renewal of the Tarkwa Mining Licence and the expected extension to the end of the 2025 mineral reserve. 26 Definitions Adequate geological evidence When used in the context of mineral resource determination, means evidence that is sufficient to establish geological and grade or quality continuity with reasonable certainty. Conclusive geological evidence When used in the context of mineral resource determination, means evidence that is sufficient to test and confirm geological and grade or quality continuity. Cut-off grade Is the grade (i.e.,  the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cutoff grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cutoff grade include net smelter return, pay limit and break-even stripping ratio. Development stage issuer Is an issuer that is engaged in the preparation of mineral reserves for extraction on at least one material property. Development stage property Is a property that has mineral reserves disclosed, pursuant to this subpart, but no material extraction. Economically viable When used in the context of mineral reserve determination, means that the qualified person has determined, using a discounted cashflow analysis, or has otherwise analytically determined, that extraction of the mineral reserve is economically viable under reasonable Investment and market assumptions. Exploration results Are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of mineral resources or mineral reserves. A Registrant must not use exploration results alone to derive estimates of tonnage, grade and production rates, or in an assessment of economic viability. Exploration stage issuer Is an issuer that has no material property with mineral reserves disclosed. Exploration stage property Is a property that has no mineral reserves disclosed. Exploration target Is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a mineral resource. Feasibility study Is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. 1. A feasibility study is more comprehensive, and with a higher degree of accuracy, than a preliminary feasibility study (or pre- feasibility study). It must contain mining, infrastructure and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. 2. The confidence level in the results of a feasibility study is higher than the confidence level in the results of a preliminary feasibility study (or pre-feasibility study). Terms such as full, final, comprehensive, bankable, or definitive feasibility study are equivalent to a feasibility study. Final market study Is a comprehensive study to determine and support the existence of a readily accessible market for the mineral. It must, at a minimum, include product specifications based on final geologic and metallurgical testing, supply and demand forecasts, historical prices for the preceding five or more years, estimated long term prices, evaluation of competitors (including products and estimates of production volumes, sales and prices), customer evaluation of product specifications and market entry strategies or sales contracts. The study must provide justification for all assumptions, which must include assumptions concerning the material contracts required to develop and sell the mineral reserves. Indicated mineral resource Is that part of a mineral resource for which quantity and grade or quality are estimated based on adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to probable mineral reserve. Inferred mineral resource Is that part of a mineral resource for which quantity and grade or quality are estimated based on limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

Initial assessment Is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of mineral resources. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of mineral resources but cannot be used as the basis for disclosure of mineral reserves. Investment and market assumptions When used in the context of mineral reserve determination, includes all assumptions made about the prices, exchange rates, interest and discount rates, sales volumes and costs that are necessary to determine the economic viability of the mineral reserves. The qualified person must use a price for each commodity that provides a reasonable basis for establishing that the project is economically viable. Limited geological evidence When used in the context of mineral resource determination, means evidence that is only sufficient to establish that geological and grade or quality continuity are more likely than not. Material Has the same meaning as under Part 230.405 or Part 240.12b-2. The term material, when used to qualify a requirement for the furnishing of information as to any subject, limits the information required to those matters to which there is a substantial likelihood that a reasonable investor would attach importance in determining whether to purchase the security registered. Material of economic interest When used in the context of mineral resource determination, includes mineralisation, including dumps and tailings, mineral brines and other resources extracted on or within the earth's crust. It does not include oil and gas resources resulting from oil and gas producing activities, as defined in Part 210.4-10(a)(16)(i) of this chapter, gases (e.g., helium and carbon dioxide), geothermal fields and water. Measured mineral resource Is that part of a mineral resource for which quantity and grade or quality are estimated based on conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve. Mineral reserve Is an estimate of tonnage and grade or quality of indicated mineral resources and measured mineral resources that in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Mineral resource Is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralisation, considering relevant factors such as cutoff grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. Modifying factors Are the factors that a qualified person must apply to indicated mineral resources and measured mineral resources and then evaluate in order to establish the economic viability of mineral reserves. A qualified person must apply and evaluate modifying factors to convert measured mineral resources and indicated mineral resources to proven mineral reserves and probable mineral reserves. These factors include but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. Preliminary feasibility study (or pre-feasibility study) Is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. 1. A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the indicated mineral resources and measured mineral resources may be converted to mineral reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable. 2. A pre-feasibility study is less comprehensive and results in a lower confidence level than a feasibility study. A pre-feasibility study is more comprehensive and results in a higher confidence level than an Initial assessment. Preliminary market study Is a study that is sufficiently rigorous and comprehensive to determine and support the existence of a readily accessible market for the mineral. It must, at a minimum, include product specifications based on preliminary geologic and metallurgical testing, supply and demand forecasts, historical prices for the preceding five or more years, estimated long term prices, evaluation of competitors (including products and estimates of production volumes, sales and prices), customer evaluation of product specifications and market entry strategies. The study must provide justification for all assumptions. It can, however, be less rigorous and comprehensive than a final market study, which is required for a full Feasibility study. Probable mineral reserves Is the economically mineable part of an indicated mineral resource and, in some cases, a measured mineral resource. Production stage issuer Is an issuer that is engaged in material extraction of mineral reserves on at least one material property. Production stage property Is a property with material extraction of mineral reserves. Proven mineral reserve Is the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource. Qualified person Is an individual who is: 1. A mineral industry professional with at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the Registrant; and 2. An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. For an organisation to be a recognised professional organisation, it must: i. Be either: A. An organisation recognised within the mining industry as a reputable professional association; or B. A board authorised by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field; ii. Admit eligible members primarily on the basis of their academic qualifications and experience; iii. Establish and require compliance with professional standards of competence and ethics; iv. Require or encourage continuing professional development; v. Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and vi. Provide a public list of members in good standing. Relevant experience Means, for purposes of determining whether a party is a qualified person, that the party has experience in the specific type of activity that the person is undertaking on behalf of the Registrant. If the qualified person is preparing or supervising the preparation of a technical report concerning exploration results, the relevant experience must be in exploration. If the qualified person is estimating, or supervising the estimation of mineral resources, the relevant experience must be in the estimation, assessment and evaluation of mineral resource and associated technical and economic factors likely to influence the prospect of economic extraction. If the qualified person is estimating, or supervising the estimation of mineral reserves, the relevant experience must be in engineering and other disciplines required for the estimation, assessment, evaluation and economic extraction of mineral reserves. 1. Relevant experience also means, for purposes of determining whether a party is a qualified person, that the party has experience evaluating the specific type of mineral deposit under consideration (e.g., coal, metal, base metal, industrial mineral, or mineral brine). The type of experience necessary to qualify as relevant is a facts and circumstances determination. For example, experience in a high-nugget, vein-type mineralisation such as tin or tungsten would likely be relevant experience for estimating mineral resources for vein-gold mineralisation, whereas experience in a low grade disseminated gold deposit likely would not be relevant. Note 1 to paragraph (1) of the definition of relevant experience: It is not always necessary for a person to have five years' experience in every type of deposit to be an eligible qualified person if that person has relevant experience in similar deposit types. For example, a person with 20 years' experience in estimating mineral resources for a variety of metalliferous hard-rock deposit types may not require as much as five years of specific experience in porphyry-copper deposits to act as a qualified person. Relevant experience in the other deposit types could count towards the experience in relation to porphyry-copper deposits.. 2. For a qualified person providing a technical report for mineral resource estimates, relevant experience also requires, in addition to experience in the type of mineralisation, sufficient experience with the sampling and analytical techniques, as well as extraction and processing techniques, relevant to the mineral deposit under consideration. Sufficient experience means that level of experience necessary to be able to identify, with substantial confidence, problems that could affect the reliability of data and issues associated with processing. 3. For a qualified person applying the modifying factors, as defined by this section, to convert mineral resources to mineral reserves, relevant experience also requires: i. Sufficient knowledge and experience in the application of these factors to the mineral deposit under consideration; and ii. Experience with the geology, geostatistics, mining, extraction and processing that is applicable to the type of mineral and mining under consideration. 27 Signature Page Qualified person Signature Date Alex Trueman /s/ Alex Trueman 30 March 2026 Rachel Proud /s/ Rachel Proud 30 March 2026 Daniel Hillier /s/ Daniel Hillier 30 March 2026 Johan Boshoff /s/ Johan Boshoff 30 March 2026 Peter Andrews /s/ Peter Andrews 30 March 2026